      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1999

                                                   REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                                  ORIUS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                      1731                                                      65-0894212
(Primary Standard Industrial Classification Code Number)             (I.R.S Employer Identification Number)

                           1401 FORUM WAY, SUITE 400
                         WEST PALM BEACH, FLORIDA 33401
                                  561-687-8300
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                              WILLIAM J. MERCURIO
                           1401 FORUM WAY, SUITE 400
                         WEST PALM BEACH, FLORIDA 33401
                                  561-687-8300
            (Name, Address Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                            ------------------------

                                  (copies to)

            Donn A. Beloff                           Jorge L. Freeland
   Akerman, Senterfitt & Eidson, P.A.                 White & Case LLP
      450 East Las Olas Boulevard                 200 S. Biscayne Boulevard
     Fort Lauderdale, Florida 33301                 Miami, Florida 33131
              954-463-2700                              305-371-2700
        954-463-2224 (facsimile)                  305-358-5744 (facsimile)

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED(1)       AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common stock, par value $.0001 per share...........     $150,000,000                          $41,700
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                                        SUBJECT TO COMPLETION,
                                                         DATED JUNE     , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     Shares

                               [ORIUS LOGO] (sm)

                                  Common Stock

     Orius is a leading provider of installation, design, engineering and maintenance services for the telecom industry. This is our initial public offering of shares of common stock. We are offering _____ shares and selling stockholders are offering ____ shares. Orius will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     No public market currently exists for our shares. We intend to list the shares on the New York Stock Exchange under the symbol "ORS." We expect that the initial public offering price will be between ____ and _____ per share. The market price of the shares of common stock after this offering may be higher or lower than the initial public offering price.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                           PER SHARE     TOTAL
                                                           ---------     -----
     Public offering price..............................
     Underwriting discounts and commissions.............
     Proceeds, before expenses, to Orius................
     Proceeds to the selling stockholders...............

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We and certain selling stockholders have granted the underwriters an option to purchase up to ________ additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. See "Plan of Distribution."

                          ----------------------------

     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares of common stock against payment in Baltimore, Maryland on _______, 1999.

                              JOINT LEAD MANAGERS

BT Alex. Brown                                   Banc of America Securities LLC
                  Morgan Keegan & Company, Inc.
                                    The Robinson-Humphrey Company

                         Prospectus dated       , 1999.

                               PROSPECTUS SUMMARY

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING ORIUS AND ITS FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS DOCUMENT. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ____________ FOR ONE STOCK SPLIT TO BE EFFECTED IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING. WHEN REFERRING TO TELECOM, WE MEAN TELECOMMUNICATIONS PROVIDERS AND CABLE TELEVISION SYSTEMS OPERATORS. WHEN REFERRING TO ORIUS, WE MEAN ORIUS AND ITS SUBSIDIARIES AND PREDECESSOR.

OUR COMPANY

         We are a leading provider of installation, design, engineering and maintenance services for the telecom industry in the United States. We also install, design, engineer and maintain premise wiring for integrated voice, data and video networks in commercial, institutional and governmental facilities. Our customers utilize our services to (1) add capacity to their existing networks, (2) maintain their existing fiber-optic, coaxial and copper cable infrastructure and (3) expand their networks into new geographic markets.

         Our principal customers are telecommunications providers and cable television system operators including TCI, Time Warner, MediaOne, Jones Intercable, U.S. West, Southwestern Bell, GTE, MCI WorldCom, Cox Communications, Charter Communications and Digital Teleport. Approximately 80% of our pro forma revenues in 1998 were generated from repeat customers, often under turnkey or master service agreements. The demand for our services has accelerated as (1) traditional telecommunications and cable television industries have converged,
(2) our telecom provider customers have encountered rapid growth in voice and data traffic over their networks and (3) many of our customers have identified outsourcing as an efficient means to expand, maintain and replace their infrastructure.

         We were formed in August 1997 to create a nationwide provider of comprehensive telecom infrastructure services. We have completed 13 acquisitions since March 1998 and currently perform work nationwide. We had pro forma revenues for the year ended December 31, 1998 of approximately $265 million, of which 47% was attributable to cable television infrastructure services, 29% was attributable to telecommunications infrastructure services and 24% was attributable to premise wiring and other services.

         We estimate that the market for telecom infrastructure services exceeded $15 billion in 1998. We believe that our industry presents substantial growth opportunities for large companies with broad geographic coverage, comprehensive technical capabilities, and responsive and quality service. Growth in our industry has been driven by the following trends:

         o         telecom deregulation

         o         growth in bandwidth demand

         o         increased outsourcing

         o         telecom consolidation

         o         emergence of preferred service providers, and

         o         consolidation of our fragmented industry.

         To enhance our position as a leading provider of comprehensive telecom infrastructure services, we intend to supplement our strong internal growth with selective acquisitions. The businesses we have acquired have achieved internal growth on a combined basis at a compound annual rate of 16% between 1996 and 1998. As the size of, and services offered by, telecom providers have expanded, they are increasingly requiring telecom infrastructure service providers to offer installation, design, engineering and maintenance services simultaneously in multiple geographic regions. Many of the smaller companies in our industry do not have the financial resources necessary to provide comprehensive services over a broad geographic area or the ability to manage multiple projects. As a result, we believe that there will continue to be consolidation within our industry and a large number of attractive acquisition candidates.

BACKGROUND

         Our company was formed by members of our senior management team to create a nationwide provider of comprehensive telecom infrastructure services. The founding members of our executive management each have an average of 30 years of experience within our industry. In March 1998, we acquired four businesses with operations in 28 states that provide telecom infrastructure services to cable television system operators. These businesses had combined 1998 revenues of approximately $66 million. Principal customers of these businesses include TCI, Adelphia, Time Warner, Cablevision, Ameritech, Bell Atlantic and Jones Intercable.

         In June 1998 and August 1998, we acquired four additional businesses with operations in 16 states that expanded our geographic coverage and resources to service cable television system operators and enabled us to broaden our customer base to include telecommunications providers. These additional acquisitions had combined 1998 revenues of approximately $56 million. Principal customers of these businesses include MediaOne, Cox Communications, Falcon, Media Com and Intermedia.

RECENT DEVELOPMENTS

         RECENT ACQUISITIONS

         In February 1999, we acquired four additional businesses with operations in 17 states and combined 1998 revenues of approximately $113 million. These companies offer telecom infrastructure services primarily to telecom providers and, to a lesser extent, cable television system operators, and premise wiring services to a variety of commercial and government entities.

         In May 1999, we acquired Texel Corporation with operations in six states and the District of Columbia and 1998 revenues of approximately $30 million. Texel provides premise wiring services to commercial, institutional and government entities.

         NEW AND AMENDED CREDIT FACILITY

         In February 1999, we entered into a new $145 million credit facility with a syndicate of financial institutions. The credit facility provides for a $120 million term loan facility and a $25 million revolving credit facility. In May 1999, we increased our borrowing capacity from $145 million to $170 million to fund the Texel acquisition. As of May 26, 1999, the aggregate outstanding principal indebtedness under our current credit facility was approximately $164 million.

         Orius is a Delaware corporation and our principal executive offices are located at 1401 Forum Way, Suite 400, West Palm Beach, Florida 33401. Our telephone number is (561) 687-8300.

                                  THE OFFERING

         The following information, and similar information throughout this prospectus relating to shares to be outstanding after this offering, assumes that the underwriters do not exercise the option granted by us to purchase up to _______ additional shares.


Common stock offered by Orius..........................  _____________________ shares

Common stock offered by the selling stockholders.......  _____________________ shares

Total..................................................  _____________________ shares

Common stock to be outstanding after this offering.....  _____________________ shares (1)

Use of proceeds........................................  We will use the net proceeds of this offering to reduce existing indebtedness and for general corporate purposes,
                                                         including possible acquisitions.

Over-allotment option..................................  We and the selling stockholders have granted the underwriters an option to purchase up to _______
                                                         additional shares of common stock.

Proposed New York Stock Exchange symbol................  ORS

----------------------
(1) Excludes ____________ shares of common stock issuable upon exercise of outstanding warrants and options at a weighted average exercise price of $______ per share, and ____________ shares reserved for future grants under our stock option plan.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

         We were formed in August 1997 to create a nationwide provider of comprehensive telecom infrastructure services. We acquired eight businesses in 1998 and five additional businesses in 1999. While the businesses were acquired at various dates during 1998 and 1999, the following pro forma statements of operations are presented as if all such acquisitions and this offering had occurred on January 1, 1998. The following pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999.

         The unaudited pro forma financial information presented below is intended to give you a better understanding of what the results of the operations and financial position of all of our businesses might have looked like had they been combined as of January 1, 1998. We prepared the pro forma statements of operations by combining the historical results of each acquired company as if it had been acquired on January 1, 1998 with our historical financial statements. We then adjusted the combined amounts for the effects of certain other pro forma adjustments discussed in the footnotes below and the consummation of this offering. The acquired businesses may have performed differently if they had been combined as of January 1, 1998. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience.

         You should read the summary financial data presented below in conjunction with the information contained in "Selected Pro Forma Financial Data", "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.


                                                         Year Ended               Three Months Ended        Three Months Ended
                                                      December 31, 1998             March 31, 1998            March 31, 1999
                                                ------------------------------  ---------------------  ----------------------------
                                                                    Pro forma,             Pro forma                     Pro forma
                                                           Pro         as         Pro        as                  Pro       as
                                                Actual   forma(a)  Adjusted(b)  forma(a)  Adjusted(b)  Actual  forma(a) Adjusted(b)
                                                ------   --------  -----------  --------  -----------  ------  -------- -----------
OPERATING DATA:
        REVENUES:                              $ 81,551  $264,740   $    --     $ 52,032   $    --    $ 46,069 $ 68,372  $    --

        EXPENSES:
          Direct costs                           59,896   193,329        --       40,013        --      36,224   51,630       --
          General and administrative              8,645    24,851        --        5,130        --       4,540    6,925       --
          Depreciation and amortization           3,567     9,724        --        2,431        --       1,808    2,431       --
                                               --------  --------   -------     --------   -------    -------- --------  -------
              Total                              72,108   227,904        --       47,574        --      42,572   60,986

        INCOME FROM OPERATIONS                    9,443    36,836        --        4,458        --       3,497    7,386       --

        OTHER (INCOME) EXPENSE:
          Interest expense, net                   2,508    14,261        --        3,565        --       2,160    3,565       --
          Other (income) expense                    (72)     (222)       --          (70)       --         (26)      29       --
                                               --------  --------   -------     --------   -------    -------- --------  -------
        INCOME BEFORE INCOME TAX PROVISION
         AND EXTRAORDINARY CHARGE                 7,007    22,797        --          963        --       1,363    3,792       --
        PROVISION FOR INCOME TAXES                3,283     9,917        --          419        --         692    1,627       --
                                               --------  --------   -------     --------   -------    -------- --------  -------
        INCOME BEFORE EXTRAORDINARY
         CHARGE                                $  3,724  $ 12,880   $    --     $    544   $    --    $    671 $  2,165  $    --
                                               ========  ========   =======     ========   =======    ======== ========  =======


PER SHARE DATA:
        Diluted earnings per share
        Diluted shares outstanding




                                                                                              At March 31, 1999
                                                                               ------------------------------------------------
                                                                                                                   Pro forma,
                                                                                 Actual         Pro forma(a)     as Adjusted(b)
                                                                               ----------       ------------     --------------
BALANCE SHEET DATA:
        Cash and cash equivalents                                              $     --          $  2,126          $     --
        Working capital                                                          37,810            41,274                --
        Property and equipment, net                                              35,314            36,324                --
        Total assets                                                            198,694           233,551                --
        Long term debt                                                          111,329           134,779                --
        Convertible preferred stock and redemption rights on
            junior convertible subordinated note(c)                              21,526            21,526                --
        Total stockholders' equity                                                8,815            12,126                --

----------------------
(a) For an explanation of the calculation of the pro forma adjustments, see "Selected Pro forma Financial Data."

(b) Adjusted to give effect to the sale of the shares of common stock offered by us and the application of the net proceeds therefrom. See "Use of Proceeds."

(c) The convertible preferred stock (Preferred Stock) and the junior convertible subordinated note (Junior Note) contain provisions for the conversion of those securities at the discretion of the security holder. At March 31, 1999, the Preferred Stock and the Junior Note were convertible into ________ and ________ shares of common stock, respectively.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A LIMITED HISTORY OF OPERATING AND INTEGRATING OUR ACQUIRED BUSINESSES

         We were founded in August 1997 but conducted no operations and generated no revenues prior to acquiring four businesses in March 1998. These four businesses and the other businesses we have acquired since March 1998 have been operating as separate subsidiaries and we expect that these businesses and any others we acquire will continue to operate as separate subsidiaries with a large degree of operating autonomy. To manage the combined enterprise on a profitable basis, we must continue to institute certain necessary common systems and procedures. We intend to continue to integrate the computer, accounting and financial reporting systems, and certain of the operational, administrative, banking and insurance procedures of the businesses we acquire. However, we cannot be certain that we will successfully institute these common systems and procedures. In addition, we cannot be certain that our recently assembled management group will be able to successfully manage the businesses we acquire as a combined entity and effectively implement our operating or growth strategies. This integration process will require substantial time and attention on the part of our management. We may not be able to successfully integrate the operations of these companies, if at all. If we are unable to integrate or successfully manage the companies we have acquired, our business, financial condition and results of operations could be materially and adversely affected.

THERE ARE RISKS RELATED TO OUR OPERATING AND INTERNAL GROWTH STRATEGIES

         A key element of our strategy to increase the profitability and revenues of the businesses we acquire is to operate such businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business. If we do not implement proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices at the businesses we acquire, and our overall profitability could be adversely affected. Another key element of our strategy is our ability to generate internal growth which will be affected by, among other factors, our ability to:

         o        expand the range of services we offer to customers

         o        attract new customers

         o increase the number of projects performed for existing customers

         o        hire and retain employees

         o        open additional facilities, and

         o        reduce operating and overhead expenses.

         Many of the factors affecting our ability to generate internal growth may be beyond our control and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNSUCCESSFUL IN INTEGRATING COMPANIES THAT WE ACQUIRE INTO OUR OPERATIONS

         We have grown rapidly through the acquisition of our 13 existing operating subsidiaries. We intend to make additional acquisitions on a selective basis as opportunities arise. We expect to face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. We cannot be sure that we will be able to identify, acquire or profitably manage additional businesses. We also cannot be sure that we can integrate successfully any businesses we acquire with our other operations without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks which could materially and adversely affect our business, financial condition and results of operations. These special risks include:

         o failure of the acquired businesses to achieve the results we expect

         o diversion of our management's attention from operational matters

         o our inability to retain key personnel of the acquired businesses

         o        risks associated with unanticipated events or liabilities

         o difficulties integrating the operations and personnel of acquired companies

         o        the potential disruption of our business

         o the difficulty of maintaining uniform standards, controls, procedures and policies, and

         o customer dissatisfaction or performance problems at the acquired business which may materially and adversely affect the reputation of our company.

WE MAY NOT HAVE ACCESS TO SUFFICIENT FUNDING TO FINANCE FUTURE ACQUISITIONS

         We cannot readily predict the timing, size and success of our acquisition efforts or the capital we will need for these efforts. We may use our common stock for all or a portion of the consideration for future acquisitions. These issuances could have a dilutive effect on our stockholders. If our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources to pursue our acquisition program. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If we seek more debt, we may have to agree to financial covenants that limit our operational and financial flexibility. If we seek more equity, we may dilute the ownership interests of our then existing stockholders. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us. We are required to obtain the consent of our lenders for acquisitions exceeding a certain level of cash consideration. If we cannot secure additional financing on acceptable terms, we may be unable to pursue our acquisition strategy successfully and we may be unable to support our growth strategy.

MOST OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE

         A substantial number of our contracts are cancelable upon short notice. Accordingly, we cannot give assurance that our future revenues will approximate our historical performance. If any canceled contracts are not replaced with contracts from other customers, or if the other parties to our master service agreements do not submit orders to us, our business, financial condition and results of operations will be materially and adversely affected.

         A substantial amount of our backlog can be canceled at any time without penalty, except, in some cases, for the recovery of our actual committed costs and profit on work performed up to the date of cancelation. Cancelations of pending purchase orders or terminations or reductions of purchase orders in progress from our customers could have a material adverse effect on our business, financial condition and operating results. Our backlog may fluctuate and does not necessarily indicate the amount of future sales. As of March 31, 1999, our backlog was approximately $368 million. Of that amount, approximately $200 million is for work scheduled to be performed in 1999 and approximately $120 million is for work scheduled to be performed in 2000. Approximately $16.5 million of our backlog represents work subject to performance bonds and we may be required to pay liquidated damages if we fail to perform in a timely manner. Two of our customers, TCI and US West, each represent over 15% of our backlog.

         We cannot be certain we will receive revenues under our master service agreements or turnkey agreements. Under our master service agreements, we may be one of several companies that perform services for the customer and our customers have no obligation to undertake any installation projects or other work with us. Therefore, despite the long-term nature of these master service agreements, they do not give us the security that typical long-term contracts may provide. Under our turnkey agreements, the substantial working capital and equipment required during the initial stages of these agreements and the fixed unit-priced nature of these agreements expose us to additional risks. A significant decline in work assigned to us under these contracts could also materially and adversely affect our results of operations.

WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES

         Our ability to provide high-quality services on a timely basis requires that we employ an adequate number of skilled engineers, equipment operators, linemen, foremen, cable and fiber splicers and project managers. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to attract, train and retain skilled personnel. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

WE MAY BE UNABLE TO ADJUST TO CHANGES IN THE TELECOM INDUSTRY AND TO CHANGES IN TECHNOLOGY

         A number of factors could adversely affect our customers and their ability or willingness to fund capital expenditures in the future, which in turn could have a material adverse effect on our results of operations. These factors include the potential adverse nature of, or the uncertainty caused by:

         o        governmental regulation

         o        technological changes

         o        increased competition

         o        increased consolidation

         o        adverse financing conditions for the industry, and

         o        general economic conditions.

         The telecom industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. Telecom providers may develop new technologies that allow users to receive enhanced services without a significant upgrade of the existing telecom infrastructure. These new technologies could reduce the need for installation, repair and replacement of wireline services, which could reduce the demand for our business and adversely affect our financial condition and results of operations.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES IN THE INDUSTRY

         Our industry is highly competitive and is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. There are no substantial barriers to entry in our industry and we expect that competition will intensify in the future. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we can provide such services. Certain of our competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to us. As a result, they may be able to develop and expand their customer base more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We cannot assure you that we will be able to maintain or enhance our competitive position.

         We also face competition from the in-house service organizations of our existing or prospective customers. Telecom providers usually employ personnel who perform some of the same types of services as we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

OUR OPERATING RESULTS VARY SIGNIFICANTLY QUARTER-TO-QUARTER

         We have experienced and expect to continue to experience quarterly variations in revenues and net income. These variations result from many factors, including:

         o        the timing of acquisitions

         o variations in the margins of projects performed during any particular quarter

         o        the timing and volume of work under new agreements

         o        the budgetary spending patterns of customers

         o        the termination of existing agreements

         o costs we incur to support growth internally or through acquisitions or otherwise

         o        the change in mix of our customers, contracts and business

         o        increases in construction and design costs, and

         o        general economic conditions.

         Our revenues and net income in the first quarter and the fourth quarter have in the past been, and may in the future be, materially and negatively affected by adverse weather conditions and the year-end budgetary spending patterns of our customers.

THE DEPARTURE OF KEY PERSONNEL COULD DISRUPT OUR BUSINESS

         We depend upon the continued services and experience of our senior management team, including William J. Mercurio, our President and Chief Executive Officer, and of the managers of businesses we acquire. The loss of the services of any of our key employees could have a material adverse effect on our business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE

         If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall. Such sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding ________ shares of common stock and options and warrants to acquire ____ shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the ________ shares offered by this prospectus are freely tradable and the remaining ______ shares of common stock held by existing stockholders on completion of this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholders from selling or otherwise disposing of such shares for a period of 180 days after the date of this prospectus without the prior written consent of BT Alex. Brown Incorporated.

         We and all of our officers, directors and stockholders have agreed not to sell or otherwise transfer any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of common stock (or agreement for such) for a period of 180 days after the date of this prospectus, except upon the issuance or exercise of stock options, in connection with acquisitions of businesses, or with the prior written consent of BT Alex. Brown Incorporated. After 180 days following the completion of this offering, we intend to file a registration statement under the Securities Act to register ______ shares of common stock issuable on exercise of stock options or other awards granted or to be granted under our existing stock option plan. After the filing of such registration statement and subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options. In addition, our existing stockholders, who after the closing of this offering will own approximately ______ shares of common stock, have the right, subject to certain conditions, to include their shares in public offerings of our securities. Two of our stockholders, holding ______ shares of common stock, have the right to cause us to register shares of common stock owned by them.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS COULD MAKE AN ACQUISITION OF OUR COMPANY MORE DIFFICULT

         Our certificate of incorporation provides that our Board of Directors may issue preferred stock without stockholder approval. Our bylaws provide for staggered terms for the members of our Board of Directors and impose certain limitations on the ability of stockholders to propose matters to be voted on at our annual meeting. These provisions could make it more difficult for a third party to acquire us.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK

         There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE

         The trading price of our common stock could be subject to fluctuations in response to (1) variations in our results of operations, (2) developments that affect the industry, (3) the overall economy, and (4) the financial markets. The market price of our common stock is also influenced by market conditions for the common stock of telecom infrastructure service companies in general and by changes in recommendations or earnings estimates by securities analysts.

THE BOOK VALUE OF YOUR COMMON STOCK WILL BE SUBSTANTIALLY DILUTED IN THIS
OFFERING

         The price you will pay for our common stock will be substantially higher than the pro forma tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution of $______ per share in tangible book value, and the existing stockholders of our company will receive a material increase in the tangible book value per share of their shares of common stock. You will experience additional dilution as a result of common stock being issued upon the exercise of outstanding stock options and warrants. To implement our acquisition strategy, we intend to issue additional shares of common stock in connection with future acquisitions, which may result in additional dilution.

THE YEAR 2000 PROBLEM COULD DISRUPT OUR BUSINESS

         Many computer programs and applications define the applicable year using two digits rather than four. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000 compliant" means a computer or a computer system that has been designed or modified to recognize dates on and after January 1, 2000. We are in the process of upgrading our information systems which we expect to be Year 2000 compliant. We have initiated an audit of our third-party vendors, suppliers and customers to determine their readiness for the Year 2000 problem. We cannot be certain that unexpected Year 2000 compliance problems of our systems or of our vendors, suppliers and customers will not materially and adversely affect our business, financial condition or operating results. The unanticipated failure of one of these systems to properly recognize date information beyond the year 1999 could have a significant adverse impact on our ability to deliver services to customers and to manage our continuing operations.

                                USE OF PROCEEDS

         We estimate that we will receive net proceeds from the sale of the _______ shares of common stock offered by us, assuming a public offering price of $___ per share and after deducting underwriting discounts and estimated expenses payable by us, of $____ million ($____ million if the underwriters' over-allotment option is exercised in full). We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

         We intend to use the net proceeds of the offering to reduce outstanding indebtedness under our credit facility. As of May 26, 1999, approximately $164 million was outstanding under our credit facility. The indebtedness to be repaid out of the net proceeds from the offering consists of $_______ of term loans bearing interest at ______ and due on February 26, 2004, and $___ of term loans, bearing interest at _________ and due on February 26, 2005. This indebtedness was incurred under our credit facility in connection with our prior acquisitions. The terms of our revolving credit facility permit us to draw on it as needed for future acquisitions and capital expenditures and general corporate purposes, subject to certain restrictions.

         We intend to use the balance of the estimated net proceeds, if any, for acquisitions, capital expenditures and working capital. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States. We continually evaluate potential acquisition candidates and intend to continue to pursue selective acquisition opportunities.

                                DIVIDEND POLICY

         We have never declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends in the near future. Our current credit facility prohibits the payment of dividends on our common stock. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth (1) our actual capitalization as of March 31, 1999, (2) our capitalization on a pro forma basis after giving effect to the acquisition of Texel accounted for as a purchase and (3) our capitalization on a pro forma basis after giving effect to the acquisition of Texel, as adjusted to give effect to our sale of ___________ shares offered hereby and application of the estimated net proceeds from this offering as described in "Use of Proceeds." This table should be read in conjunction with our financial statements and notes thereto and the Selected Pro Forma Financial Data and notes thereto, which are included elsewhere in this prospectus.


                                                                         MARCH 31, 1999
                                                        ------------------------------------------------
                                                                         (IN THOUSANDS)
                                                                                            PRO FORMA,
                                                            ACTUAL          PRO FORMA       AS ADJUSTED
                                                        --------------    -------------    -------------
Long-term debt:
    Credit facility.....................................$      110,250    $     133,700    $
    Other...............................................         1,079            1,079
                                                        --------------    -------------    -------------
        Total long-term debt............................       111,329          134,779
                                                        --------------    -------------    -------------

Convertible preferred stock, par value $.0001 per share;
    300,000 shares authorized:
      Series A, 10,000 shares outstanding............           10,017           10,017
      Series B, 7,596.38 shares outstanding..........           10,453           10,453
Value of redemption rights associated with junior
    subordinated convertible note.......................         1,056            1,056
                                                        --------------    -------------    -------------
                                                                21,526           21,526
                                                        --------------    -------------    -------------
Stockholders' equity:
    Warrants                                                       869              869
    Common stock, $0.0001 par value, 4,700,000
     shares authorized;              shares issued
     on an actual basis;              shares issued
     on a pro forma basis...............................             1                1
    Common stock, $0.0001 par value; ______ shares
     authorized __________ shares issued on an as
     adjusted basis.....................................            --               --
    Additional paid-in-capital..........................         7,945           11,256
    Retained earnings...................................            --               --
                                                        --------------    -------------    -------------
        Total stockholders' equity......................         8,815           12,126
                                                        --------------    -------------    -------------
             Total capitalization.......................$      141,670    $     168,431    $
                                                        ==============    =============    =============


                                    DILUTION

         The pro forma negative net tangible book value of our common stock as of March 31, 1999, was $_____ million or $____ per share of common stock. Pro forma negative net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, after giving effect to the acquisition of Texel, divided by the number of shares of common stock outstanding immediately prior to this offering.

         After giving effect to our sale of ________ shares of common stock in this offering (and after deduction of the underwriting discounts and commissions and estimated offering expenses), our pro forma net tangible book value as of March 31, 1999, would have been approximately $______, or $_____ per share of common stock. This represents an immediate increase in pro forma net tangible book value of approximately $____ per share to existing stockholders and an immediate dilution of $______ per share to new investors purchasing common stock in this offering.

         The following table illustrates this per share dilution:

Offering price per share................................................................         $
   Pro forma negative net tangible book value per share prior to this offering..........         $
   Increase in pro forma net tangible book value per share to existing stockholders.....         $
Pro forma net tangible book value per share after the offering..........................         $
Dilution per share to new investors.....................................................         $

         The following table summarizes on a pro forma basis as of March 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on the initial public offering price:


                                           Shares Purchased                Total Consideration                Average
                                     ----------------------------      ----------------------------          Price Per
                                        Number          Percent           Number          Percent              Share
                                     ------------     -----------      ------------     -----------      -----------------
Existing stockholders..............
New investors......................

    Total..........................


         The foregoing tables assume no exercise of outstanding warrants and options. The tables exclude ____________ shares of common stock issuable upon exercise of outstanding warrants and options at a weighted average exercise price of $______ per share, and ____________ shares reserved for future grants under our stock option plan. We may also issue additional shares to acquire additional businesses or upon exercise of stock options granted in the future, which could result in additional dilution to our stockholders.

                       SELECTED PRO FORMA FINANCIAL DATA

         We were formed in August 1997 to create a nationwide provider of comprehensive telecom infrastructure services. We have completed 13 acquisitions since March 1998. While the businesses were acquired at various dates during 1998 and 1999, the following pro forma statements of operations are presented as if all such acquisitions and this offering had occurred on January 1, 1998. The following pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999.

         The following selected pro forma financial data has been derived from
(1) our (including the acquired businesses) financial information and, when applicable, includes adjustments to conform fiscal periods to calendar periods,
(2) the audited financial statements and notes thereto of certain of the acquired businesses for certain periods and (3) our audited financial statements and notes thereto since inception, which financial statements appear elsewhere in this prospectus.

         The selected pro forma financial data has been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the acquired businesses been purchased and this offering consummated as of the assumed dates, nor are the results indicative of our future results. The selected pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and notes thereto since inception and certain of the acquired businesses for certain periods and the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere herein.

                        PRO FORMA STATEMENT OF OPERATIONS
                      (in thousands, except per share data)



                                                                       Year Ended December 31, 1998
                                              ---------------------------------------------------------------------------------
                                                 The         Acquired       Pro forma                  Offering      Pro forma,
                                              Company(a)   Businesses(b)   Adjustments   Pro forma    Adjustments   as Adjusted
                                              ----------   -------------   -----------   ---------    -----------   -----------
REVENUES:                                     $ 81,551       $183,189      $     --      $264,740       $    --       $   --

EXPENSES:
 Direct costs                                   59,896        134,358          (925)(c)   193,329            --           --
 General and administrative                      8,645         31,973       (15,767)(d)    24,851            --           --
 Depreciation and amortization                   3,567          5,173           984 (e)     9,724            --           --
                                              --------       --------      --------      --------       -------       ------
         Total                                  72,108        171,504       (15,708)      227,904            --           --

INCOME FROM OPERATIONS                           9,443         11,685        15,708        36,836            --           --

OTHER (INCOME) EXPENSE:
 Interest expense, net                           2,508            668        11,085 (f)    14,261            --           --
 Other (income) expense                            (72)          (150)         --            (222)           --           --
                                              --------       --------      --------      --------       -------       ------
INCOME BEFORE INCOME TAX PROVISION               7,007         11,167         4,623        22,797            --           --

PROVISION FOR INCOME TAXES                       3,283            263         6,371 (g)     9,917            --           --
                                              --------       --------      --------      --------       -------       ------
NET INCOME                                    $  3,724       $ 10,904      $ (1,748)     $ 12,880       $    --       $   --
                                              ========       ========      ========      ========       =======       ======

 Basic earnings per share                                                                                             $   --
 Diluted earnings per share                                                                                           $   --


                       PRO FORMA STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                                             Three Months Ended March 31, 1998
                                                    -----------------------------------------------------------------------------
                                                        The        Acquired       Pro forma                 Offering    Pro forma,
                                                   Predecessor(a)  Businesses(b)  Adjustments   Pro forma   Adjustments as Adjusted
                                                   --------------  -------------  -----------   ---------   -----------------------
REVENUES:                                           $  4,219      $ 47,813      $     --      $ 52,032     $     --     $     --

EXPENSES:
 Direct costs                                          3,364        36,642             7 (c)    40,013           --           --
 General and administrative                              710         5,540        (1,120)(d)     5,130           --           --
 Depreciation and amortization                           203         1,393           835 (e)     2,431           --           --
                                                    --------      --------      --------      --------     --------     --------
         Total                                         4,277        43,575          (278)       47,574           --           --

INCOME (LOSS) FROM OPERATIONS                            (58)        4,238           278         4,458           --           --

OTHER (INCOME) EXPENSE:
 Interest expense, net                                   (57)          278         3,344 (f)     3,565           --           --
 Other (income) expense                                  (53)          (17)           --           (70)          --           --
                                                    --------      --------      --------      --------     --------     --------
INCOME (LOSS) BEFORE INCOME TAX PROVISION                 52         3,977        (3,066)          963           --           --

PROVISION FOR INCOME TAXES                               358           519          (458)(g)       419           --           --
                                                    --------      --------      --------      --------     --------     --------

NET INCOME (LOSS)                                   $   (306)     $  3,458      $ (2,608)     $    544     $     --     $     --
                                                    ========      ========      ========      ========     ========     ========

 Basic earnings per share                                                                                               $     --
 Diluted earnings per share                                                                                             $     --


                        PRO FORMA STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                                                Three Months Ended March 31, 1999
                                                       -----------------------------------------------------------------------------
                                                          The        Acquired       Pro forma                 Offering    Pro forma,
                                                       Company(a)   Businesses(b)  Adjustments   Pro forma   Adjustments as Adjusted
                                                       ----------   -------------  -----------   ---------   -----------------------
REVENUES:                                              $ 46,069      $ 22,303      $     --      $ 68,372     $     --     $     --

EXPENSES:
 Direct costs                                            36,224        15,406            --        51,630           --           --
 General and administrative                               4,540         2,453           (68)(d)     6,925           --           --
 Depreciation and amortization                            1,808           661           (38)(e)     2,431           --           --
                                                       --------      --------      --------      --------     --------     --------
         Total                                           42,572        18,520          (106)       60,986           --           --

INCOME FROM OPERATIONS                                    3,497         3,783           106         7,386           --           --

OTHER (INCOME) EXPENSE:
 Interest expense, net                                    2,160           (34)        1,439 (f)     3,565           --           --
 Other (income) expense                                     (26)           55            --            29           --           --
                                                       --------      --------      --------      --------     --------     --------
INCOME (LOSS) BEFORE INCOME TAX PROVISION
 AND EXTRAORDINARY CHARGE                                 1,363         3,762        (1,333)        3,792           --           --

PROVISION FOR INCOME TAXES                                  692           203           732 (g)     1,627           --           --
                                                       --------      --------      --------      --------     --------     --------

INCOME BEFORE EXTRAORDINARY CHARGE                     $    671      $  3,559      $ (2,065)     $  2,165     $     --     $     --
                                                       ========      ========      ========      ========     ========     ========

 Basic earnings per share                                                                                                  $     --
 Diluted earnings per share                                                                                                $     --


                            PRO FORMA BALANCE SHEET
                                 (in thousands)



                                                                                       At March 31, 1999
                                                        ----------------------------------------------------------------------------
                                                           The                     Pro forma                 Offering    Pro forma,
                                                        Company(h)    Texel(h)  Adjustments(i)  Pro forma  Adjustments   as Adjusted
                                                        ----------    --------  --------------  ---------  -----------   -----------
 ASSETS
 Cash and cash equivalents                              $     --    $  2,126   $    --       $  2,126    $   --        $     --
 Accounts receivable, net                                 43,400       6,500        --         49,900        --              --
 Unbilled accounts receivable for
   work-in-process                                        25,391         999        --         26,390        --              --
 Inventory                                                14,682          --        --         14,682        --              --
 Prepaid and other current assets                          1,241          14        --          1,255        --              --
                                                        --------    --------   -------       --------    ------        --------
         Total current assets                             84,714       9,639        --         94,353        --              --
                                                        --------    --------   -------       --------    ------        --------

 Property and equipment, net                              35,314       1,010        --         36,324        --              --
                                                        --------    --------   -------       --------    ------        --------

 Goodwill, net                                            72,611         --     24,208 (i)     96,819        --              --
 Deferred financing costs, net                             3,976         --         --          3,976        --              --
 Other, including deferred income tax asset                2,079         --         --          2,079        --              --
                                                        --------    --------   -------       --------    ------        --------

         TOTAL                                          $198,694    $ 10,649   $24,208       $233,551    $   --        $     --
                                                        ========    ========   =======       ========    ======        ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of long-term debt                      $ 10,271    $     --   $ 1,550 (ii)  $ 11,821    $   --        $     --
 Borrowing under credit facility                           8,000          --     2,000 (ii)    10,000        --
 Accounts payable                                         13,796       1,297        --         15,093        --              --
 Accrued liabilities                                      11,552         786        --         12,338        --              --
 Deferred revenues                                         3,084          --        --          3,084        --              --
 Other liabilities, including deferred income
   tax liability                                             201          --       542 (iii)      743        --
                                                        --------    --------   -------       --------    ------        --------
         Total current liabilities                        46,904       2,083     4,092         53,079        --              --
                                                        --------    --------   -------       --------    ------        --------

 Long-term debt                                          111,329          --    23,450 (ii)   134,779        --
 Deferred income tax liability                             5,450          --     1,624 (iii)    7,074        --
 Deferred revenues                                         4,670         297        --          4,967        --              --
                                                        --------    --------   -------       --------    ------        --------
         Total liabilities                               168,353       2,380    29,166        199,899        --              --
                                                        --------    --------   -------       --------    ------        --------

 Convertible preferred stock                              20,470          --        --         20,470        --              --
 Value of redemption rights associated with
    junior subordinated convertible note                   1,056          --        --          1,056        --              --
                                                        --------    --------   -------       --------    ------        --------
                                                          21,526          --        --         21,526
                                                        --------    --------   -------       --------    ------        --------
 Stockholders' equity                                      8,815       8,269    (4,958)(iv)    12,126        --
                                                        --------    --------   -------       --------    ------        --------

         TOTAL                                          $198,694    $ 10,649  $ 24,208       $233,551     $  --        $     --
                                                        ========    ========   =======       ========    ======        ========

                   NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent the actual historical 1998 results of the Company and Channel, including results for the acquired businesses purchased in the related 1998 period from the date of acquisition. Results for the three months ended March 31, 1999 represent our actual historical results, including results for the acquired businesses purchased in the first quarter of 1999 from the date of acquisition.

(b) Results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent combined historical 1998 results for
         (i) the acquired businesses purchased in the related 1998 period prior to the date of acquisition and (ii) the acquired businesses purchased in 1999. Results for the three months ended March 31, 1999 represent combined historical results for (i) the acquired businesses purchased in 1999 prior to the date of acquisition and (ii) Texel which was acquired on May 25, 1999.

(c) Reflects the decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between certain of the former owners and the Company.

(d)      The pro forma adjustment consists of the following:

                                                         Three Months Ended
                                     Year Ended              March 31,
                                    December 31,      -----------------------
                                        1998            1998            1999
                                    ------------      -------          ------
          Owners compensation(i)      $(14,615)       $(1,114)         $ (168)

          Business not acquired(ii)     (1,372)           (86)             --

          Rent expense(iii)                220             80             100
                                      --------        -------          ------
                                      $(15,767)       $(1,120)         $  (68)
                                      --------        -------          ------

         (i) The decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between certain of the former owners and the Company.

         (ii) Reflects the elimination of a business not purchased from CATV Subscriber Services.

         (iii) Reflects the rent expense resulting from our current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from our leasing rather than owning certain related facilities which were not purchased from the former owners of the acquired businesses.

(e) Depreciation has been derived utilizing the property and equipment values of each of the acquired businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the acquired businesses in the period presented. Reflects the impact on depreciation resulting from the application of our depreciation policy rather than those of the former owners of the acquired businesses. In addition, reflects the change in depreciation resulting from the write-up of property and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated based on goodwill lives ranging from 10 to 40 years. The pro forma adjustments consist of the following:


                                                         Three Months Ended
                                     Year Ended              March 31,
                                    December 31,      ------------------------
                                        1998            1998             1999
                                    ------------      -------          -------
          Depreciation:
           Change in accounting
            policy                  $ (3,088)         $  (437)         $  (738)
           Write-up of property
            and equipment              1,864              601              363
                                    --------          -------          -------
                                      (1,224)             139             (375)

          Amortization of goodwill     2,208              696              336
                                    --------          -------          -------
                                    $    984          $   835          $   (38)
                                    ========          =======          =======

(f) Reflects the increase in interest expense at our borrowing rate under our bank credit agreements on the indebtedness resulting from the purchase of the acquired businesses. In addition, reflects elimination of $67 and $25 during the year ended December 31, 1998 and three months ended March 31, 1998, respectively, of a business not purchased from CATV Subscriber Services. Under the terms of our bank credit agreements, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense would change by $194 for the year ended December 31, 1998 and $49 for the three month periods ended March 31, 1998 and March 31, 1999.

(g) Reflects the income tax rate that would have been in effect if the acquired businesses had been combined and subject to a federal statutory rate of 35% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.

(h) Represents the actual historical balance sheets for the Company and Texel as of March 31, 1999.

(i)      The following are adjustments to the aforementioned balance sheets:

         (i) Reflects $23,458 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $750 of transaction related expenses.

         (ii) Reflects additional borrowings of $25,000 and $2,000 under the senior secured credit facility and revolving credit facility, respectively, to fund the Texel acquisition of $26,250 and $750 of transaction related expenses.

         (iii) Reflects liabilities assumed in connection with the Texel acquisition.

         (iv) Reflects the issuance of Orius common stock used to fund the acquisition of Texel and the elimination of the equity of Texel.

                       SELECTED HISTORICAL FINANCIAL DATA

         For historical financial data presentation and purchase accounting purposes, Channel Communications, Inc. has been identified as the predecessor company and is referred to herein as the "Predecessor Company." The following selected historical financial data of Channel as of December 31, 1997 and for the years ended December 31, 1996 and 1997 and the period ended March 31, 1998 have been derived from audited financial statements and notes thereto included elsewhere herein. The following selected historical financial data of Channel as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

         The selected historical financial data of our company as of and for the period ended December 31, 1998 have been derived from the audited financial statements and notes thereto appearing elsewhere in this prospectus.

         The selected historical financial data of our company as of and for the three months ended March 31, 1999 have been derived from unaudited financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data.

         The selected historical financial data should be read in conjunction with the information contained in "Selected Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

                                                                    Operating Data
                                                                                                                  Three Months
                                                                 Year Ended December 31,                         Ended March 31,
                                              ---------------------------------------------------------       ---------------------

                                              1994         1995        1996          1997       1998(a)         1998       1999
                                              ----         ----        ----          ----       -------       --------  -----------
PREDECESSOR COMPANY:(b)
        Total revenues                      $ 23,218     $ 20,731     $ 32,125     $ 20,268     $  4,219      $  4,219
        Income (loss) from operations          1,786          279        3,914        1,926          (58)          (58)
        Income before tax provision            1,613          138        4,100        2,062           52            52


THE COMPANY:
        Total revenues                                                                          $ 77,332                $ 46,069
        Income from operations                                                                     9,501                   3,497
        Income before tax provision and
         extraordinary charge                                                                      6,955                   1,363
        Extraordinary charge, net of tax
         benefit                                                                                                             770

                                                            Balance Sheet Data

                                                              At December 31,                                     At March 31,
                                              --------------------------------------------------------            ------------
                                              1994         1995        1996          1997         1998                 1999
                                              ----         ----        ----          ----         ----             ------------

PREDECESSOR COMPANY:
        Working capital                    $  2,476     $  2,605     $  4,709     $  4,746
        Total assets                          7,555        8,484       12,948        9,669
        Total debt                            2,228        2,912           --           --


THE COMPANY:
        Working capital                                                                        $ 20,965              $ 37,810
        Total assets                                                                             95,836               198,694
        Total debt                                                                               55,264               129,600

-------------------------

(a) Operating results for the Predecessor Company represent the historical results of Channel for the period January 1, 1998 to March 31, 1998. Operating results for our company represent the actual results for the period March 31, 1998 to December 31, 1998.

(b) Income from operations and income before tax provision reflect certain expenses, such as excess owners' compensation, which would not be included in our company's results going forward. The operating data of the predecessor includes the results of certain operations which were sold during 1996.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT NECESSARILY INDICATIVE OF TRENDS WITH RESPECT TO OUR ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We derive our revenues primarily from installing, designing, engineering and maintaining aerial and underground fiber optic, coaxial and copper cable systems. In addition, we provide premise wiring services, which include the installation of integrated voice, data and video local and wide area networks in facilities. Finally, we also provide installation services for utility companies. We currently perform work for more than 200 customers. We had pro forma 1998 revenues of approximately $265 million and approximately $70 million for the three months ended March 31, 1999. Of our pro forma 1998 revenues, 47% was attributable to cable television infrastructure services, 29% was attributable to telecommunications infrastructure services and 24% was attributable to premise wiring and other services.

         Our three primary types of contracts include (1) installation contracts for specific projects, (2) master service agreements for all specified services within a defined geographic territory, and (3) turnkey agreements for comprehensive installation, design, engineering and maintenance services. These contracts are awarded on the basis of competitive bids, the final terms and pricing of which are frequently negotiated with the customer. The majority of our contracts provide that we will furnish a specified unit of service for a specified unit of price (e.g., cable will be installed for a specified rate per foot). We recognize revenues as the related work is performed. Production reports are inspected and approved by both our on-site quality control manager and the customer's on-site project manager. A small percentage of our work is performed under percentage-of-completion contracts. Under this method, revenues are recognized on a cost-to-cost method based on the percentage of total cost incurred to date in proportion to total estimated cost to complete the contract.

         Project-specific agreements are billed on either a unit basis (as work is completed) or a deferred unit basis (when work is completed in connection with the overall project). Unbilled revenues consist of work-in-process on contracts based on work performed, but not yet billed. All costs associated with unbilled revenues are recorded as expenses in the same period as the unbilled revenue. Customers are generally billed weekly. This process is intended to keep disputed billings to a minimum, improve receivable collections and reduce our risk on projects on deferred billing projects. Master service agreements are billed on a unit basis where bills are delivered upon completion of work. Turnkey agreements are billed both on a unit and deferred unit basis.

         Direct costs include all direct costs of providing services to our customers, other than depreciation on fixed assets which we own or use under capital leases. Except for turnkey agreements, materials are typically provided by our customers. General and administrative costs include all costs of our management personnel and the management of our subsidiaries, rent, utilities, travel and centralized costs such as insurance administration, professional costs and certain clerical and administrative overhead. Our operating subsidiaries' management personnel, and, with respect to national accounts, our executive management, handle all sales and marketing functions as part or their regular duties and, therefore, we do not incur material selling expenses.

RECENT ACQUISITIONS

         Channel Communications, Inc. has been designated as our "accounting acquiror." All our acquisitions were accounted for using the purchase method of accounting and, as a result, our financial statements will not include the results of operations of the acquisitions prior to the date they were acquired. The excess of the fair value of the consideration paid for the acquisitions of $96.5 million over the fair value of the net assets purchased from the acquired corporations has been recorded as "goodwill." The majority of this goodwill is being amortized over its estimated useful life of 40 years as a non-cash charge to operating income. The effect to our net income of this amortization expenses, a majority which is not deductible for tax purposes, is expected to be approximately $2.8 million per year. Due to the timing of our acquisitions and related costs, we believe that period to period comparisons may not be meaningful in the near future.

         1998 ACQUISITIONS

         Orius was formed in August 1997 and had no operations until March 1998 when we acquired Cablemasters Corp., Channel, Excel Cable Construction, Inc. and Mich-Com Cable Services, Incorporated, with combined 1997 revenues of approximately $44 million.

         In June 1998, we acquired U.S. Cable, Inc., with 1997 revenues of approximately $15 million.

         In August 1998, we acquired CATV Subscriber Services, Inc., Burn-Techs, Inc. and State Wide CATV, Inc., with combined 1997 revenues of approximately $26 million.

         1999 ACQUISITIONS

         In February 1999, we acquired DAS-CO of Idaho, Inc., Schatz Underground Cable, Inc., Copenhagen Utilities & Construction, Inc. and Network Cabling Services, Inc., which have combined 1998 revenues of approximately $113 million.

         In May 1999, we acquired Texel, with 1998 revenues of approximately $30 million.

         These 13 acquisitions have pro forma 1998 revenues of approximately $265 million and combined 1997 revenues of approximately $217 million. Prior to their acquisition by Orius, many of our subsidiaries were operated with different strategic and financial objectives. Some of the former owners of the businesses we acquired sought to maximize cash flow and stockholder distributions, rather than reinvest earnings in future growth. In addition, our acquired businesses operated under varying tax structures (S corporations or C corporations) which influenced the historical level of owners' compensation. As a result of the foregoing, gross profits and selling, general and administrative expenses as a percentage of revenues may not be comparable among the acquired businesses on an historical basis.

         We entered into a new credit facility in connection with our February 1999 acquisitions and incurred a one-time non-cash related charge of approximately $0.8 million, net of tax benefit of approximately $0.6 million. At March 31, 1999 we had deferred financing costs recorded as an asset of approximately $4.0 million and anticipate that some portion and possibly all of the $4.0 million may be written-off in a similar non-cash charge upon the closing of this offering in connection with the refinancing of our existing credit facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

PRO FORMA AND COMBINED RESULTS OF OPERATIONS - ORIUS

      PRO FORMA THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO PRO FORMA THREE MONTHS ENDED MARCH 31, 1998.

      REVENUES. Total revenue increased 31.4%, or $16.4 million, from $52.0 million for the three months ended March 31, 1998 to $68.4 million for the three months ended March 31, 1999. The growth was primarily attributable to a 43% increase in demand from our cable customers and a 34% increase attributed to our telecommunications customers, which when combined accounted for $16.0 million of the total increase. Included in that amount, we recognized approximately $7.2 million of revenues from turnkey contracts with our cable customers, which were not in place during the prior period and for which 1999 pricing was higher than 1998 pricing. Additionally, favorable weather conditions at key telecommunications project sites allowed for an overall increase in services provided. Revenues from premise wiring/other customers grew 4% over the comparable period, or $0.4 million, due to a general increase in demand for our services.

      DIRECT COSTS. Direct costs increased 29.0%, or $11.6 million, from $40.0 million for the three months ended March 31, 1998 to $51.6 million for the three months ended March 31, 1999. These amounts represent a 1.4% decrease in direct costs as a percentage of revenues from 76.9% for the three months ended March 31, 1998 to 75.5% for the three months ended March 31, 1999. The improvement was a result of improved pricing on selected turnkey and MSA contracts, increased utilization of assets and generally favorable weather conditions, which led to improved labor productivity. This productivity was partially offset by the increased reliance on subcontractors as a percentage of total labor to service the increasing level of activity.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 35.0%, or $1.8 million from $5.1 million for the three months ended March 31, 1998 to $7.0 for the three months ended March 31, 1999, and represented 9.9% of revenues in 1998 and 10.1% of revenues in 1999. The variance was primarily due to the increased payroll and expenses required to service the increased levels of activity, and a one time consulting payment of $550,000 related to the closing of four acquisitions in the quarter. Exclusive of this payment, general and administrative expenses decreased to 9.3% as a percent of revenues for the three months ended March 31, 1999.

      DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $2.4 million for the three months ended March 31, 1998 and for the three months ended March 31, 1999.

      INTEREST EXPENSE. Interest expense, net, was $3.6 million for the three months ended March 31, 1998 and for the three months ended March 31, 1999.

      PROVISION FOR INCOME TAXES. The provision for income taxes increased from $419,000 to $1.6 million from the first quarter of 1998 to the first quarter of 1999. Our effective tax rate was 43.5% in 1998 and 42.9% in 1999 including provision for federal, state and local taxes in each of the periods. The increase was primarily attributable to the increased profits generated by our company.

      PRO FORMA YEAR ENDED DECEMBER 31,1998 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1997.

      REVENUES. Total revenue increased 21.8%, or $47.3 million, from $217.4 million for the year ended December 31, 1997 to $264.7 million for the year ended December 31, 1998. Growth in demand from our cable and premise wiring customers each exceeded 45%, a combined increase of $55.3 million due to a general increase in demand for our services. Revenues from our telephone customers increased $1.0 million or 1.5% compared to prior year due to an increase in activities under master service agreements. Other contract revenues declined $9.0 million or 37.2% due to the completion of several municipal construction contracts in the Northwest U.S.

      DIRECT COSTS. Direct costs increased from $163.9 million for the year ended December 31, 1997 to $193.3 million for the year ended December 31, 1998. The increase was due to the increased level of activity, and represents a decline in direct costs as a percentage of revenues of 2.4% from 75.4% for the year ended December 31, 1997 to 73.0% for the year ended December 31, 1998. The increased productivity was due to increased utilization of assets and a shift to higher margin telecommunications contracts from municipal construction contracts.

      PRO FORMA YEAR ENDED DECEMBER 31, 1998.

      REVENUES. Total revenues for the year ended December 31, 1998 were $264.7 million.

      DIRECT COSTS. Direct costs for the year ended December 31, 1998 were $193.3 million, or 73.0% of total revenues.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 1998 were $24.8 million, or 9.4% of total revenues.

      DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the year ended December 31, 1998 was $9.7 million, or 3.7% of total revenues.

      INCOME FROM OPERATIONS. Income from operations for the year ended December 31, 1998 was $36.8 million, or 13.9% of total revenues.

      INTEREST EXPENSE. Net interest expense for the year ended December 31, 1998 was $14.2 million, or 5.4 % of total revenues.

      PROVISION FOR INCOME TAXES. The provision for income taxes for the year ended December 31, 1998 was $9.9 million, or 3.7% of total revenues.

HISTORICAL RESULTS OF OPERATIONS - ORIUS

      Our historical financial statements included herein cover the period from March 31, 1998 through December 31, 1998 and the three months ended March 31, 1999. We believe that comparison of our historical results for such periods are not meaningful given the fact that we completed 13 acquisitions at different times during 1998 and 1999.

      THREE MONTHS ENDED MARCH 31,1999.

      REVENUES. Total revenues for the three months ended March 31, 1999 were $46.1 million.

      DIRECT COSTS. Direct costs for the three months ended March 31, 1999 were $36.2 million, or 78.6% of total revenues.

      GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses for the three months ended March 31, 1999 were $4.5 million, or 9.9% of total revenues.

      DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization for the three months ended March 31, 1999 was $1.8 million, or 3.9% of total revenues.

      INTEREST EXPENSE, NET. Interest expense, net, for the three months ended March 31, 1999 was $2.2 million.

      PROVISION FOR INCOME TAXES. The provision for income taxes for the three months ended March 31, 1999 was $114,000.

      PERIOD FROM MARCH 31, 1998 THROUGH DECEMBER 31, 1998.

      REVENUES. Total revenues for the period from March 31, 1998 through December 31, 1998 were $77.3 million.

      DIRECT COSTS. Direct costs for the period from March 31, 1998 through December 31, 1998 were $56.5 million, or 73.1% of total revenues.

      GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses for the period from March 31, 1998 through December 31, 1998 were $7.9 million, or 10.3% of total revenues.

      DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization for the period from March 31, 1998 through December 31, 1998 was $3.4 million, or 4.4% of total revenues.

      INTEREST EXPENSE, NET. Interest expense, net, for the period from March 31, 1998 through December 31, 1998 was $2.6 million.

      PROVISION FOR INCOME TAXES. The provision for income taxes for the period from March 31, 1998 through December 31, 1998 was $2.9 million.

HISTORICAL RESULTS OF OPERATIONS - PREDECESSOR COMPANY

      As a result of the timing of the acquisitions, the Predecessor Company's financial results discussed below cover periods of different lengths. Accordingly, comparison of historical results for such periods may not be meaningful.

      YEAR ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

      REVENUES. Total revenues for the year ended December 31, 1997 were $20.3 million and for the three months ended March 31, 1998 were $4.2 million.

      DIRECT COSTS. Direct costs for the year ended December 31, 1997 were $15.3 million, or 75.3% of total revenues and for the three months ended March 31, 1998 were $3.3 million, or 79.7% of total revenues.

      GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 1997 were $2.3 million, or 11.1% of total revenues, and for the three months ended March 31, 1998 were $710,000, or 16.8% of total revenues.

LIQUIDITY AND CAPITAL RESOURCES

         Our liquidity requirements have been primarily to support our increased working capital requirements, for capital expenditures and to fund acquisitions. We have historically financed our liquidity needs through a combination of bank borrowings, the sale of debt and equity securities and cash flow from operations.

         As of March 31, 1999, we had $0 cash and cash equivalents, working capital of $37.8 million (including $18.3 million of short term debt) and long term debt of $111.3 million, net of current maturities, including borrowings of $128.0 million under our credit facilities.

         During the three months ended March 31, 1999, we used $8.5 million of net cash in operating activities primarily related to increases in accounts receivable, unbilled accounts receivable for work in process and inventory. Changes in working capital accounts are driven predominantly by our acquisitions and as such are not comparable to prior periods. We used net cash in investing activities of $67.3 million, including $65.7 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $73.6 million, resulting primarily from $130.5 million of borrowings under our credit facility reduced by payment of debt assumed in connection with acquisitions and private sales of equity securities. In February 1999, we sold 7,596.38 shares of Series B preferred stock for $7.6 million and ____ shares of our common stock to our existing stockholders for $2.4 million. The proceeds from those transactions were used to fund a portion of the 1999 acquisitions.

         During the three months ended March 31, 1999, we funded $1.5 million of capital expenditures for an upgrade in our management information systems and additions to our vehicles and equipment. We expect to spend approximately $9.5 million for capital expenditures for the remainder of 1999.

         During the nine months ended December 31, 1998, we used $5.2 million of net cash in operating activities primarily related to increases in accounts receivables, unbilled accounts receivable for work in process and inventory. Changes in working capital accounts are driven predominantly by the acquisitions throughout the period and as such are not comparable to prior periods. We used net cash in investing activities of $44.6 million, including $40.9 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $50.7 million, resulting primarily from $61.3 million of borrowings under our credit facility reduced by payment of debt assumed in connection with acquisitions and private sales of equity securities. In March 1998, we sold 10,000 shares of Series A preferred stock for $4.4 million, net of issuing costs. At the same time, we borrowed $1.0 million in the form of a junior subordinated convertible note. The proceeds from those transactions were used to fund a portion of the 1998 acquisitions.

         We currently have a $170 million credit facility with a syndicate of financial institutions. Our existing subsidiaries, and future subsidiaries will, guarantee the repayment of all amounts due under our credit facility, and the existing facility restricts pledges of our material assets. The credit facility contains usual and customary covenants for a credit facility of this nature including the prohibition of the payment of dividends, certain financial ratios and indebtedness covenants and a requirement to obtain the consent of our lenders for acquisitions exceeding a certain level of cash consideration. As of May 26, 1999, we had approximately $164 million outstanding under the credit facility.

         We expect to enter into a new credit facility effective with the closing of this offering. We expect that the new credit facility will require the usual and customary covenants for a facility of this nature, including the consent of our lenders for certain acquisitions.

         Through May 26, 1999, we had acquired 13 businesses for an aggregate consideration of $19.8 million of common stock, $138.6 million in cash and the assumption of $14.6 million in debt. The cash portion of such consideration was provided by borrowings under our credit facility and the issuance of debt and equity securities.

         As part of our growth strategy, we intend to pursue selective acquisitions. The timing, size or success of any prospective acquisitions and the related capital commitments cannot be predicted. To the extent that we seek to grow by acquisitions that involve consideration other than our common stock, our capital requirements may increase, although we are not currently subject to any commitments or obligations with respect to any additional acquisitions. We expect to fund future acquisitions primarily with issuances of additional equity securities, the available portion of our credit facility and cash flow from operations. We expect that our cash flow from operations and proceeds from the offering will provide sufficient cash to allow us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment through the end of 2000.

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

         Our operations are seasonal generally resulting in reduced revenues and profits during the first and fourth quarters relative to other quarters. Factors affecting the seasonality of our business are holiday season shut-downs, adverse weather conditions and capital expenditure patterns of telecom providers that can negatively affect infrastructure repair, replacement and expansion. Additionally, the telecom industry can be highly cyclical. As a result, our business volume may be adversely affected by declines in new projects in various geographic regions. Quarterly results may also be materially affected by the timing and magnitude of acquisitions and related costs, variations in the margins of projects performed during any particular quarter and regional economic conditions. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

YEAR 2000 COMPLIANCE

         Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000 compliant" means a computer or a computer system that has been designed or modified to recognize dates on and after January 1, 2000. If our systems are not Year 2000 compliant, they could malfunction or fail altogether, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         We are conducting an internal audit with, and obtaining certificates from, our software vendors to verify Year 2000 compliance. We are in the process of upgrading our information systems which we expect to be Year 2000 compliant. We have determined that the Year 2000 problem will not pose significant operational problems for our computer systems. We will use both internal and external resources to reprogram, or replace, and test software for Year 2000 modifications. We anticipate completing the system upgrade before any anticipated impact on our operating systems.

         We have initiated formal communications with all of our significant suppliers and large customers to determine the extent to which our interface systems are vulnerable to those third parties' failure to achieve Year 2000 compliance. There can be no guarantee that our customers and suppliers, or any other company upon which our systems rely or with which we do business, will be Year 2000 compliant by January 1, 2000, if ever. The inability of such systems to achieve Year 2000 compliance may have a material adverse effect on our business, financial condition and results of operations.

         The costs of the project and the date on which we believe we will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

                                  OUR BUSINESS

INTRODUCTION

         We are a leading provider of installation, design, engineering and maintenance services for the telecom industry in the United States. We also install, design, engineer and maintain premise wiring for integrated voice, data and video networks in commercial, institutional and governmental facilities, which demand has been stimulated by the rapid increases in internal networking of personal computers. Our customers utilize our services to (1) add capacity to their existing networks, (2) maintain their existing fiber-optic, coaxial and copper cable infrastructure, and (3) expand their networks into new geographic markets. We had pro forma 1998 revenues of approximately $265 million, of which 47% was attributable to cable television infrastructure services, 29% was attributable to telecommunications infrastructure services and 24% was attributable to premise wiring and other services.

         We currently have executive offices in 9 states and perform work nationwide. Our principal customers are telecommunications providers and cable television system operators including TCI, Time Warner, MediaOne, Jones Intercable, U.S. West, Southwestern Bell, GTE, MCI WorldCom, Cox Communications, Charter Communications and Digital Teleport. Approximately 80% of our pro forma revenues in 1998 was generated from repeat customers, in some cases under turnkey or master service agreements. The demand for our services has accelerated as (1) traditional telecommunications and cable television industries have converged, (2) our telecom provider customers have encountered rapid growth in voice and data traffic over their networks and (3) outsourcing has become more attractive to many of our customers.

INDUSTRY

         We estimate that the market for telecom infrastructure services exceeded $15 billion in 1998. We believe that our industry presents substantial growth opportunities for large companies with broad geographic coverage, comprehensive technical capabilities, and responsive and quality service. Growth in our industry has been driven by the following trends:

         TELECOM DEREGULATION. The Telecommunications Act of 1996 substantially revised prior law by preempting state and local government control over access to the telecom market and eliminating certain regulatory barriers to competition. We believe the elimination of these entry barriers has and will continue to increase competition among telecom providers. In addition, many state regulatory commissions eliminated pricing regulations for telecom providers, thus requiring such providers to be price competitive and thereby become efficient in installing and maintaining their telecom infrastructure. As a result, telecom providers are entering new markets, offering services that once were reserved for incumbent telecom providers, and expanding and improving their existing networks.

         GROWTH IN BANDWIDTH DEMAND. Growth in demand for telecommunications voice traffic, electronic commerce, delivery of information and entertainment services, and the growth, use and reliance on personal computers has created an increased need for greater bandwidth. Bandwidth controls both the speed and breadth of voice, video and data communications and is limited by the size of the cable or other facilities through which communications flow. Because of the physical limitations of existing network facilities, telecom providers are upgrading facilities with new and innovative technology, expanding and, in many cases, replacing existing telecom infrastructure to allow for increased bandwidth in order to offer faster and greater volume of communications flow.

         INCREASED OUTSOURCING. The need to upgrade and expand telecom infrastructure as a result of deregulation and the growth in demand for enhanced telecom services and bandwidth are expected to continue to increase the current level of outsourcing to telecom infrastructure service providers. The outsourcing trend has largely been driven by the efforts of telecom providers to expedite the expansion, maintenance, replacement and enhancement of their infrastructure, to reduce costs and to focus on their core competencies. Companies that specialize in providing telecom infrastructure services are able to provide these services on an effective and low cost basis. In addition, we believe that telecom providers are seeking to reduce the number of service providers they utilize by establishing preferred relationships with a select number of providers that are able to offer comprehensive solutions to their infrastructure needs across a broad geographic area.

         TELECOM CONSOLIDATION. While deregulation has created new market participants, consolidation in the telecom industry has created geographically diverse and in some cases integrated telecom providers. The expanding geographic markets served by telecom providers increase the requirement for telecom infrastructure service providers to have broader geographic coverage capabilities. As the size and scope of telecom providers have expanded, they are increasingly requiring telecom infrastructure service providers to provide installation, design, engineering, and maintenance services simultaneously over multiple geographic regions. Many of the smaller companies in our industry do not have the financial resources necessary to provide comprehensive service capabilities over a broad geographic area or the ability to manage multiple projects.

         EMERGENCE OF PREFERRED SERVICE PROVIDERS. We believe that telecom providers increasingly prefer to simplify vendor management through the use of well capitalized telecom infrastructure service providers which provide comprehensive services and broad geographic coverage. Such service providers must be able to build out large and complex telecom infrastructure quickly and with a high level of quality. Furthermore, telecom infrastructure service providers must be able to rapidly mobilize their capital equipment, financial assets and personnel resources to effectively respond to the increasing scale and time constraints of customer demands. As telecom providers expand their geographic market, we believe they often desire to extend existing relationships with infrastructure service providers to these new markets and are increasing the use of turnkey and master service agreements. Turnkey agreements typically require the service provider to install, design, engineer and often maintain a comprehensive telecom infrastructure for a specific project. Master service agreements typically require the service provider to install, design and maintain telecom systems and equipment for a variety of projects over a three to five year period. Telecom infrastructure service providers also must be able to support the substantial initial working capital and equipment commitments required for these turnkey and master service agreements. This trend favors larger, better capitalized infrastructure service providers over smaller industry competitors.

         CONSOLIDATION OF OUR INDUSTRY. We believe our industry is highly fragmented. Most companies in our industry are relatively small, privately-held companies that have limited access to capital and offer a limited range of services over a small geographic area to a single customer or relatively few customers. In the future, telecom infrastructure service providers will need significant management expertise, technical capabilities and capital resources to provide the level of service necessary to gain significant market share. As a result, we believe that there will continue to be consolidation within our industry and a large number of attractive acquisition candidates.

STRATEGY

         Our objective is to enhance our position as a leading provider of comprehensive telecom infrastructure services in the United States. We seek to take advantage of the growth trends in the telecom industry by offering reliable, quality service on a nationwide basis. We also seek to expand our ability to provide services under turnkey and master service agreements that allow us to be the sole provider of a variety of services. We believe our ability to offer outside installation and inside premise wiring services provides us with a competitive advantage as certain projects include the placement and removal of various types of cable systems both inside and outside of facilities. We expect to grow both internally and by acquiring well-established and leading regional telecom infrastructure service companies. Our growth will enhance our geographic coverage and allow us to continue to develop our diverse customer base. We also plan to continue to implement our operating strategy with respect to the businesses we acquire. Key elements of our growth and operating strategies include the following:

         GROWTH STRATEGY

         INTERNAL GROWTH. We are focused on generating internal growth by (1) increasing the volume of services we provide to existing customers in their current markets, (2) expanding the scope of services we provide to existing customers, (3) leveraging customer relationships into new markets served by existing customers, (4) broadening our customer base, and (5) geographically expanding our service area. Additionally, the competitive pressures of deregulation have prompted several existing customers to increase the outsourcing of noncore activities, which can provide opportunities for enhancing internal growth without necessarily requiring us to achieve market share gains. We are also able to increase internal growth by enhancing the utilization of the businesses we acquire by integrating their resources with those of our other operating subsidiaries.

         Our strong customer relationships, comprehensive service capabilities and nationwide geographic coverage enable us to cross-market our services and resources. These abilities and our expertise in engineering and installation project management give us a competitive advantage in obtaining new contracts. In addition, we have recently begun to offer our customers integrated installation, design, engineering and maintenance services on large-scale turnkey projects, which we believe distinguishes us from many of our competitors.

         An example of the success of our internal growth strategies is our experience on a major turnkey project for TCI. In March 1998, we were awarded a three-year, $60 million contract for the design, engineering and installation of a fiber optic/coaxial hybrid cable network for TCI in its Pittsburgh region. The three-year contract, which may be extended from time to time, involves the installation of approximately 7,800 miles of cable in western Pennsylvania, northern West Virginia and eastern Ohio. Although the TCI contract was originally awarded to Channel, Excel, Cablemasters and Mich-Com have also been involved in the completion of the contract. As a result of our enhanced combined resources and our active cross-marketing efforts, in June 1998 we were awarded a similar $10 million turnkey contract in Tulsa, Oklahoma for the installation of a TCI cable network. Revenues from turnkey agreements for the year ended December 31, 1998 and the three months ended March 31, 1999 were $4.3 million and $7.2 million, respectively. We are currently involved in discussions with several other customers for similar turnkey contracts.


         EXPANSION THROUGH SELECTIVE ACQUISITIONS. We believe that the increasing trend toward the use of preferred service providers will result in a competitive disadvantage for small and mid-sized companies that do not have access to capital and cannot provide a comprehensive range of telecom infrastructure services on a nationwide basis. As a result, we expect that there will continue to be a large number of attractive acquisition candidates that desire to join larger, better capitalized industry participants to compete on a nationwide basis. We believe that our financial strength, experienced management and decentralized operating strategy will be attractive to acquisition candidates. The key elements of our acquisition strategy are:

         o ENTER NEW GEOGRAPHIC MARKETS. We intend to expand into geographic markets we do not currently serve by selectively acquiring well-established telecom infrastructure service providers that, like our current operating subsidiaries, are leaders in their regional markets, are financially stable, have a strong customer base, have senior management committed to participating in our future growth and can enhance the resource utilization and internal growth of the businesses we have previously acquired.

         o EXPAND SERVICES WITHIN EXISTING MARKETS. We intend to explore selective acquisition opportunities in the geographic markets we already serve as well as markets serviced by businesses we acquire in the future. Once we have entered a specific geographic market, we will seek to acquire other well-established infrastructure service providers in that particular market to deepen our market penetration and expand the range of services offered to our customers. We will also pursue "tuck-in" acquisitions of smaller companies whose operations can be integrated into and leveraged with our existing operations.

         OPERATING STRATEGY

         OPERATE ON A DECENTRALIZED BASIS. We manage our operations on a decentralized basis while overall operating and financial controls and strategic planning are maintained at our corporate headquarters. Our operating subsidiaries retain responsibility for the operations, profitability and growth of their individual businesses. We believe that our decentralized operating structure retains the entrepreneurial spirit of each of the businesses we acquire and permits us to capitalize on the acquired businesses' local and regional market knowledge, specialized skills, local brand name recognition and customer relationships. Our operating subsidiaries have been in business for an average of approximately 22 years. Our executive management team has responsibility for overall operations, financing, capital expenditures, insurance, investor relations, employee benefit plans, corporate strategy and acquisitions. In addition, our executive management team is integrating management information systems and accounting reporting systems through all of our operating subsidiaries.

         ACHIEVE OPERATING EFFICIENCIES. We are continuing to centralize certain administrative functions. In addition, by combining overlapping operations of certain of the businesses we acquire, we expect to achieve more efficient asset and personnel utilization and realize savings in overhead and other expenses. We intend to use our increased purchasing power to gain volume discounts in areas such as vehicles and equipment, materials, marketing, bonding, employee benefits and insurance. As we grow internally and acquire additional businesses, we will seek to realize additional cost savings and other benefits through shared purchasing, bidding, scheduling and other business practices. We have established a program where we periodically review our operations at the subsidiary level in order to identify those practices that can be successfully implemented throughout our operations nationwide. When appropriate, our operating subsidiaries work together in bidding for, winning and executing new contracts for telecom infrastructure projects by pooling their available resources, technical expertise and coverage in key geographic areas. Our executive management team coordinates our overall bidding strategies to maximize the utilization of our resources. We intend to continue to develop and expand the use of management information systems to enhance financial controls, project costing and asset utilization.

         ATTRACT, TRAIN AND RETAIN HIGHLY QUALIFIED PERSONNEL. We focus on attracting and retaining a highly trained and motivated workforce in order to consistently deliver innovative customer solutions and high-quality service. Our strategy is to become the employer of choice in each of the markets in which we operate by offering our employees (1) comprehensive ongoing internal technical training programs throughout their careers, (2) competitive compensation and employee benefits, (3) career development opportunities and geographic mobility and (4) equity participation in our success. We have a centralized employee training program and conduct numerous additional training programs throughout our offices. We believe that we have the comprehensive training, nationwide presence and financial resources to better attract and retain a highly qualified workforce than many of our competitors.

SERVICES

         INSTALLATION AND MAINTENANCE. We provide a full range of installation and maintenance services to our telecom provider customers. The services we provide include the splicing and placing of cable, excavation of trenches in which to place the cable, placement of related structures such as poles, anchors, conduits, manholes, cabinets and closures, placement of drop cable from the main distribution lines to the customer's home and businesses, and maintenance and removal of these facilities. In addition, we install and maintain transmission and central office equipment. We have the capacity to directionally bore the placement of cables, a highly specialized and increasingly necessary method of placing buried cable networks in congested urban and suburban markets where trenching is highly impractical. We also employ a licensed rail plow device which enables us to bury cable on railway easements expeditiously at a low cost.

         DESIGN AND ENGINEERING. We offer a variety of design and engineering capabilities. We design aerial, buried and underground fiber-optic and copper cable systems from the telephone central office to the ultimate consumer's home or business. Engineering services for local exchange carriers include the design of service area concept boxes, terminals, buried and aerial drops, transmission and central office equipment design and the proper administration of feeder and distribution cable pairs. For competitive access providers, we design building entrance laterals, fiber rings and conduit systems. We obtain rights of way and permits in support of engineering activities, and provide installation management and inspection personnel in conjunction with engineering services or on a stand-alone basis. For cable television system operators, we perform make ready studies, strand mapping, field walk out, computer-aided radio frequency design and drafting, and fiber-optic cable routing and design.

         PREMISE WIRING AND OTHER SERVICES. We provide a variety of premise wiring services which include the installation, design, engineering and maintenance of telecom infrastructure in commercial, institutional and governmental facilities. These services generally include the development of communication networks within a company or government agency related primarily to the establishment and maintenance of computer operations, telephone systems, Internet access and communications systems established for purposes of monitoring environmental controls or security procedures. We also provide installation services for gas and water utilities.

ACQUISITION PROGRAM

         Since our formation in August 1997, we have acquired 13 telecom infrastructure service providers which have pro forma 1998 revenues of approximately $265 million. The following table sets forth the businesses we have acquired.


                                                Month
Business Acquired                             Acquired           Principal Customers                    Headquarters
-----------------                             --------           -------------------                    ------------
Texel Corporation                             May 1999           Premise Wiring                         Reston, VA
Copenhagen Utilities & Construction, Inc.     February 1999      Telecommunications                     Clackamas, OR
Network Cabling Services, Inc.                February 1999      Premise Wiring                         Houston, TX
Schatz Underground Cable, Inc.                February 1999      Telecommunications/Cable TV            Villa Ridge, MO
DAS-CO of Idaho, Inc.                         February 1999      Telecommunications                     Nampa, ID
Burn-Techs, Inc.                              August 1998        Telecommunications                     Tampa, FL
State Wide CATV, Inc.                         August 1998        Cable TV                               Tampa, FL
CATV Subscriber Services, Inc.                August 1998        Cable TV                               Greensboro, NC
U.S. Cable, Inc.                              June 1998          Cable TV                               O'Fallon, MO
Channel Communications, Inc.                  March 1998         Cable TV                               Sheboygan, WI
Cablemasters Corp.                            March 1998         Cable TV                               Erie, PA
Mich-Com Cable Services Incorporated          March 1998         Cable TV                               Stuart, FL
Excel Cable Construction, Inc.                March 1998         Cable TV                               Jacksonville, FL

         We believe that we are regarded by acquisition candidates as an attractive acquirer because of (1) our strategy for creating a nationwide comprehensive and professionally managed telecom infrastructure service business, (2) our access to capital resources, (3) our decentralized operating strategy and opportunities to participate in a larger organization, (4) our potential for increased profitability due to centralizing certain administrative functions, enhanced management information systems and economies of scale and
(5) the potential for owners of the businesses being acquired to participate in our planned growth while realizing liquidity. The management of our acquired companies are instrumental in identifying and assisting in the completion of future acquisitions.

         We have developed a set of financial, geographic and management criteria designed to assist management in the evaluation of acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to (1) experience and reputation of the candidate's management and operations, (2) expertise of personnel, (3) composition and size of the candidate's customer base, (4) whether the geographic location of the candidate will enhance or expand our market area or ability to attract other acquisition candidates, (5) whether the acquisition will augment our market share or services offered or help protect our existing customer base, (6) historical and projected financial performance, (7) historical and projected internal rate of return, return on assets and return on revenues, (8) potential synergies gained by combining the acquisition candidate with our existing operations and (9) liabilities, contingent or otherwise, of the candidate. We anticipate that acquisition candidates in the target markets and services will typically have annual revenues ranging from $10 million to $100 million, exclusive of certain "tuck-in" acquisitions which may have annual revenues below $10 million. All acquisitions are subject to initial evaluation and approval by our management before being recommended to our Board of Directors. The evaluation by management includes comprehensive financial, accounting and legal due diligence of the acquisition candidate.

BIDDING AND CONTRACTS

         Our contracts are awarded on a competitive basis, a negotiated basis, or a combination of the two depending on the nature of the contract and the customer. Upon receipt of a request for proposal, we develop a detailed bid which meets the unique specifications and requirements of each project. This process often entails strategic business analysis, resource planning, network design, cost and engineering studies and, in some cases, development of financing alternatives for the project. Bids may be structured as fixed price or cost plus, depending on the requirements of the request for proposal, and are typically quoted on a per unit basis. In either case, we believe that we enjoy a favorable competitive position due to our ability to provide a full range of high quality installation, design, engineering and maintenance services nationwide. Although master service agreements have historically been awarded in a competitive bidding process, recent trends have been toward securing or extending such contracts on negotiated terms. With the rapid expansion of the telecom infrastructure, we believe that more master service agreements will be awarded on the basis of negotiated terms as opposed to the competitive bidding process.

         Our three primary types of contracts include (1) installation contracts for specific projects, (2) master service agreements for all specified services within a defined geographic territory and (3) turnkey agreements for comprehensive installation, design, engineering and maintenance services.

         PROJECT-SPECIFIC CONTRACTS. We refer to contracts covering bids for particular services at specified prices as project-specific contracts. Generally, these contracts cover most installation projects completed in over one year. The majority of these contracts provide that we will furnish a specified unit of service for a specified unit of price (e.g., cable will be installed for a specified rate per foot).

         MASTER SERVICE AGREEMENTS. We refer to contracts with telecom providers for the exclusive use of our services to perform all work up to a price ceiling within a specific geographic area as master service agreements. Under master service agreements, project services are provided upon the execution of work orders, which will describe the work to be undertaken. Each master service agreement contemplates hundreds of individual installation and maintenance projects generally valued at less than $50,000 each. While the terms of these agreements range from three to five years, our customers are generally able to terminate the agreements upon 90 days prior written notice and are often permitted to use other providers or to have the services performed by their own regularly employed personnel.

         TURNKEY AGREEMENTS. We refer to contracts covering a comprehensive spectrum of services, including the installation, design, engineering, and maintenance of telecom infrastructure on a fixed unit-priced basis, as turnkey agreements. As we continue to grow and expand the scope of services we provide, we are able to enter into an increasing number of contracts to provide turnkey services. Even though these are generally long-term agreements, the pricing for our services is not necessarily fixed because these agreements often contain price adjustment provisions that are favorable to us as well as performance and completion incentives. Turnkey agreements require substantial initial working capital and equipment, which are partially funded by customer prepayments.

CUSTOMERS

         We served a diverse group of more than 200 customers in 1998. Our customers include (1) telecommunications providers such as incumbent local exchange carriers, competitive local exchange carriers long-distance service providers and (2) cable television system operators. We also provide services to governmental entities, general contractors, owners and managers of commercial and institutional facilities such as public schools and utility providers. On a pro forma basis, TCI and U.S. West each accounted for approximately 10% of our revenues during 1998. For the three months ended March 31, 1999, TCI was the only customer which accounted for more than 10% of our revenues.

SALES AND MARKETING

         Our sales and marketing efforts are primarily the responsibility of the management of our operating subsidiaries. Our executive management supplements their efforts with respect to national accounts. We focus on increasing the value of comprehensive services provided to existing customers, actively cross-marketing our additional services to our existing customer base and developing new customer relationships. The management at each of our operating subsidiaries has been responsible for developing and maintaining successful long-term relationships with customers which helps facilitate our repeat business and generate cross-marketing opportunities. We use both the written and verbal referrals of our customers to help generate new business. Many of our customers or prospective customers have a qualification procedure for becoming an approved vendor based upon the satisfaction of particular performance and safety standards set by the customer. These customers often maintain a list of vendors meeting such standards and award contracts for individual jobs only to such vendors. We strive to maintain our status as a preferred and qualified vendor to such customers.

BACKLOG

         We define our backlog as the uncompleted portion of services to be performed under project specific contracts and the estimated value of future services that we expect to provide under master service and turnkey agreements. As of March 31, 1999, our backlog was approximately $368 million. Of that amount, approximately $200 million is for work scheduled to be performed in 1999 and approximately $120 million is for work scheduled to be performed in 2000. Due to the nature of our contractual commitments, in many instances our customers do not commit to the volume of services to be purchased under the contract. Rather, these contractual provisions commit us to perform these services if requested by the customer and commit the customer to obtain these services from us if they are not performed internally. Many of the contracts are multi-year contracts and we include revenues from all the services projected to be performed over the life of the contract in our backlog based upon our historical relationships with our customers and experience in these types of contracts.

SAFETY AND RISK MANAGEMENT

         We are committed to ensuring that our employees perform their work in a safe environment. We regularly communicate with our employees to promote safety and to instill safe work habits through our company-wide employee training and educational programs. We have dedicated risk managers at each of our operating subsidiaries who review all accidents and claims, examine trends and implement changes in procedures or communications to address any safety issues. We also have a dedicated risk manager at our corporate headquarters who monitors the risk management programs at our subsidiaries and establishes overall corporate risk management objectives and standards.

EMPLOYEES

         As of March 31, 1999, we had approximately 180 salaried employees, including executive officers, project managers or engineers, job superintendents, staff and clerical personnel. We also had approximately 2,350 field-based employees, approximately 1,350 of which are paid on an hourly basis and approximately 1,000 of which are paid on a production basis. The number of employees can vary significantly according to contracts in progress. We maintain a core of technical and managerial personnel from which we draw to supervise all projects. As the need arises, we also subcontract with independent contractors to supply additional employees to complete specific projects. As of March 31, 1999, we had approximately 1,200 subcontracted workers. Approximately 120 of our employees are represented by a labor union and we consider relations with key and other employees to be good.

EQUIPMENT AND FACILITIES

         We operate a fleet of owned and leased trucks and trailers, support vehicles and specialty installation equipment, such as backhoes, excavators, trenchers, generators, boring machines, cranes, wire pullers and tensioners. The total size of the equipment fleet approximates 2,100 units. We believe that these vehicles generally are well-maintained and adequate for our present operations. We believe that in the future, we will be able to lease or purchase this equipment at favorable prices due to our larger size and the volume of our leasing and purchasing activity.

         Our corporate headquarters are located in West Palm Beach, Florida. Our subsidiaries operate from owned or leased administrative offices, district field offices, equipment yards, shop facilities and temporary storage locations. We also lease other smaller properties as necessary to enable us to efficiently perform our obligations under master service agreements and other contracts. We believe that our facilities are generally adequate for our needs. We do not anticipate difficulty in replacing such facilities or securing additional facilities, if needed.

COMPETITION

         The market in which we operate is highly competitive, requiring substantial resources and skilled and experienced personnel. We compete with other companies in all of the markets in which we operate, some of which are large publicly traded companies that may have greater financial, technical and marketing resources than we do, including, Dycom Industries, Inc., MasTec, Inc. and Quanta Services, Inc. There are relatively few, if any, barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to us. We may also face competition from the in-house service organizations of our existing or prospective customers which often employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced, there can be no assurance that our existing or prospective customers will continue to outsource telecom infrastructure services in the future.

         We believe that the principal competitive factors in the market for telecom infrastructure services include technical expertise, reputation, price, quality of service, availability of skilled technical personnel, geographic presence, breadth of service offerings, adherence to industry standards and financial stability. We believe that we compete favorably within our industry on the basis of these factors.

LEGAL PROCEEDINGS

         We occasionally are a party to legal proceedings incidental to our ordinary business operations. At present, we are not a party to any pending legal proceedings that we believe could have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information concerning our executive officers and directors:


NAME                                        AGE       POSITION
----                                        ---       --------
William J. Mercurio...................      58        President, Chief Executive Officer and Chairman of the Board
                                                       of Directors
Robert E. Agres.......................      38        Vice President and Chief Financial Officer
Robert J. Garrett.....................      61        Vice President-Business Development
Joseph P. Powers......................      53        Vice President-Operations
Bernard E. Czarnecki..................      45        President-Cablemasters, Director
Jeffrey J. Ebersole...................      43        President-Channel, Director
William Mullen........................      46        President-U.S. Cable, Director
Douglas F. Berman (1).................      33        Director
Sami Mnaymneh (1).....................      38        Director
Brian Schwartz........................      34        Director

         WILLIAM J. MERCURIO has been our President, Chief Executive Officer and Chairman of our Board of Directors since our formation in August 1997. Mr. Mercurio has more than 25 years of experience in the telecom infrastructure services industry. From 1995 to 1997, Mr. Mercurio served as President and Chief Executive Officer of Able Telcom Holding Corp., a publicly-traded telecom infrastructure services company. Before 1995, Mr. Mercurio, who is a certified public accountant, owned a consulting and accounting firm. From 1971 to 1986, Mr. Mercurio held various positions with Burnup & Sims, Inc. at the time a publicly-traded telecom infrastructure service provider, including Senior Vice President, Chief Financial Officer and was a member of the Board of Directors. While at Burnup & Sims, Mr. Mercurio participated in over 30 acquisitions and was responsible for all financing and accounting matters.

         ROBERT E. AGRES has been our Chief Financial Officer since June 1998. Before joining us, Mr. Agres served for four years as Senior Vice President and Chief Financial Officer of Triarc Beverage Group, where he was primarily responsible for Triarc's subsidiary, Royal Crown Company, Inc. Mr. Agres, who is a CPA, has more than 15 years of experience in accounting and financial reporting including work at two public companies and public accounting at KMG prior to joining the company.

         ROBERT J. GARRETT has been our Vice President for Business Development since our formation in August 1997. Mr. Garrett has more than 40 years of experience in the telecom infrastructure services industry. From 1995 to 1997, Mr. Garrett was Vice President of Development for Irwin Utilities, a Texas-based cable television installation company. For 36 years, until 1995, he was a district manager with American Telephone and Telegraph where he managed major telecom projects in Florida, Georgia, Louisiana, and New York.

         JOSEPH P. POWERS has been our Vice President for Operations since our formation in August 1997. Mr. Powers has more than 32 years of experience in the telecom infrastructure services industry. From 1995 to 1997, he served as President of Able Communication Services, Inc., a wholly-owned subsidiary of Able Telcom. Prior to 1995, he was Director of Operations for Voltelcom, the telecom infrastructure services division of Volt Information Sciences.

         BERNARD E. CZARNECKI has served as a Director since March 1998. He has served as President of Cablemasters since he founded that company in 1983.

         JEFFREY J. EBERSOLE has served as a Director since March 1998. He has served as President of Channel since he founded that company in 1978.

         WILLIAM MULLEN has served as a Director since July 1998. He currently serves as the President of U.S. Cable and has been associated with that company since 1972.

         DOUGLAS F. BERMAN has served as a Director since March 1998. Mr. Berman joined HIG in 1996 and became a Managing Director of HIG in 1998. Before joining HIG, Mr. Berman was with Bain & Company, an international management consulting firm, where he managed a variety of projects for Fortune 500 companies. Mr. Berman is also a director of Let's Talk Cellular & Wireless, Inc.

         SAMI MNAYMNEH has served as a Director since March 1998. He co-founded HIG Capital Management, Inc. in 1993 and serves as one of its Managing Directors. Before founding HIG, Mr. Mnaymneh was a Managing Director at The Blackstone Group, where he specialized in providing financial advisory services to Fortune 100 companies. Mr. Mnaymneh is also a director of Let's Talk Cellular & Wireless, Inc.

         BRIAN SCHWARTZ has served as a Director since February 1999. Mr. Schwartz joined HIG in 1994 and became a Managing Director of HIG in 1998. Before joining HIG, Mr. Schwartz worked for PepsiCo, Inc.'s Strategic Planning Department.

BOARD OF DIRECTORS

         Our Board of Directors has seven members. Upon the closing of this offering, the Board of Directors will have five members, including Messrs. Mercurio and ____________________. Our certificate of incorporation provides that our Board of Directors will be divided into three classes, with regular three year staggered terms and initial terms of one, two and three years. Accordingly, Mr. _____ will hold office until the annual meeting of stockholders to be held in 2000, Messrs. ____ and ____ will hold office until the 2001 annual meeting, and Messrs. Mercurio and ____ will hold office until the 2002 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

         We have established an Audit Committee and a Compensation Committee. Messrs. _____ and _____ have agreed to serve as the initial members of our Audit Committee. The duties and responsibilities of the Audit Committee include
(1) recommending to the full Board of Directors the appointment of our auditors and any termination of engagement, (2) reviewing the plan and scope of audits,
(3) reviewing our significant accounting policies and internal controls, (4) administering our compliance programs, (5) having general responsibility for all related auditing matters and (6) approving all transactions with affiliates.

         The Compensation Committee is composed of two directors. Our Chief Executive Officer makes recommendations to the committee as to the compensation of our officers, including salary, bonus, stock options and benefits, as well as the nomination of officers to be appointed by the Board of Directors. The current members of the Compensation Committee are Messrs. Mnaymneh and Mercurio. Mr. Mercurio has agreed to resign from the Compensation Committee and will be replaced by ___________.

DIRECTORS' COMPENSATION

         We do not currently pay any fees to directors. We reimburse all directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Mercurio, a member of the Compensation Committee, is our President and Chief Executive Officer. Mr. Mnaymneh, a member of our Compensation Committee, is a controlling person of HIG, one of our principal stockholders. See "Certain Transactions" for a description of various transactions between us, Mr. Mercurio and HIG. None of our executive officers has served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

EXECUTIVE COMPENSATION

         The following table sets forth information for the fiscal year ended December 31, 1998 concerning compensation we paid to our Chief Executive Officer and our other executive officers who were compensated over $100,000 during that year. None of the executive officers appearing in the Summary Compensation Table has received any stock options.

                           SUMMARY COMPENSATION TABLE



                                                           Annual Compensation
                                          ------------------------------------------------------
                                                                                 Other Annual
NAME                                          Salary              Bonus          Compensation(1)
----                                      ---------------      -----------     -----------------
William J. Mercurio                          $135,375             $100,000          $ 6,750
Joseph P. Powers                              101,250               60,000            4,500

----------------------
(1) Primarily represents amounts paid for auto allowance.

STOCK OPTION PLAN

         We have a stock option plan which provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Our stock option plan provides that stock options may be granted by the Compensation Committee. The stock option plan is intended to provide incentives to, and rewards for, certain of our employees and non-employee directors. Those eligible are people who have contributed and will continue to contribute to our success. Incentive stock options granted under the stock option plan are non-transferable other than by will or by the laws of descent and distribution. The stock option plan may be amended at any time by the Board of Directors, although the Board of Directors may condition any amendment on the approval of our stockholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The total number of shares of common stock reserved for issuance under the stock option plan is ______. We have granted incentive stock options to acquire _____ shares of common stock, _______ of which are currently exercisable. Our stock option plan terminates in 2008.

EXECUTIVE EMPLOYMENT AGREEMENTS

         We have employment agreements with Messrs. Mercurio, Powers and Garrett, dated February 26, 1999. Mr. Mercurio's employment agreement has a four-year term and Messrs. Powers' and Garrett's agreements have two-year terms. Mr. Mercurio receives a base salary of $400,000 per year, subject to adjustments for inflation. Messrs. Powers and Garrett receive a base salary of $200,000 and $150,000 per year, respectively, subject to adjustments for inflation. All three employment agreements provide for health, life and disability insurance and other benefits. They also contain covenants not to compete for a certain period of time. So long as we do not terminate the executives without cause, this period will run through their employment and end on February 28, 2003 with respect to Mr. Mercurio, and February 28, 2001 with respect to Messrs. Powers and Garrett, or one year after their employment, whichever date is later. If we terminate Mr. Mercurio without cause or due to his death or disability, then we must pay him his salary for a period of two years following the date of termination. If that happens, Mr. Mercurio also will have the right to exercise any options and warrants granted to him while he was an employee. If Mr. Mercurio's termination is due to his death or permanent disability, then we must pay him (or his estate) his salary for one year after his death or date of disability. If Messrs. Powers or Garrett are terminated without cause, we must continue to pay full compensation and benefits to the terminated executive until February 28, 2001. If either executive's termination is due to his death or permanent disability, then we must pay him (or his estate) his salary for one year after his death or date of disability.

         None of our executive officers are parties to any agreements that are triggered upon a "change of control."

                              CERTAIN TRANSACTIONS

GENERAL

         We have, from time to time, entered into various transactions with certain of our officers, directors and principal stockholders and entities in which such parties have an interest. We believe that each such transaction has been on terms no less favorable to us than could be obtained in a transaction with an independent third party.

ORGANIZATION OF ORIUS

         We were formed in August 1997 by William Mercurio, Joseph Powers and Robert Garrett, who acted as co-founders of Orius and paid nominal cash consideration for ______ shares of common stock. In March 1998, we acquired Cablemasters, Excel, Mich-Com and Channel for $25.1 million (including assumed indebtedness of $2.6 million) and ____ shares of common stock. Messrs. Ebersole and Czarnecki, directors of Orius, were stockholders of two of the founding companies. Mr. Ebersole received $12.9 million and _____ shares of common stock in connection with the sale of Channel to us. We also entered into two three-year leases with entities controlled by Mr. Ebersole for the lease of Channel's headquarters and office space. The monthly rent for both leases is approximately $10,600. At the time of the acquisition of Channel, Mr. Ebersole entered into a three-year employment agreement with Channel that provided for an initial annual base salary of $150,000. In addition, Mr. Ebersole received $200,000 and ______ shares of our common stock as a finders fee for identifying certain acquisition candidates. Mr. Czarnecki received $4.6 million and _____ shares of common stock in connection with the sale of Cablemasters. Mr. Czarnecki also signed a three- year employment agreement with Cablemasters, with an initial annual base salary of $150,000. HIG Cable, Inc. (an entity controlled by Mr. Mnaymneh) purchased 10,000 shares of our Series A preferred stock for $4.5 million and $1.0 million of our 9% junior subordinated promissory notes which are convertible into an aggregate of __________ shares of common stock upon the closing of this offering, to fund a portion of our initial acquisitions.

U.S. CABLE ACQUISITION

         In June 1998, we acquired U.S. Cable from its former shareholders, including William Mullen, one of our directors. Mr. Mullen and members of his immediate family received $5.1 million and _____ shares of our common stock. Mr. Mullen signed a three year employment agreement with U.S. Cable with an initial annual base salary of $140,000 and became a member of our Board of Directors. U.S. Cable also entered into a five-year lease for its corporate headquarters with an entity controlled by Mr. Mullen at a monthly base rent of $5,000. As a result of the U.S. Cable acquisition, the conversion ratio of the Series A preferred stock held by HIG Cable, Inc. was adjusted to convert into an additional ____ shares of common stock. This adjustment was a term of the Series A preferred stock when it was originally issued.

1999 ACQUISITIONS

         In February 1999, we acquired Schatz, DAS-CO, Copenhagen and Network in a transaction that was designed to give tax-free treatment to the stock issued to the former stockholders of the acquired companies. To complete these acquisitions all of our then existing stockholders exchanged their interests in the company for new interests in Orius and we raised additional equity to fund the 1999 acquisitions. HIG Cable West, Inc. (an entity controlled by Mr. Mnaymneh) acquired 7,596.38 shares of our Series B preferred stock for $7.6 million, which are convertible into __________ shares of common stock upon the closing of the offering. We also sold _________ shares of our common stock to our then existing stockholders for $2.4 million. The following officers, directors and principal stockholders (including immediate family members and affiliated entities of such persons) purchased the number of shares indicated at $_______ per share, in cash: William J. Mercurio - ____________, Robert E. Agres - _____________, Bernard E. Czarnecki - _____________, and William Mullen
- _____________. In connection with the 1999 acquisitions, we paid (1) Mercurio and Associates, P.A., an affiliate of William J. Mercurio, a consulting fee of $550,000 for assistance in identification of, and due diligence with respect to, acquisition candidates and (2) HIG _____________, an entity controlled by Mr. Mnaymneh, $267,000 for fees and expenses.

         We have agreed to pay HIG Capital LLC, an entity controlled by Mr. Mnaymneh, an investment banking fee of $________ in connection with this offering, less $__________ for fees previously paid. We do not currently have any other agreements or arrangements with any of our executive officers or directors for the payment of fees or the reimbursement of expenses, other than pursuant to employment agreements.

OTHER

         Rosemarie Mulholland, the daughter of William J. Mercurio, is our Secretary and Treasurer. Ms. Mulholland, a certified public accountant, received total compensation of $64,287 from us in 1998, including a salary of $53,787 and an accrued bonus of $10,500. Ms. Mulholland also received options to purchase ____ shares of our common stock, exercisable at $____ per share. The options vest in equal annual increments in April 1999, April 2000 and April 2001.

COMPANY POLICY

         In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors or a committee thereof, including a majority of disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The table below lists information about the beneficial ownership of our common stock as of __________, 1999 by (1) each person whom we know to own beneficially more than 5% of our common stock, (2) each of our named executive officers (3) all of our directors and executive officers as a group, and (4) our selling stockholders.


                                                                                                      SHARES
                                                 SHARES BENEFICIALLY                               BENEFICIALLY
                                                  OWNED BEFORE THE            SHARES TO           OWNED AFTER THE
NAME                                                 OFFERING(1)             BE OFFERED              OFFERING
----                                           -----------------------      -------------      ---------------------
                                                   NUMBER        %                                NUMBER        %
                                                   ------       ---                               ------       ---
Sami Mnaymneh(2).............................
Douglas F. Berman(2).........................
Brian Schwartz(2)............................
HIG Cable, Inc.(3)...........................
HIG Cable West, Inc.(4)......................
Jeffery J. Ebersole..........................
William J. Mercurio..........................
Bernard E. Czarnecki.........................
Robert J. Garrett............................
Larry Bonadeo................................
P. Nicholas Johnson..........................
Jerry R. Wood and Sandra M. Wood, trustees...
William Mullen Trust.........................
Robert E. Agres..............................
Joseph P. Powers.............................
All officers and directors as a
   group(__ persons)(5)......................

--------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. The percentage of beneficial ownership is based on ______________ shares of common stock outstanding as of _____________ 1999. Also, shares of common stock subject to options or warrants currently exercisable, or exercisable by ____________ 1999, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Consists of shares owned by HIG Cable, Inc. and HIG Cable West, Inc. that are deemed to be owned by this person because of his position as a managing director of HIG.

(3) Consists of shares issuable upon conversion of Series A preferred stock and upon conversion of a convertible promissory note.

(4) Consists of shares issuable upon conversion of Series B preferred stock.

(5) Shares owned by HIG are counted only once for purposes of this calculation.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock will consist of _____________ shares of common stock having a par value of $.0001 per share and ___________ shares of preferred stock having a par value of $.0001 per share.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business. See "Dividend Policy" on page 14.

         Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK

         Our certificate of incorporation permits the Board of Directors to issue shares of preferred stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock. There are currently two series of preferred stock outstanding, all of the shares of which are held by HIG, which will convert into common stock upon the closing of this offering.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the stockholders.

         AUTHORIZED BUT UNISSUED SHARES. Subject to the applicable requirements of the exchange or automated quotation service on which our shares are listed or traded, the authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions or employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

         INDEMNIFICATION AND LIMITATION OF LIABILITY. Our certificate of incorporation and bylaws provide that our directors, officers, employees and agents shall be indemnified by us to the full extent permitted by Delaware law, as it now exists or may be amended in the future, against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. Our bylaws also provide that the right of any person to indemnification shall be a contract right and shall not be exclusive of any other right to which such person may be entitled. Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         STATUTORY BUSINESS COMBINATION PROVISIONS. Our certificate of incorporation provides that we will NOT be governed by certain provisions of Delaware and Florida law that have been enacted to deter or frustrate takeovers of Delaware corporations or foreign corporations operating in Florida. Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation may not engage in any of a broad range of business combinations with an interested stockholder, except under certain limited circumstances. The Florida Control Share Act generally provides that shares acquired above than some specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested stockholders.

TRANSFER AGENT AND REGISTRAR

         ____________________ will serve as transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have __________ shares of common stock outstanding. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by affiliates of our company. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholders from selling or otherwise disposing of shares for a period of 180 days after the date of this prospectus without the prior written consent of BT Alex. Brown Incorporated. After February 25, 2000, all of the currently outstanding shares will be eligible for resale in the public market, subject to the restrictions of Rule 144.

         We have agreed not to sell, contract or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus, except as consideration for business acquisitions or upon exercise of currently outstanding stock options or warrants, without the prior written consent of BT Alex. Brown Incorporated.

         In general, under Rule 144, a person (or persons who shares are aggregated), including persons who may be deemed affiliates of our company, who has beneficially owned his or her shares for at least one year is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the common stock (____ shares after completion of this offering) or the average weekly trading volume during the four calendar week preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. Under Rule
144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the company for at least three months and who has beneficially owned his or her shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

         There has been no public market for the common stock prior to this offering and no assurance can be given that an active public market for the common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of the common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and could impair our ability to raise capital or effect acquisitions through the issuance of common stock.

         After 180 days after completion of this offering, we intend to file a registration statement under the Securities Act to register ______ shares of common stock issuable on exercise of stock options or other awards granted or to be granted under our stock option plan. After the filing of such registration statement and subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options.

                              PLAN OF DISTRIBUTION

         We have entered into an underwriting agreement with the underwriters named below in which they have severally agreed to purchase from us the number of shares of common stock set forth beside their names below. BT Alex. Brown Incorporated, Banc of America Securities LLC, Morgan Keegan & Company, Inc., and The Robinson-Humphrey Company, LLC are the representatives of the underwriters.


                                                                                Number of
Underwriter                                                                       Shares
-----------                                                                       ------
BT Alex. Brown Incorporated...............................................
Banc of America Securities LLC............................................
Morgan Keegan & Company, Inc..............................................
The Robinson-Humphrey Company, LLC........................................













                                                                           --------------------
         Total............................................................

                                                                           ====================

         The obligation of the underwriters to purchase the common stock is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all of the shares of the common stock offered by this prospectus, if any are purchased. The shares of common stock offered by the underwriters pursuant to this prospectus are subject to prior sale, when, as and if delivered to and accepted by the underwriters, and subject to the underwriters' right to reject any order in whole or in part.

         The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price of $_____ per share. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $_____ per share from the public offering price. These securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $_____ per share from the public offering price. The underwriters may change the public offering price after the common stock is released for sale to the public.

         The underwriters may sell more shares than the total number set forth in the table above. To cover these sales, the underwriters have an option to purchase up to ________ additional shares of common stock from Orius and certain selling stockholders at the public offering price less the underwriting discounts and commissions set forth in the table above. The underwriters may exercise this option for 30 days after the date of this prospectus only to cover these sales. To the extent that the underwriters purchase shares pursuant to this option, each of the underwriters will purchase shares in approximately the same proportion as the number of shares of common stock to be purchased by it shown in the above table bears to ________ and we will be obligated, pursuant to the option, to sell such shares to the underwriters. If purchased, the underwriters will offer such additional shares on the same terms as those on which the ______ shares are being offered.

         Orius and the selling stockholders have agreed to indemnify the underwriters with respect to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         To facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over allot shares of the common stock in connection with this offering, thereby creating a short position in the underwriters' account. A short position results when an underwriter sells more shares of common stock than such underwriter is committed to purchase. Additionally, to cover such over allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The underwriters may also reclaim selling concessions allowed to an underwriter or dealer, if the underwriters repurchase shares distributed by that underwriter or dealer.

         We have agreed not to make any offering, sale, short sale, transfer, hypothecation, pledge or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of common stock (or agreement for such) for a period of 180 days after the date of this prospectus, directly or indirectly, without the prior written consent of BT Alex. Brown Incorporated, except that we may, without this consent, issue options granted under the stock option plan and issue shares (1) upon exercise of options granted under the stock option plan, and (2) in connection with the acquisitions of businesses.

         Our executive officers, directors, and current stockholders have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, hypothecate, pledge or otherwise dispose of any shares of common stock or any securities convertible or exchangeable into common stock owned or acquired in the future in any manner until 180 days after the date of this prospectus, without the prior written consent of BT Alex. Brown Incorporated. These restrictions will be applicable to any shares acquired by any of those persons during the applicable restricted period.

         The representatives of the underwriters have advise us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

         At our request, the underwriters have reserved for sale, at the initial public offering price, up to ______ shares to be sold and offered hereby by us to certain of our employees and other persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. Certain individuals purchasing reserved shares may be required to agree not to sell, offer or otherwise dispose of any shares of common stock for a period of three months after the date of this prospectus.

         Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, our result of operations in recent periods, the market capitalizations and stages of development of other companies that we and the representatives believe to be comparable to Orius, estimates of our business potential, the present state of our development and other factors deemed relevant. The initial public offering price set forth on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. Application has been made to have our common stock listed on the New York Stock Exchange under the proposed symbol "ORS."

                                    EXPERTS

         The consolidated financial statements of Orius Corp. and Subsidiaries as of December 31, 1998 and for the period from March 31, 1998 through December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Channel Communications, Inc., f/k/a Kenya Corp., as of and for the three months ended March 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Channel Communications, Inc., f/k/a Kenya Corp., as of and for the two years ended December 31, 1997 included in this prospectus have been included in reliance on the report of Williams, Young & Associates, LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of U.S. Cable, Inc. as of September 30, 1996 and 1997 and June 30, 1998 and for each of the two years in the period ended September 30, 1997 and for the nine months ended June 30, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of CATV Subscriber Services, Inc. and its subsidiary as of December 31, 1997 and August 31, 1998 and for the year ended December 31, 1997 and the eight months ended August 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of DAS-CO of Idaho, Inc. as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of Milhouse, Martz & Neal, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Network Cablings Services, Inc. included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Copenhagen Utilities and Construction, Inc. as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Texel Corporation as of December 31, 1997 and 1998 and for each of two years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

         Akerman, Senterfitt & Eidson, P.A., Fort Lauderdale, Florida will pass upon the validity of the common stock offered by this prospectus for us. Certain legal matters in connection with the offering will be passed upon for the underwriters by White & Case LLP, Miami, Florida.

                             ADDITIONAL INFORMATION

         We intend to file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois, at prescribed rates. The Commission maintains a website that contains all information filed electronically by us. The address of the Commission's website is (http://www.sec.gov). Our common stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Orius can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the Commission under the Securities Act, with respect to the securities offered in this prospectus. This prospectus does not contain all the information that is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer to the registration statement and to the exhibits to such registration statement for further information with respect to Orius and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

         Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                          REPORTS TO SECURITY HOLDERS

         We intend to distribute to our stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

ORIUS CORP. AND SUBSIDIARIES INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Interim Consolidated Balance Sheets..................................................................F-3
     Interim Consolidated Statements of Operations........................................................F-4
     Interim Consolidated Statements of Cash Flows........................................................F-5
     Notes to Interim Consolidated Financial Statements (unaudited).......................................F-6

ORIUS CORP. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Financial Statements.............................................F-9
     Unaudited Pro Forma Statements of Operations.........................................................F-10
     Unaudited Pro Forma Balance Sheet....................................................................F-13
     Notes to Unaudited Pro Forma Financial Statements....................................................F-14

ORIUS CORP. AND SUBSIDIARIES
     Financial Statements - December 31, 1998
     Report of Independent Accountants....................................................................F-16
     Consolidated Balance Sheet ..........................................................................F-20
     Consolidated Statements of Operations................................................................F-21
     Consolidated Statements of Cash Flows ...............................................................F-22
     Consolidated Statements of Changes in Stockholders' Equity...........................................F-23
     Notes to Consolidated Financial Statements ..........................................................F-24

U.S. CABLE, INC.
     Financial Statements - September 30, 1996 and 1997 and June 30, 1998
     Report of Independent Accountants....................................................................F-37
     Balance Sheets ......................................................................................F-38
     Statements of Operations.............................................................................F-39
     Statements of Cash Flows.............................................................................F-40
     Statements of Changes in Shareholders' Equity .......................................................F-41
     Notes to Financial Statements........................................................................F-42

CATV SUBSCRIBER SERVICES, INC. AND ITS SUBSIDIARY
     Financial Statements - December 31, 1997 and August 31, 1998
     Report of Independent Accountants....................................................................F-49
     Balance Sheets.......................................................................................F-50
     Statements of Operations.............................................................................F-51
     Statements of Cash Flows.............................................................................F-52
     Statements of Changes in Stockholders' Equity........................................................F-53
     Notes to Financial Statements........................................................................F-54

DAS-CO OF IDAHO, INC.
     Financial Statements - December 31, 1996, 1997 and 1998
     Report of Independent Accountants....................................................................F-60
     Balance Sheets.......................................................................................F-61
     Statements of Operations.............................................................................F-62
     Statements of Cash Flows.............................................................................F-63
     Statements of Changes in Stockholders' Equity........................................................F-64
     Notes to Financial Statements........................................................................F-65

SCHATZ UNDERGROUND CABLE, INC.
     Financial Statements - December 31, 1996, 1997 and 1998
     Report of Independent Accountants....................................................................F-70
     Balance Sheets.......................................................................................F-71
     Statements of Income and Retained Earnings...........................................................F-72
     Statements of Cash Flows.............................................................................F-73
     Notes to Financial Statements........................................................................F-74

NETWORK CABLING SERVICES, INC.
     Financial Statements - September 30, 1997 and 1998
     Report of Independent Certified Public Accountants...................................................F-80
     Balance Sheets.......................................................................................F-81
     Statements of Income.................................................................................F-82
     Statements of Cash Flows.............................................................................F-83
     Statements of Stockholders' Equity...................................................................F-84
     Notes to Financial Statements........................................................................F-85

COPENHAGEN UTILITIES AND CONSTRUCTION, INC.
     Consolidated Financial Statements - December 31, 1996, 1997 and 1998
     Report of Independent Accountants....................................................................F-92
     Consolidated Balance Sheets..........................................................................F-93
     Consolidated Statements of Operations................................................................F-94
     Consolidated Statements of Cash Flows................................................................F-95
     Notes to Consolidated Financial Statements...........................................................F-96




TEXEL CORPORATION
     Financial Statements - December 31, 1997 and 1998
     Report of Independent Accountants....................................................................F-103
     Balance Sheets.......................................................................................F-104
     Statements of Operations.............................................................................F-105
     Statements of Cash Flows.............................................................................F-106
     Statements of Changes in Shareholders' Equity........................................................F-107
     Notes to Financial Statements........................................................................F-108


                                  ORIUS CORP.

                      INTERIM CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)



                                                                         1998             1999
                                                                     -----------      -----------
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents                                            $ 2,252,303      $         --
Accounts receivable, net                                              26,153,402        43,399,783
Unbilled accounts receivable                                          12,189,615        25,391,153
Inventory                                                              9,542,743        14,681,541
Prepaid and other current assets                                         852,481         1,241,667
                                                                     -----------      ------------

          Total current assets                                        50,990,544        84,714,144
                                                                     -----------      ------------

PROPERTY AND EQUIPMENT, net                                           15,474,071        35,314,088
                                                                     -----------      ------------

OTHER ASSETS:
Goodwill, net                                                         27,052,711        72,611,233
Deferred financing costs, net                                          1,400,527         3,976,256
Other                                                                    917,986         2,078,681
                                                                     -----------      ------------

          Total other assets                                          29,371,224        78,666,170
                                                                     -----------      ------------

          TOTAL                                                      $95,835,839      $198,694,402
                                                                     ===========      ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Current portion of long term debt                                    $ 5,864,268      $ 10,270,713
Borrowing under credit facility                                        6,750,000         8,000,000
Accounts payable                                                       8,288,999        13,796,238
Accrued liabilities                                                    5,844,889        11,552,177
Deferred revenues                                                      2,621,398         3,083,725
Other liabilities, including deferred income tax liability               655,988           201,099
                                                                     -----------      ------------

          Total current liabilities                                   30,025,542        46,903,952
                                                                     -----------      ------------

Long-term debt                                                        42,649,585       111,328,837
Deferred income tax liability                                          2,594,697         5,450,539
Deferred revenues                                                      4,670,000         4,670,000
                                                                     -----------      ------------

          Total liabilities                                           79,939,824       168,353,328
                                                                     -----------      ------------

Convertible preferred stock, par value $.0001 per share;
  300,000 shares authorized:
    Series A, 10,000 shares issued and outstanding                     7,340,649        10,017,496
    Series B, 7,596.33 shares issued and outstanding                          --        10,452,866
Value of redemption rights associated with junior
  subordinated convertible note                                          493,358         1,056,290
                                                                     -----------      ------------

                                                                       7,834,007        21,526,652
                                                                     -----------      ------------

STOCKHOLDERS' EQUITY:
Warrants                                                                      --           868,538
Common stock, par value $.0001 per share; 4,700,000
 shares authorized; 1,051,756 and 1,295,365 shares issued and outstanding at December 31, 1998 and March 31, 1999,
 respectively                                                                105               130
Additional paid-in capital                                             7,427,745         7,945,754
Retained earnings                                                        634,158                --
                                                                     -----------      ------------

          Total stockholders' equity                                   8,062,008         8,814,422
                                                                     -----------      ------------

          TOTAL                                                      $95,835,839      $198,694,402
                                                                     ===========      ============



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          ORIUS CORP. AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)



                                        Predecessor          Company
                                        ----------------------------
                                           1998               1999
                                        -----------       -----------
REVENUES, NET:                          $ 4,218,833       $46,069,230
                                        -----------       -----------

EXPENSES:
Direct costs                              3,364,584        36,223,996
General and administrative                  709,928         4,540,170
Depreciation and amortization               202,643         1,808,211
                                        -----------       -----------

          Total                           4,277,155        42,572,377
                                        -----------       -----------

Income (loss) from operations               (58,322)        3,496,853

Other (income) expense:
    Interest expense, net                   (57,697)        2,160,091
    Other income                            (52,966)          (26,257)
                                        -----------       -----------

Income before income tax provision
 and extraordinary item                      52,341         1,363,019

Provision for income taxes                  358,430           692,000
                                        -----------       -----------

(Loss) income before extraordinary
  charge                                   (306,089)          671,019

Extraordinary charge for debt
 retirement, net of tax benefit
 of $578,000                                     --          (770,000)
                                        -----------       -----------
(LOSS) FROM OPERATIONS                  $  (306,089)      $   (98,981)
                                        ===========       ===========

Accretion and dividends associated
  with preferred stock and
  junior convertible note                                  (6,096,307)
                                                          -----------
Net (loss) available to common
  stockholders                                            $(6,195,288)
                                                          ===========

(Loss) per share:
   Basic:
     (Loss) available to common
        stockholders                                      $     (4.79)
     Extraordinary charge                                 $     (0.68)
                                                          -----------
     Net loss available to common
        stockholders                    $ (1,113.05)      $     (5.47)
                                        ===========       ===========

Weighted average shares outstanding:
   Basic                                        275         1,132,959
                                        ===========       ===========






               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          ORIUS CORP. AND SUBSIDIARIES

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
             THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)



                                                                       Predecessor          Company
                                                                       -----------------------------
                                                                          1998               1999
                                                                       -----------       -----------
Increase (Decrease) in Cash and Equivalents from:
OPERATING ACTIVITIES:
Net (Loss)                                                             $  (306,089)        $    (98,981)
Adjustments to reconcile net cash provided by (used in)
  operating activities:
     Provision for uncollectible accounts                                  165,000                4,091
     Depreciation and amortization                                         202,643            1,808,211
     Extraordinary charge                                                       --            1,348,000
     Amortization of deferred finance costs                                     --            1,890,162
     Loss (gain) on disposal of assets                                       1,928              (16,400)
     Deferred income taxes                                                 330,254             (314,673)
Changes in assets and liabilities:
     Accounts receivable, billed and unbilled                              903,872           (8,232,905)
     Inventories                                                                --           (3,714,821)
     Other current assets                                                  (51,198)            (364,733)
     Other noncurrent assets                                                (2,598)              47,329
     Accounts payable and accrued liabilities                              (46,997)            (926,969)
     Deferred revenues                                                          --              171,202
     Other liabilities                                                     (31,242)            (133,261)
                                                                       -----------         ------------

Net cash provided by (used in) operating activities                      1,165,573           (8,533,748)
                                                                       -----------         ------------

INVESTING ACTIVITIES:
     Capital expenditures                                                 (152,337)          (1,534,966)
     Purchases of subsidiaries, net of cash acquired                            --          (65,745,431)
                                                                       -----------         ------------

Net cash (used in) investing activities                                   (152,337)         (67,280,397)
                                                                       -----------         ------------

FINANCING ACTIVITIES:
     Borrowings on credit facility                                          51,074          130,500,000
     Principal payments on notes payable and credit facility                    --          (62,472,266)
     Amounts paid for deferred financing costs                                  --           (4,465,891)
     Distributions paid to stockholder                                      (6,117)                  --
     Proceeds from issuance of common stock                                     --            2,403,622
     Proceeds from issuance of convertible preferred
         stock, net of costs                                                    --            7,596,377
                                                                       -----------         ------------

Net cash provided by financing activities                                   44,957           73,561,842
                                                                       -----------         ------------

NET CASH INFLOW (OUTFLOW) FROM ALL ACTIVITIES                            1,058,193           (2,252,303)

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                346,636            2,252,303
                                                                       -----------         ------------

CASH AND EQUIVALENTS AT END OF PERIOD                                  $ 1,404,829         $         --
                                                                       ===========         ============

Cash paid for:
     Interest                                                          $       855         $    760,363
     Income taxes                                                      $    59,418         $    793,760





               The accompanying notes are an integral part of the
                       consolidated financial statements.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



1.    BASIS OF PRESENTATION

      The interim consolidated financial statements of Orius Corp. and its subsidiaries (the Company) as of and for the period ended March 31, 1999 includes the accounts of the Company and its subsidiaries and in the opinion of management, includes all necessary adjustments, consisting of only normal recurring adjustments, to present fairly the consolidated financial position and results of operations of the Company for the periods presented. The accompanying unaudited consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. Accordingly, these unaudited consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in this registration statement. Reported interim results of operations are based in part on estimates, and are not necessarily indicative of those expected for the year.

      The financial information as of and for the period ended March 31, 1998 represents the information of Channel Communications, Inc., which was deemed the accounting acquirer in the March 31, 1998 simultaneous business combination. Such financial information has been derived from the audited accounts as of and for the same period which appear elsewhere in this registration statement.

2.    REORGANIZATION


      At December 31, 1998, the organization consisted of eight subsidiaries operating under the Company: Channel Communications, Inc.; Cablemasters Corp.; Excel Cable Construction, Inc.; Mich-Com Cable Services Incorporated; U.S. Cable, Inc.; CATV Subscriber Services, Inc.; Statewide CATV, Inc.; and Burn-Techs, Inc. The common stock of NATG is owned by the former owners of these companies and certain executive officers and founders of NATG. HIG Cable, Inc. owns all the outstanding Convertible Preferred Stock.

      On February 8, 1999, a reorganization of the Company occurred in connection with the acquisition of four companies and related financing. Orius Corp., a Delaware corporation, was formed, and it formed NATG Holdings, LLC, a Delaware limited liability company. All of the interest in NATG Holdings is held by Orius Corp. NATG Holdings formed a subsidiary, NATG Merger Sub., which was merged with and into NATG with NATG as the surviving corporation.

      As a result of the Reorganization, NATG became an indirect wholly owned subsidiary of Orius. The Reorganization resulted in all of the stockholders of NATG holding shares of Orius. Shares of common and Preferred Stock of NATG were converted into one-tenth of a share of common and preferred stock of Orius, respectively. This one-for-ten exchange was the same for all stockholders and has been reflected in these financial statements by restating all share amounts.

3.    EARNINGS PER SHARE


      Diluted earnings per common share have been excluded because inclusion of the effects on earnings per share associated with the convertible preferred stock, junior convertible note, options and warrants issued during the period would be anti-dilutive.

4.    ACQUISITIONS


      On February 26, 1999, four companies were acquired for total consideration of $73.1 million plus transaction related expenses of $.9 million. Additionally, approximately $7.1 million of debt was assumed. Cash paid for the four acquisitions totaled $65.7 million (net of cash acquired of $4.8 million) and the value of common stock issued (144,285 shares) totaled $3.5 million. In connection with one of the acquisitions, 23,214 additional shares of common stock may be issued if the acquired company meets certain performance levels through December 31, 2000. The purchase price of each acquisition is subject to a customary purchase price adjustment mechanism and finalization of certain valuations.

      The companies acquired were: DAS-CO of Idaho, Inc.; Copenhagen Utilities and Construction, Inc.; Shatz Underground Cable, Inc.; and Network Cabling Services, Inc. All the acquisitions were accounted for as purchases and were included in the results of operations from the date of acquisition. The goodwill associated with all the acquisitions during the period ended March 31, 1999 totaled $45.0 million.

      The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions and the seven acquisitions completed during the nine-month period ended December 31, 1998 had been completed on January 1, 1998. These pro forma results give effect to increased interest expense for acquisition debt and amortization of related goodwill. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed on January 1, 1998 nor are the results indicative of the company's future results of operations (in thousands).

                  Revenues                                           $62,105

                  Net income                                         $ 1,685

                  Net (loss) available to common stock
                    per share                                        $ (3.40)

ORIUS CORP. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



5.    DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-term debt outstanding at December 31, 1998 and March 31, 1999 is detailed by type of borrowing as follows:

                                                                                                       December 31,      March 31,
                                                                                                          1998             1999
                                                                                                      -----------      -----------
          Bank credit facilities:
                  Revolving credit facility, maturing on April 1, 2005; interest rate of LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of 2.00%
                      or 0.50%, respectively                                                          $ 6,750,000     $         --
                  Revolving credit facility, maturing on February 26, 2004; interest rate of
                     LIBOR or Federal Funds Rate plus 0.50%, plus a margin ranging from 2.25% to 3.00% for LIBOR and 1.25% to 2.00% for Federal Funds.
                      Margin based on leverage ratio, beginning June 30, 1999                                            8,000,000
                  Term loan, amortizing with final payment due April 1, 2003; interest rate of
                     LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of
                     2.00% or 0.50%, respectively                                                      27,625,000               --
                   Term loan, amortizing with final payment due April 1, 2005; interest rate of
                     LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of
                      2.375% or 0.875%, respectively                                                   18,950,000               --
                   Term loan A, amortizing with final payment due December 31, 2003; interest rate of LIBOR or Federal Funds Rate plus 0.50%, plus a margin ranging from 2.25% to 3.00% for LIBOR and 1.25% to 2.00% for Federal
                      Funds. Margin based on leverage ratio, beginning June 30, 1999                                    60,000,000
                   Term loan B, amortizing with final payment due December 31, 2004; interest rate of LIBOR or Federal Funds Rate plus 0.50%, in either case
                     plus a margin of 3.75% or 2.75%, respectively                                                      45,000,000
                   Term loan C, amortizing with final payment due December 31, 2005; interest rate of LIBOR or Federal Funds Rate plus 0.50%, in either case
                     plus a margin of 5.00% or 4.00%, respectively                                                      14,151,462
          Junior subordinated convertible note, due April 15, 2005, interest rate of 9%                 1,063,750        1,086,300
          Other debt and capital lease obligations                                                        875,103        1,361,788
                                                                                                      -----------     ------------
                  Total debt and capital lease obligations                                             55,263,853      129,599,550
          Less current portion                                                                         12,614,268       18,270,713
                                                                                                      -----------     ------------
          Long-term debt                                                                              $42,649,585     $111,328,837
                                                                                                      ===========     ============


      On February 26, 1999, NATG Holdings entered into a new credit agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Bank, National Association (PNC), as joint lead arrangers and a new syndication of banks (New Credit Agreement). The New Credit Agreement includes a $25.0 million revolving credit facility, maturing in 5 years, and a $120.0 million senior secured term loan credit facility. The term loan facility is allocated among a $60.0 million Term Loan A facility, maturing on December 1, 2003; a $45.0 million Term Loan B facility, maturing on December 1, 2004; and a $15.0 million Term Loan C facility, maturing on December 1, 2005. Of this credit facility, NATG Holding borrowed $2.0 million under the revolving credit facility, $60.0 million under the Term Loan A facility, $45.0 million under the Term Loan B facility, and $15.0 million under the Term Loan C facility to complete the four new acquisitions and to repay substantially all indebtedness of NATG, and terminate all commitments to make extensions of credit to NATG, under NATG's old credit facility with PNC.

      Amounts under the credit facility bear interest, at the Company's choice, at either LIBOR plus an applicable margin; or, the higher of PNC's corporate base rate of interest, or the Federal Fund Rate plus 0.50% (the
      ABR), in each case plus an applicable margin. For LIBOR loans, the margin is 3.00% for the revolving credit facility and Term Loan A facility, 3.75% for the Term Loan B facility and 5.00% for Term Loan C facility. For ABR loans, the margin is 2.00% for the revolving credit facility and Term Loan A facility, 2.75% for the Term Loan B facility and 4.00% for Term Loan C facility. Beginning June 30, 1999, the margins for all interest rates will be adjusted based upon certain leverage ratios, but cannot exceed the ranges disclosed above. Outstanding amounts under the credit facility are secured by substantially all of NATG Holdings' assets and the pledge of all of the outstanding shares of common stock of each or Orius' direct and indirect subsidiaries, including NATG. The credit facility also contains certain affirmative and negative covenants relating to NATG Holdings' operations.

      As a result of the termination and repayment of the indebtedness outstanding under the old credit facility, the deferred financing costs associated with the old credit facility totaling $1,348,000 were written off resulting in an extraordinary charge to income of $770,000, net of tax benefits of $578,000.

      During the three months ended March 31, 1999, the accretion associated with the junior subordinated convertible note totaled approximately $562,732 which represents the estimated appreciation in the value of common stock into which the debt could have been converted.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


6.    CONVERTIBLE PREFERRED STOCK

      In connection with the reorganization discussed above, the number of shares of common stock into which the Series A Convertible Preferred Stock (Series A Preferred) was convertible was changed to 300,826. Additionally, the provision that reduced the conversion rate in the event of an initial public stock offering of Orius Corp. common stock was removed from the Series A Preferred rights. At March 31, 1999, the total recorded value of the Series A Preferred has been determined based upon the convertible common shares of 300,826 at $33.30 per share, or $10,017,496. The accretion to that value during the period ended March 31, 1999 was $2,676,847.

      In connection with the acquisitions on February 26, 1999, HIG Cable West, Inc. purchased 7,596.38 shares of Series B Convertible Preferred Stock (Series B Preferred) for $7,569,377. The Series B Preferred has the same rights as the Series A Preferred and may be converted into 313,890 shares of Orius Corp. common stock. At March 31, 1999, the recorded value of the Series B Preferred has been determined based upon the converted common shares of 313,890 at $33.30 per share, or $10,452,866. The accretion from February 26, 1999 to March 31, 1999 totaled $2,856,728.

7.    INCOME TAXES

      In connection with the simultaneous business combination on March 31, 1998, the predecessor's Channel Communications, Inc.'s S corporation status for income tax purposes was terminated. Consequently, a change to income tax expense of $330,254 was recorded to establish deferred tax liabilities with payment to be spread over four years.

8.    SUBSEQUENT EVENTS - ACQUISITION

      On May 25, 1999, the Company acquired all of the outstanding stock of Texel Corporation for cash of $26.25 million and 99,444 shares of common stock, plus transaction costs of $750 thousand.

                          ORIUS CORP. AND SUBSIDIARIES
            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         We (Orius Corp.) were formed in August 1997 to create a nationwide provider of comprehensive telecom infrastructure services. We have completed 13 acquisitions since March 1998. While the businesses were acquired at various dates during 1998 and 1999, the following unaudited pro forma statements of operations are presented as if all such acquisitions and this offering had occurred on January 1, 1998. The following unaudited pro forma balance sheet gives effect to the Texel acquisition and this offering as if they had occurred on March 31, 1999. All other acquisitions occurred prior to March 31, 1999 and are included in the Company's balance sheet at March 31, 1999.

         The following unaudited pro forma financial statements have been derived from (1) our (including the acquired businesses) financial information and, when applicable, includes adjustments to conform fiscal periods to calendar periods, (2) the audited financial statements and notes thereto of certain of the acquired businesses for certain periods and (3) audited financial statements and notes thereto since inception, which financial statements appear elsewhere in this prospectus.

         The unaudited pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the acquired businesses been purchased and this offering consummated as of the assumed dates, nor are the results indicative of our future results. The unaudited pro forma financial statements should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto since inception and certain of the acquired businesses for certain periods included elsewhere herein.

                UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS(a)
                                 (in thousands)

                                                                             Year Ended December 31, 1998
                                              -------------------------------------------------------------------------------------
                                                The                      | Cable-                       U.S.     State
                                              Company  Channel  Subtotal | masters    Excel  Mich-Com   Cable     Wide   Burn-Techs
                                              -------  -------  -------- | -------    -----  --------   -----     ----   ----------
                                                                         |
REVENUES:                                     $77,332   $4,219   $81,551 |  $3,485   $1,868   $2,379   $ 9,465   $3,524    $ 597
                                                                         |
EXPENSES:                                                                |
 Direct costs                                  56,532    3,364    59,896 |   2,500    1,545    1,953     6,832    2,879      223
 General and administrative                     7,935      710     8,645 |     572       94      187     3,013      272       41
 Depreciation and amortization                  3,364      203     3,567 |     114       35       73       259      125       14
                                              -------   ------   ------- |  ------   ------   ------   -------   ------    -----
         Total                                 67,831    4,277    72,108 |   3,186    1,674    2,213    10,104    3,276      278
                                                                         |
INCOME (LOSS) FROM OPERATIONS                   9,501      (58)    9,443 |     299      194      166      (639)     248      319
                                                                         |
OTHER (INCOME) EXPENSE:                                                  |
 Interest expense, net                          2,565      (57)    2,508 |      43       --        7       (67)      24       --
 Other (income) expense                           (19)     (53)      (72)|      (6)      (1)      30      (144)      --       --
                                              -------   ------   ------- |  ------   ------   ------   -------   ------    -----
INCOME (LOSS) BEFORE INCOME TAX PROVISION       6,955       52     7,007 |     262      195      129      (428)     224      319
                                                                         |
 PROVISION FOR INCOME TAXES                     2,925      358     3,283 |      --       --       21      (156)       1       96
                                              -------   ------   ------- |  ------   ------   ------   -------   ------    -----
                                                                         |
NET INCOME (LOSS)                             $ 4,030   $ (306)  $ 3,724 |  $  262   $  195   $  108   $  (272)  $  223    $ 223
                                              =======   ======   ======= |  ======   ======   ======   =======   ======    =====


                                                Year Ended December 31, 1998
                              -----------------------------------------------------------------------------------
                                                                  Network           |                |
                              CATV   DAS-CO   Schatz  Copenhagen  Cabling   Texel   |  Adjustments   | Pro forma
                              ----   ------   ------  ----------  -------   -----   |  -----------   | ---------
                                                                                    |                |
REVENUES:                   $19,412  $21,778  $31,254  $35,192    $24,586  $29,649  |   $     --     | $ 264,740
                                                                                    |                |
EXPENSES:                                                                           |                |
 Direct costs                16,018   14,548   18,867   27,092     21,267   20,634  |       (925)(b) |   193,329
 General and administrative   3,493    3,830    9,137    7,701      1,871    1,762  |    (15,767)(c) |    24,851
 Depreciation and                                                                   |                |
   amortization                 296      938    2,199      840        179      101  |        984 (d) |     9,724
                            -------  -------  -------  -------    -------  -------  |   --------     | ---------
         Total               19,807   19,316   30,203   35,633     23,317   22,497  |    (15,708)    |   227,904
                                                                                    |                |
INCOME (LOSS) FROM                                                                  |                |
  OPERATIONS                   (395)   2,462    1,051     (441)     1,269    7,152  |     15,708     |    36,836
                                                                                    |                |
OTHER (INCOME) EXPENSE:                                                             |                |
 Interest expense, net          290      (44)     576     (170)       137     (128) |     11,085 (e) |    14,261
 Other (income) expense                    4      (77)     (35)        (9)      88  |         --     |      (222)
                            -------  -------  -------  -------    -------  -------  |   --------     | ---------
INCOME (LOSS) BEFORE INCOME                                                         |                |
  TAX PROVISION                (685)   2,502      552     (236)     1,141    7,192  |      4,623     |    22,797
                                                                                    |                |
 PROVISION FOR INCOME TAXES    (248)      --      224      (76)       401       --  |      6,371 (f) |     9,917
                            -------  -------  -------  -------    -------  -------  |   --------     | ---------
NET INCOME (LOSS)           $  (437) $ 2,502  $   328  $  (160)   $   740  $ 7,192  |    $(1,748)    |   $12,880
                            =======  =======  =======  =======    =======  =======  |    =======     |   =======


                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS(a)
                                 (in thousands)


                                                       Three Months Ended March 31, 1998
                                -------------------------------------------------------------------------------------
                                   The       Cable-
                                 Company    masters     Excel    Mich-Com  U.S. Cable  State Wide Burn-Techs  CATV
                                --------    -------     -----    --------  --------    ---------- ----------  ----
REVENUES:                       $  4,219   $  3,485   $  1,868   $  2,379  $  3,948     $    909  $    189  $  8,069

EXPENSES:
 Direct costs                      3,364      2,500      1,545      1,953     2,557          598        30     6,673
 General and administrative          710        572         94        187       888          166         4       639
 Depreciation and amortization       203        114         35         73        75           36         2       139
                                --------   --------   --------   --------  --------     --------  --------  --------
         Total                     4,277      3,186      1,674      2,213     3,520          800        36     7,451

INCOME (LOSS) FROM OPERATIONS        (58)       299        194        166       428          109       153       618

OTHER (INCOME) EXPENSE:
 Interest expense, net               (57)        43         --          7       (32)          15        --       115
 Other (income) expense              (53)        (6)        (1)        30       (12)          --        --        (9)
                                --------   --------   --------   --------  --------     --------  --------  --------
INCOME (LOSS) BEFORE INCOME
  TAX PROVISION                       52        262        195        129       472           94       153       512

 PROVISION FOR INCOME TAXES          358         --         --         21       196           --        --       167
                                --------   --------   --------   --------  --------     --------  --------  --------
NET INCOME (LOSS)               $   (306)  $    262   $    195   $    108  $    276     $     94  $    153  $    345
                                ========   ========   ========   ========  ========     ========  ========  ========





                                                       Three Months Ended March 31, 1998
                                ---------------------------------------------------------------------------------------
                                                                    Network            |                 |
                                   DAS-CO     Schatz   Copenhagen   Cabling    Texel   |   Adjustments   |    Pro forma
                                   ------     ------   ----------   -------    -----   |   -----------   |    ---------
                                                                                       |                 |
REVENUES:                         $  2,655   $  4,830   $  7,654   $  4,903  $  6,924  |   $     --      |   $ 52,032
                                                                                       |                 |
EXPENSES:                                                                              |                 |
 Direct costs                        2,060      3,458      6,149      4,272     4,847  |          7 (b)  |     40,013
 General and administrative            682      1,066        532        339       371  |     (1,120)(c)  |      5,130
 Depreciation and amortization         235        400        221         38        25  |        835 (d)  |      2,431
                                  --------   --------   --------   --------  --------  |   --------      |   --------
         Total                       2,977      4,924      6,902      4,649     5,243  |       (278)     |     47,574
                                                                                       |                 |
INCOME (LOSS) FROM OPERATIONS         (322)       (94)       752        254     1,681  |        278      |      4,458
                                                                                       |                 |
OTHER (INCOME) EXPENSE:                                                                |                 |
 Interest expense, net                  (2)       129         (5)        38       (30) |      3,344 (e)  |      3,565
 Other (income) expense                  8        (15)       (31)        --        19  |         --      |        (70)
                                  --------   --------   --------   --------  --------  |   --------      |   --------
INCOME (LOSS) BEFORE INCOME                                                            |                 |
  TAX PROVISION                       (328)      (208)       788        216     1,692  |     (3,066)     |        963
                                                                                       |                 |
 PROVISION FOR INCOME TAXES             --         56         --         79        --  |       (458)(f)  |        419
                                  --------   --------   --------   --------  --------  |   --------      |   --------
NET INCOME (LOSS)                 $   (328)  $   (264)  $    788   $    137  $  1,692  |   $ (2,608)     |   $    544
                                  ========   ========   ========   ========  ========= |   ========      |   ========


                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS(a)
                                 (in thousands)


                                                                    Three Months Ended March 31, 1999
                                          ------------------------------------------------------------------------------------------
                                             The                                   Network             |                |
                                           Company    DAS-CO   Schatz  Copenhagen  Cabling    Texel    |  Adjustments   |  Pro forma
                                           -------    ------   ------  ----------  -------    -----    |  -----------   |  ---------
                                                                                                       |                |
REVENUES:                                 $ 46,069   $  3,660 $  4,698  $  3,877   $  3,801  $  6,267  |   $     --     |  $ 68,372
                                                                                                       |                |
EXPENSES:                                                                                              |                |
 Direct costs                               36,224      1,910    3,457     2,640      3,012     4,387  |         --     |    51,630
 General and administrative                  4,540        368      902       474        314       395  |        (68)(c) |     6,925
 Depreciation and amortization               1,808        122      320       160         28        31  |        (38)(d) |     2,431
                                          --------   -------- --------  --------  ---------  --------  |   --------     |  --------
         Total                              42,572      2,400    4,679     3,274      3,354     4,813  |       (106)    |    60,986
                                                                                                       |                |
INCOME FROM OPERATIONS                       3,497      1,260       19       603        447     1,454  |        106     |     7,386
                                                                                                       |                |
OTHER (INCOME) EXPENSE:                                                                                |                |
 Interest expense, net                       2,160         (3)     (12)      (19)        31       (31) |      1,439 (e) |     3,565
 Other (income) expense                        (26)         1       (1)        8          1        46  |         --     |        29
                                          --------   -------- --------  --------  ---------  --------  |   --------     |  --------
INCOME (LOSS) BEFORE INCOME TAX PROVISION                                                              |                |
 AND EXTRAORDINARY CHARGE                    1,363      1,262       32       614        415     1,439  |     (1,333)    |     3,792
                                                                                                       |                |
PROVISION FOR INCOME TAXES                     692         18       13        --        172        --  |        732 (f) |     1,627
                                          --------   -------- --------  --------  ---------  --------  |   --------     |  --------
INCOME (LOSS) BEFORE EXTRAORDINARY                                                                     |                |
 CHARGE                                   $    671   $  1,244 $     19  $    614  $     243  $  1,439  |   $ (2,065)    |  $  2,165
                                          ========   ======== ========  ========  =========  ========  |   ========     |  ========


                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (in thousands)


                                                                                    At March 31, 1999
                                                      ------------------------------------------------------------------------
                                                         The                 Pro forma                Offering      Pro forma,
                                                      Company(g)  Texel(g) Adjustments(h) Pro forma  Adjustments   as Adjusted
                                                      --------    -------- -------------- ---------  -----------   -----------
ASSETS
Cash and cash equivalents                             $     --    $  2,126   $    --       $  2,126    $     --    $       --
Accounts receivable, net                                43,400       6,500        --         49,900          --            --
Unbilled accounts receivable for
  work-in-process                                       25,391         999        --         26,390          --            --
Inventory                                               14,682          --        --         14,682          --            --
Prepaid and other current assets                         1,241          14        --          1,255          --            --
                                                      --------    --------   -------       --------    --------    ----------
        Total current assets                            84,714       9,639        --         94,353          --            --
                                                      --------    --------   -------       --------    --------    ----------
Property and equipment, net                             35,314       1,010        --         36,324          --            --
                                                      --------    --------   -------       --------    --------    ----------
Goodwill, net                                           72,611         --     24,208 (i)     96,819          --            --
Deferred financing costs, net                            3,976         --         --          3,976          --            --
Other, including deferred income tax asset               2,079         --         --          2,079          --            --
                                                      --------    --------   -------       --------    --------    ----------
        TOTAL                                         $198,694    $ 10,649   $24,208       $233,551    $     --    $       --
                                                      ========    ========   =======       ========    ========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long term debt                     $ 10,271    $     --   $ 1,550 (ii)  $ 11,821    $     --    $       --
Borrowing under credit facility                          8,000          --     2,000 (ii)    10,000          --            --
Accounts payable                                        13,796       1,297        --         15,093          --            --
Accrued liabilities                                     11,552         786        --         12,338          --            --
Deferred revenues                                        3,084          --        --          3,084          --            --
Other liabilities, including deferred income
  tax liability                                            201          --       542 (iii)      743          --
                                                      --------    --------   -------       --------    --------    ----------
        Total current liabilities                       46,904       2,083     4,042         53,079          --            --
                                                      --------    --------   -------       --------    --------    ----------
Long-term debt                                         111,329          --    23,450 (ii)   134,779          --
Deferred income tax liability                            5,450          --     1,624 (iii)    7,074          --
Deferred revenues                                        4,670         297        --          4,967          --            --
                                                      --------    --------   -------       --------    --------    ----------
        Total liabilities                              168,353       2,380    29,166        199,899          --            --
                                                      --------    --------   -------       --------    --------    ----------
Convertible preferred stock                             20,470          --        --         20,470          --            --
Value of redemption rights associated with
   junior subordinated convertible note                  1,056          --        --          1,056          --            --
                                                      --------    --------   -------       --------    --------    ----------
                                                        21,526          --        --         21,526
                                                      --------    --------   -------       --------    --------    ----------
Stockholders' equity                                     8,815       8,269    (4,958)(iv)    12,126          --            --
                                                      --------    --------   -------       --------    --------    ----------
        TOTAL                                         $198,694    $ 10,649  $ 24,208       $233,551    $     --    $       --
                                                      ========    ========   =======       ========    ========    ==========


               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) For the Company, results for the year ended December 31, 1998 and for the three months ended March 31, 1998 represent actual historical 1998 results, including results for the Acquired Businesses purchased in the related 1998 period from the date of acquisition. Results for the three months ended March 31, 1999 represent actual historical results for the Company, including results for the acquired businesses purchased in the first quarter of 1999 from the date of acquisition. For the acquired businesses, results for the year ended December 31, 1998 and for the three months ended March 31, 1998, represent combined historical results for (i) the acquired businesses purchased in the related 1998 period prior to the date of acquisition and (ii) the acquired businesses purchased in 1999. For the acquired businesses, results for the three months ended March 31, 1999 represent combined historical results for (i) the acquired businesses purchased in 1999 prior to the date of acquisition and (ii) Texel which was acquired on May 25, 1999.

(b) Reflects the decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between certain of the former owners and the Company.

(c)      The pro forma adjustment consists of the following:

                                                         Three Months Ended
                                     Year Ended              March 31,
                                    December 31,      -----------------------
                                        1998            1998            1999
                                    ------------      -------          ------
          Owners compensation(i)      $(14,615)       $(1,114)         $ (168)

          Business not acquired(ii)     (1,372)           (86)             --

          Rent expense(iii)                220             80             100
                                      --------        -------          ------
                                      $(15,767)       $(1,120)         $  (68)
                                      --------        -------          ------

         (i) The decrease resulting from differentials between compensation levels of former owners of the acquired businesses and the terms of the employment agreements entered into between certain of the former owners and the Company.

         (ii) Reflects the elimination of a business not purchased from CATV Subscriber Services.

         (iii) Reflects the rent expense resulting from our current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from leasing rather than owning certain related facilities which were not purchased from the former owners of the acquired businesses.

(d) Depreciation has been derived utilizing the property, plant and equipment values of each of the acquired businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the acquired businesses in the period presented. Reflects the impact on depreciation resulting from the application of our depreciation policy rather than those of the former owners of the acquired businesses. In addition, reflects the change in depreciation resulting from the write-up of property, plant and equipment to fair value.

         value arising from purchase accounting. Also reflects amortization of goodwill calculated based on goodwill lives ranging from 10 to 40 years. The pro forma adjustments consist of the following:

                                                         Three Months Ended
                                     Year Ended              March 31,
                                    December 31,      ------------------------
                                        1998            1998             1999
                                    ------------      -------          -------
          Depreciation:
            Change in accounting
             policy                  $(3,088)         $  (462)         $  (738)
            Write-up of property
             and equipment             1,864              601              363
                                     -------          -------          -------
                                      (1,224)             139             (375)

          Amortization of goodwill     2,208              696              337
                                     -------          -------          -------
                                     $   984          $   835          $   (38)
                                     -------          -------          -------


(e) Reflects the increase in interest expense at our borrowing rate under our bank credit agreements on the indebtedness resulting from the purchase of the acquired businesses. In addition, reflects elimination of $67 and $25 during the year ended December 31, 1998 and three months ended March 31, 1998, respectively, of a business not purchased from CATV Subscriber Services. Under the terms of our bank credit agreements, interest accrues at variable borrowing rates. If interest rates were to fluctuate by 1/8 of 1 percent, pro forma interest expense would change by $194 for the year ended December 31, 1998 and $49 for the three month periods ended March 31, 1998 and 1999.

(f) Reflects the income tax rate that would have been in effect if the acquired businesses had been combined and subject to a federal statutory rate of 35% and the applicable state statutory rate for each of the acquired businesses throughout the period presented.

(g) Represents the actual historical balance sheets for the Company and Texel as of March 31, 1999.

(h)      The following are adjustments to the aforementioned balance sheets:

         (i) Reflects $23,458 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $750 of transaction related expenses.

         (ii) Reflects additional borrowings of $25,000 and $2,000 under the senior secured credit facility and revolving credit facility, respectively, to fund the Texel acquisition of $26,250 and $750 of transaction related expenses.

         (iii) Reflects liabilities assumed in connection with the Texel acquisition.

         (iv) Reflects the issuance of Orius common stock used to fund the acquisition of Texel and the elimination of the equity of Texel.

REPORT OF INDEPENDENT ACCOUNTANTS


The Stockholders and Board of Directors of
Orius Corp. and Subsidiaries

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Orius Corp. and Subsidiaries (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the period from March 31, 1998 through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
April 29, 1999

REPORT OF INDEPENDENT ACCOUNTANTS


The Stockholders and Board of Directors of
Orius Corp. and Subsidiaries

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Channel Communications, Inc. (the "Company" f/k/a Kenya Corp.) at March 31, 1998, and the results of their operations and their cash flows for the three months ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
April 29, 1999

REPORT OF INDEPENDENT ACCOUNTANTS



Stockholder and Board of Directors of
Kenya Corporation and Subsidiary
Sheboygan, Wisconsin

We have audited the accompanying consolidated balance sheet of Channel Communications, Inc. (f/k/a Kenya Corp.) as of December 31, 1997, and the related consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Kenya Corporation and subsidiary as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ WILLIAMS, YOUNG & ASSOCIATES, LLC


Madison, Wisconsin
February 27, 1998

                          INDEPENDENT AUDITORS' REPORT

Stockholder and Board of Directors
Kenya Corporation and Subsidiary
Sheboygan, Wisconsin

We have audited the accompanying consolidated balance sheet of Kenya Corporation and Subsidiary as of December 31, 1996, and the related consolidated statement of income and retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated August 15, 1997, we expressed a qualified opinion because of the non recognition of a loss of $723,716 for an uncollectible receivable in 1995. This loss was recorded in 1996. If the financial statements were corrected for this departure, net income would be increased by $723,716 in 1996 and decreased by $723,716 in 1995. The net effect of this loss on retained earnings as of December 31, 1996 is $0. The Company has changed its method of accounting for this transaction and restated its financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Kenya Corporation and Subsidiary as of December 31, 1996, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ WILLIAMS, YOUNG & ASSOCIATES, LLC


Madison, Wisconsin
August 15, 1997, except as to the
third paragraph above, which is
as of May 26, 1999.

                          ORIUS CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                           PREDECESSOR                COMPANY
                                                                 -----------------------------       ------------
                                                                 DECEMBER 31,        MARCH 31,       DECEMBER 31,
                                                                     1997              1998             1998
                                                                 ------------      -----------       ------------
              Assets
Current assets:
   Cash and cash equivalents                                      $   346,636      $ 1,404,829       $ 2,252,303
   Accounts receivable, net                                         4,349,058        3,989,436        26,153,402
   Unbilled accounts revenue                                        1,495,732          786,482        12,189,615
   Inventory                                                               --               --         9,542,743
   Prepaid and other current assets                                    76,158          128,356           852,481
                                                                 ------------      -----------       -----------

   Total current assets                                             6,267,584        6,309,103        50,990,544
                                                                 ------------      -----------       -----------
Property and equipment, net                                         3,303,390        3,090,889        15,474,071
                                                                 ------------      -----------       -----------

Other assets:
   Goodwill, net                                                       81,304           81,304        27,052,711
   Deferred financing costs, net                                           --               --         1,400,527
   Other                                                               16,450           19,048           917,986
                                                                 ------------      -----------       -----------
   Total other assets                                                  97,754          100,352        29,371,224
                                                                 ------------      -----------       -----------

          Total assets                                           $  9,668,728      $ 9,500,344       $95,835,839
                                                                 ============      ===========       ===========

Liabilities and stockholders' equity:
Current liabilities:
   Current portion of long term debt                              $        --      $    51,074       $ 5,864,268
   Borrowing under credit facility                                         --               --         6,750,000
   Accounts payable                                                 1,244,919        1,162,230         8,288,999
   Accrued liabilities                                                276,682          282,535         5,844,889
   Deferred revenues                                                       --               --         2,621,398
   Other liabilities, including deferred
      income tax liability                                                 --          330,254           655,988
                                                                 ------------      -----------       -----------

           Total current liabilities                                1,521,601        1,826,093        30,025,542
                                                                 ------------      -----------       -----------

Long-term debt                                                            --                --        42,649,585
Deferred income tax liability                                             --                --         2,594,697
Deferred revenues                                                         --                --         4,670,000
                                                                 ------------      -----------       -----------

          Total liabilities                                         1,521,601        1,826,093        79,939,824
                                                                 ------------      -----------       -----------

Convertible preferred stock, par value $.0001 per share;
  300,000 shares authorized; 10,000 shares issued and
  outstanding                                                              --               --         7,340,649
Value of redemption rights associated with junior
  subordinated convertible note                                            --               --           493,358
                                                                 ------------      -----------       -----------
                                                                           --               --         7,834,007
                                                                 ------------      -----------       -----------
Stockholders' equity:
   Common stock, predecessor                                           27,500           27,500                --
   Common stock, par value $.0001 per share; 4,700,000
     shares authorized; 1,051,756 shares issued and
     outstanding at December 31, 1998                                      --               --               105
   Additional paid-in capital                                             386              386         7,427,745
   Retained earnings                                                8,119,241        7,646,365           634,158
                                                                 ------------      -----------       -----------

          Total stockholders' equity                                8,147,127        7,674,251         8,062,008
                                                                 ------------      -----------       -----------

          Total liabilities and stockholders' equity             $  9,668,728      $ 9,500,344       $95,835,839
                                                                 ============      ===========       ===========







         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS

                          ORIUS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    PREDECESSOR                            COMPANY
                                              ---------------------------------------------------       --------------
                                                         YEARS ENDED               JANUARY 1, 1998      MARCH 31, 1998
                                                         DECEMBER 31,                  THROUGH             THROUGH
                                              --------------------------------         MARCH 31,         DECEMBER 31,
                                                  1996                1997               1998                1998
                                              ------------        ------------     ---------------      --------------
REVENUES, NET:                                $ 32,124,776        $ 20,267,800       $  4,218,833        $ 77,331,592
                                              ------------        ------------       ------------        ------------

EXPENSES:
Direct costs                                    23,518,738          15,256,947          3,364,584          56,532,270
General and administrative                       4,021,648           2,260,758            709,928           7,935,079
Depreciation and amortization                      670,436             823,602            202,643           3,363,865
                                              ------------        ------------       ------------        ------------

          Total                                 28,210,822          18,341,307          4,277,155          67,831,214
                                              ------------        ------------       ------------        ------------

Income (loss) from operations                    3,913,954           1,926,493            (58,322)          9,500,378

Other (income) expense:
    Interest expense, net                          (97,068)            (66,314)           (57,697)          2,565,092
    Other income                                   (88,669)            (69,812)           (52,966)            (19,379)
                                              ------------        ------------       ------------        ------------

Income before income tax provision
    and discontinued operations                  4,099,691           2,062,619             52,341           6,954,665

(Benefit) provision for income taxes             1,619,000            (137,387)           358,430           2,925,000
                                              ------------        ------------       ------------        ------------

Income (loss) from continuing operations         2,480,691           2,200,006           (306,089)          4,029,665

Loss from discontinued operations,
    net of tax benefit of $77,401                 (121,063)                 --                 --                  --

Gain on sale of assets of discontinued
    operation, net of tax of $1,042,760          2,003,648                  --                 --                  --
                                              ------------        ------------       ------------        ------------
Net income (loss)                             $  4,363,276        $  2,200,006       $   (306,089)          4,029,665
                                              ============        ============       ============
Accretion and dividends associated with
  preferred stock and junior convertible
  note                                                                                                     (3,395,507)
                                                                                                         ------------

Net income available to
  common stockholders                                                                                    $    634,158
                                                                                                         ============
Per common share:
   Basic:
     Income (loss) from operations            $   9,020.69
     Loss from discontinued operations             (440.23)
     Gain on sale of discontinued
       operations                                 7,285.99
                                              ------------
   Net income (loss) available to
     common stockholders                      $  15,866.46        $   8,000.02       $  (1,113.05)       $       0.69
                                              ============        ============       ============        ============

Weighted average shares outstanding:
   Basic                                               275                 275                275             920,818
                                              ============        ============       ============        ============





         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS

                          ORIUS CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 PREDECESSOR                     COMPANY
                                                               --------------------------------------------   --------------
                                                                        YEARS ENDED             JANUARY 1     MARCH 31, 1998
                                                                        DECEMBER 31,             THROUGH         THROUGH
                                                               ----------------------------      MARCH 31,     DECEMBER 31,
                                                                   1996             1997            1998           1998
                                                               ------------    ------------    ------------   -------------
Increase (Decrease) in cash and equivalents from:
OPERATING ACTIVITIES:
Net Income                                                     $  5,086,992    $  2,200,006    $   (306,089)   $  4,029,665
Adjustments to reconcile net cash provided by (used in)
  operating activities:
       Provision for uncollectible accounts                              --          14,047         165,000         240,284
       Depreciation and amortization                                837,130         823,602         202,643       3,363,865
       Amortization of deferred finance costs                            --              --              --         166,919
       Loss (gain) on disposal of assets                         (3,032,742)        (13,705)          1,928          51,222
       Deferred income tax benefit                                  133,420        (220,276)        330,254        (637,693)
Changes in assets and liabilities:
       Accounts receivable and unbilled revenues                 (1,246,198)     (2,982,762)        903,872     (12,055,189)
       Inventories                                                       --              --              --      (9,542,743)
       Income tax receivable                                        196,406              --              --              --
       Other current assets                                         (69,602)         86,050         (51,198)        742,119
       Other noncurrent assets                                      958,917           9,623          (2,598)       (573,986)
       Accounts payable and accrued liablities                      303,055        (112,602)        (46,997)      2,320,170
       Deferred revenues                                                 --              --              --       7,291,398
       Other liabilities                                          2,216,568      (2,185,326)        (31,242)       (610,565)
                                                               ------------    ------------    ------------    ------------

Net cash provided by (used in) operating activities               5,383,946      (2,381,343)      1,165,573      (5,214,534)
                                                               ------------    ------------    ------------    ------------

INVESTING ACTIVITIES:
     Capital expenditures                                        (2,475,748)       (211,947)       (152,337)     (3,770,863)
     Proceeds from sale of assets                                 3,214,590          57,542              --          75,510
     Purchases of subsidiaries, net of cash acquired,
          including payment to accounting acquirer                       --              --              --     (40,934,547)
     Collection on notes receivable stockholder                     982,823         548,614              --              --
                                                               ------------    ------------    ------------    ------------

Net cash provided by (used in) investing activities               1,721,665         394,209        (152,337)    (44,629,900)
                                                               ------------    ------------    ------------    ------------

FINANCING ACTIVITIES:
     Borrowings on credit facility                                       --              --          51,074      61,255,603
     Principal payments on notes payable and credit facility     (2,911,878)             --              --     (13,434,749)
     Amounts paid for deferred financing costs                           --              --              --      (1,567,446)
     Distributions paid to stockholder                                   --      (2,593,439)         (6,117)             --
     Proceeds from issuance of convertible preferred
         stock, net of costs                                             --              --              --       4,438,500
                                                               ------------    ------------    ------------    ------------

Net cash provided by (used in) financing activities              (2,911,878)     (2,593,439)         44,957      50,691,908
                                                               ------------    ------------    ------------    ------------

NET CASH INFLOW (OUTFLOW) FROM ALL ACTIVITIES                     4,193,733      (4,580,573)      1,058,193         847,474

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    733,476       4,927,209         346,636       1,404,829
                                                               ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $  4,927,209    $    346,636    $  1,404,829    $  2,252,303
                                                               ============    ============    ============    ============

Cash paid for:
    Interest                                                   $     97,525    $     19,858    $        855    $  2,305,846
    Income taxes                                               $     26,356    $  2,185,326    $     59,418    $  2,709,825




        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS

                          ORIUS CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                             COMMON STOCK                 COMMON STOCK         ADDITIONAL                  TOTAL
                                       -----------------------     -------------------------     PAID-IN      RETAINED STOCKHOLDERS'
                                        SHARES         AMOUNT       SHARES         AMOUNT        CAPITAL      EARNINGS     EQUITY
                                      ----------   -----------     ----------    -----------    ----------   ----------  ----------
PREDECESSOR:
Balance at December 31, 1996                 275   $    27,500             --    $        --    $      386   $8,512,674  $8,540,560

Net Income                                                                                                    2,200,006   2,200,006
Distributions                                                                                                (2,593,439) (2,593,439)
                                      ----------   -----------     ----------    -----------    ----------   ----------  ----------

Balance at December 31, 1997                 275        27,500             --             --           386    8,119,241   8,147,127
Net Income                                                                                                     (306,089)   (306,089)
Distributions                                                                                                  (166,787)   (166,787)
                                      ----------   -----------     ----------    -----------    ----------   ----------  -----------

Balance at March 31, 1998                    275   $    27,500             --    $        --    $      386   $7,646,365  $7,674,251
====================================================================================================================================

COMPANY:
Shares exchanged                            (275)  $   (27,500)       268,257    $        27    $   27,473   $       --  $       --

Cash payment to accounting acquirer                                                             (4,440,635)  (7,646,365)(12,087,000)

Common stock issued for acquisitions                                  783,499             78    11,840,521               11,840,599

Accretion associated with junior
     subordinated convertible note                                                                             (493,358)   (493,358)

Accretion associated with
     convertible preferred stock,
     including dividends                                                                                     (2,902,149) (2,902,149)

Net income                                                                                                    4,029,665   4,029,665
                                      ----------   -----------     ----------    -----------    ----------   ----------  -----------
Balance at December 31, 1998                  --   $        --      1,051,756    $       105    $7,427,745   $  634,158  $8,062,008
                                      ==========   ===========     ==========    ===========    ==========   ==========  ==========





         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   1.    COMMENCEMENT OF OPERATIONS

         Orius Corp. was formed in January 1999 by North American Tel-Com
         Group, Inc. (NATG or the Company). NATG was formed in 1997 to create a nationwide provider of comprehensive telecom infrastructure services. As further discussed in Note 16, as a result of a merger in February 1999, NATG became an indirect subsidiary of Orius. NATG had no substantive operations prior to March 31, 1998 and these financial statements reflect the NATG operations from March 31, 1998 through December 31, 1998, NATG's fiscal year end.

         On March 31, 1998, NATG and several other parties simultaneously entered into a series of transactions and agreements including: a new stockholders' agreement (Note 9); preferred stock coupled with a redemption agreement (Notes 7 and 8) and a junior subordinated convertible note (Note 6) were issued to HIG Cable, Inc. (HIG), a credit facility and loan agreement was completed (Note 6); and four stock exchange agreements were completed (Note 3). The result of these transactions was the commencement of NATG's operations. As further discussed in Note 16, Orius was reorganized in early 1999.

   2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS - The Company's operations consist primarily of installation, design, engineering, and maintenance services for the telecom industry in the United States.

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include NATG Corp. and its subsidiaries, all of which are currently wholly owned subsidiaries of NATG. All material intercompany accounts and transactions have been eliminated. The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. Accordingly, fiscal 1998 ended on December 31, 1998.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

         Estimates are used in the Company's revenue recognition of work-in-process, allowance for doubtful accounts, depreciation and amortization, and in the estimated lives of assets including intangibles.

         EARNINGS PER SHARE - Diluted earnings per share have not been presented because inclusion of the effects of the Company's convertible securities and options granted to management are anti-dilutive individually and in the aggregate.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




         REVENUES - Revenues from contracts are recognized as the related work is completed. Unbilled revenues consist of work-in-process on contracts based on management's estimate of work performed, but not billed. All costs associated with unbilled revenues are recorded as expenses in the same period as the unbilled revenue. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. Deferred revenues consist principally of prepayments by customers for the cost of material and services to be provided and are recognized as revenues as the related material is used or services are provided.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with a maturity of three months or less at the time of purchase. For purposes of the consolidated statements of cash flows, the Company considers these to be cash equivalents.

         PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful service lives of the assets are: buildings - 20-30 years; leasehold improvements - the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles - 3-7 years; equipment and machinery - 3-7 years; computer software and hardware - 3-5 years; and furniture and fixtures - 5-7 years. Maintenance and repairs are expensed as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

         INVENTORY - Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Inventory consists of items purchased for resale at cost based on terms of customer contracts. Accordingly, there is no cost other than the purchase price of the items purchased included in the carrying value.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair value of the Company's financial instruments approximate the carrying values.

         INTANGIBLE ASSETS - The excess of the purchase price over the fair market value of the tangible net assets of acquired businesses (goodwill) is amortized on a straight-line basis over estimated useful lives of 10 to 40 years. The appropriateness of the carrying value of goodwill is reviewed periodically by the Company at a subsidiary level. An impairment loss is recognized when the projected future cash flows are less than the carrying value of goodwill. No impairment loss has been recognized in the period presented. Amortization expense was $574,753 for the fiscal period ending December 31, 1998. The intangible assets at December 31, 1998 are net of accumulated amortization of $574,753.

         Included in other assets are intangible assets for deferred financing costs. Deferred financing costs of $1,567,446 are being amortized over the term of the related debt facility. For the period ended December 31, 1998, $166,919 of amortization expense related to these costs has been included in interest expense.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         INCOME TAXES - The Company and its subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

         STOCK OPTION PLANS - In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation," which was effective for the Company beginning August 1, 1996. SFAS No. 123 requires expanded disclosures of stock based compensation arrangements with employees, and encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. Under SFAS No. 123, companies are permitted, however, to continue to apply Accounting Principle Board (APB) Opinion No. 25, which recognizes compensation based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees, and will disclose in the annual financial statements the required pro forma effect on net income and earnings per share. See Note 12.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting of derivative instruments, including certain derivative instruments imbedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as other assets or liabilities in the statement of financial position, and measure those instruments at fair value. This statement is effective for financial statements for periods beginning after December 15, 1999.

   3.    ACQUISITIONS

         On March 31, 1998, Channel Communications, Inc. (Channel), Cablemasters Corp., Excel Cable Construction, Inc. and Mich-Com Cable Services Incorporated simultaneously entered into stock exchange agreements with the Company. Common stock of each of these companies was exchanged for cash and common stock of the Company. In accordance with APB Opinion No. 16, Channel was deemed to be the accounting acquirer of the other companies involved in the simultaneous business combination. This designation was made because after giving effect to the transactions on March 31, 1998, Channel held the largest percentage of voting common stock and was the largest entity involved in the simultaneous business combination. Accordingly, the cash paid of $12,087,000 to former Channel stockholders was accounted for as a reduction of Channel's March 31 equity and no value was ascribed to the Company shares of common stock received by the former stockholders.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         Seven companies, including the companies involved in the simultaneous business combination other than Channel, were acquired during 1998 for total consideration of $39,583,400 plus transaction related expenses of $1,209,350. Cash paid for the seven acquisitions totaled $27,638,200 (net of cash acquired of $3,025,200) and the value of common stock issued, including the value of the shares held by Orius management, totaled $11,840,600. Additionally, approximately $7.5 million of debt was assumed. Summarized below are the seven acquisitions:



                                            ACQUISITION         PRIMARY            PRINCIPAL
                 COMPANY ACQUIRED              DATE            LOCATION            CUSTOMERS
         ------------------------------     -----------   ------------------    ------------------
         Cablemasters Corp.                   3/31/98       Pennsylvania            Cable TV
         Excel Cable Construction, Inc.       3/31/98       Florida                 Cable TV
         Mich-Com Cable Services
               Incorporated                   3/31/98       Florida                 Cable TV
         U.S. Cable, Inc.                     6/30/98       Missouri                Cable TV
         CATV Subscriber Services, Inc.       8/31/98       North Carolina          Cable TV
         State Wide CATV, Inc.                8/31/98       Florida                 Cable TV
         Burn-Techs, Inc.                     8/31/98       Florida             Telecommunications


         All the acquisitions were accounted for as purchases and were included in the results of operations from the date of acquisition. The goodwill associated with all the acquisitions during 1998 totaled $27,627,465.

         The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1998. These pro forma results give effect to increased interest expense for acquisition debt and amortization of related goodwill. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed on January 1, 1998 nor are the results indicative of the company's future results of operations (in thousands).



                    Revenues                      $     123,338

                    Net income                    $       6,591

                    Net income available to
                      common stock per share      $        3.04

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   4.    ACCOUNTS RECEIVABLE

         Accounts receivable at December 31, 1998 consist of the following:



                                                              PREDECESSOR                 COMPANY
                                                     -------------------------------  ---------------
                                                     DECEMBER 31,        MARCH 31,       DECEMBER 31,
                                                         1997              1998             1998

         Contract billings                           $ 4,067,489       $ 3,828,236       $23,673,522
          Retainage                                      301,569           336,000         2,818,579
                                                     -----------       -----------       -----------
                                                       4,369,058         4,164,236        26,492,101
          Less allowance for doubtful accounts            20,000           174,800           338,699
                                                     -----------       -----------       -----------
         Accounts receivable, net                    $ 4,349,058       $ 3,989,436       $26,153,402
                                                     ===========       ===========       ===========


         The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts, the majority of the retention balances at December 31, 1998 are expected to be collected within the next twelve months.

   5.    PROPERTY AND EQUIPMENT

         The accompanying consolidated balance sheet includes the following property and equipment at December 31, 1998:


                                                                              PREDECESSOR              COMPANY
                                                                   ------------------------------  ---------------
                                                                   DECEMBER 31,       MARCH 31,       DECEMBER 31,
                                                                       1997             1998              1998
         Land, building and leasehold improvements                 $   510,217       $   270,939       $   616,258
         Vehicles                                                    3,010,131         3,066,409        12,957,646
         Equipment and machinery                                     3,331,415         3,414,406         7,579,213
         Office equipment, including furniture and fixtures,
               and computer equipment and software                          --                --           770,931
                                                                   -----------       -----------       -----------
                                                                     6,851,763         6,751,754        21,924,048
         Less accumulated depreciation                               3,548,374         3,660,865         6,449,977
                                                                   -----------       -----------       -----------
         Property and equipment, net                               $ 3,303,389       $ 3,090,889       $15,474,071
                                                                   ===========       ===========       ===========



         Certain subsidiaries of the Company have entered into lease arrangements accounted for as capitalized leases. The carrying value of capital leases at December 31, 1998 was $474,326, net of accumulated depreciation of $76,628. Assets under capital leases are included as a component of vehicles, and equipment and machinery. Maintenance and repairs of property and equipment amounted to $1,204,600 for the period ended December 31, 1998.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




   6.    DEBT AND CAPITAL LEASE OBLIGATIONS

         Long-term debt outstanding at December 31, 1998 is detailed by type of borrowing as follows:



                                                                                                    PREDECESSOR         COMPANY
                                                                                                  ----------------  ----------------
                                                                                                     MARCH 31,         DECEMBER 31,
                                                                                                        1998              1998
         Bank credit facility:
                 Revolving credit facility, maturing on April 1, 2005; interest rate of LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of 2.00%
                    or 0.50%, respectively                                                           $        --       $ 6,750,000
                 Term loan, amortizing with final payment due April 1, 2003; interest rate of
                    LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of
                    2.00% or 0.50%, respectively                                                          51,704        27,625,000
                 Term loan, amortizing with final payment due April 1, 2005; interest rate of
                    LIBOR or Federal Funds Rate plus 0.50%, in either case plus a margin of
                    2.375% or 0.875%, respectively                                                                      18,950,000
         Capital lease obligations                                                                            --           402,819
         Equipment loans                                                                                      --           472,284
         Junior subordinated convertible note, due April 15, 2005, interest rate of 9%                        --         1,063,750
                                                                                                     -----------       -----------
                 Total debt and capital lease obligations                                                 51,704        55,263,853
         Less current portion                                                                             51,704        12,614,268
                                                                                                     -----------       -----------
         Long-term debt                                                                              $        --       $42,649,585
                                                                                                     ===========       ===========


         BANK CREDIT FACILITY

         On March 31, 1998, the Company entered into a credit facility with PNC Bank, National Bank (PNC) as Bank and agent (the Credit Agreement), to provide for two term notes totaling $19,000,000 and a revolving credit facility, including a letter of credit subfacility, in the amount of $10,000,000. In conjunction with the purchase of U.S. Cable, Inc., the Credit Agreement was amended on June 30, 1998, increasing the revolving credit note to $12,000,000 and the term notes to $33,000,000. In conjunction with the acquisition of CATV Subscriber Services, Inc., State Wide CATV, Inc., and Burn-Techs, Inc., a second amendment to the credit facility occurred on August 31, 1998, increasing the revolving credit note to $15,000,000 and the term loans to $47,000,000. The term loan in the amount of $28,000,000 matures on April 1, 2003. The revolving credit note and the other term loan in the amount of $19,000,000, mature on April 1, 2005. There is a commitment fee of 0.50% of the unused portion of the credit facility.

         Outstanding amounts under the credit facility were secured by substantially all of the Company's assets and the pledge of all of the outstanding shares of common stock of each of the Company's direct and indirect subsidiaries. The credit facility also contains certain affirmative and negative covenants relating to the Company's Holding's operations. As discussed in Note 16, the Company entered a new bank credit agreement on February 26, 1999.

         At March 31, 1998 and December 31, 1997, Channel had a revolving line-of-credit with a bank for $2,500,000. The line of credit agreement expires June 30, 1998. At March 31, 1998 and December 31, 1997, none of the line-of-credit had been drawn.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         CAPITAL LEASE OBLIGATIONS AND EQUIPMENT LOANS

         In addition to the borrowings under the credit facility, certain subsidiaries have obligations outstanding under capital leases and other equipment financing arrangements. The remaining obligations are payable in monthly installments expiring at various dates through June 2003.

         JUNIOR SUBORDINATED CONVERTIBLE NOTE

         On March 31, 1998, the Company sold to HIG a $1,000,000, 9% junior subordinated convertible note, due April 15, 2005 (the Junior Convertible Note). Any time at the option of HIG, or at the Company's option upon an initial public offering, the debt may be converted into 64,343.3 shares of the Company's common stock. As further discussed in
         Note 8, the Company and HIG entered into a redemption agreement that gives HIG certain rights to put its converted common stock to the Company. Due to the conversion feature of the Junior Convertible Note coupled with the redemption rights of HIG, the liability associated with the Junior Convertible Note is adjusted at each balance sheet date to the greater of the principal plus interest due or the fair market value of the converted common stock. At January 2, 1998, the fair market value of the converted common stock is estimated at $24.20. Accordingly, the liability for the Junior Convertible Note is recorded at $1,063,750. The amount attributable to the accretion to the fair value of the converted common stock for the period ended December 31, 1998 of $493,358 is recorded as a reduction of retained earnings and on a separate line in the balance sheet. The interest charge for the period ended December 31, 1998 totaled $63,500 and was recorded as interest expense.

         MATURITIES

         At December 31, 1998, the estimated aggregate annual repayments for notes payable and capital lease obligations are as follows:

         Maturities for fiscal years:

                    1999                                      $ 12,614,268
                    2000                                         6,277,265
                    2001                                         6,722,108
                    2002                                         7,027,750
                    2003                                         8,021,212
                     Thereafter                                 14,601,250
                                                         ------------------

                                                              $ 55,263,853
                                                         ==================

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   7.    SERIES A CONVERTIBLE PREFERRED STOCK

         The Company issued 10,000 shares of Series A Convertible Preferred Stock (Preferred Stock) to HIG for $4,438,500, net of $61,500 of issue costs. The Preferred Stock has an 8% cumulative dividend, is convertible to shares of Orius common stock, has full voting rights on an as-if converted basis and conversion is at the discretion of HIG. At December 31, 1998, the Preferred Stock could have been converted to 303,333 shares of common stock. The conversion rate may be reduced to ensure that the value received by HIG in an initial public offering of Orius common stock (an IPO) is equal to the face value of the Preferred Stock plus accrued and unpaid dividends. In the event of an IPO, the Company has the right to force conversion of the Preferred Stock. Further, HIG has been given certain redemption rights discussed in Note 8.

         At December 31, 1998, the total recorded value of the Preferred Stock has been determined based upon the value of the converted common stock shares of 303,333 at $24.20 per share or $7,340,649. The $24.20 per share price was based upon the value of the additional preferred stock purchased by HIG on February 26, 1999 as further discussed in Note 16.

   8.    HIG REDEMPTION RIGHTS

         The Company entered into a redemption agreement on March 31, 1998 with HIG (the Redemption Agreement) that allows HIG to redeem its converted shares of common stock derived from the Preferred Stock and Junior Convertible Note. Pursuant to the Redemption Agreement, HIG may redeem its converted shares of common stock at the earlier of a sale of the Company, a merger involving the Company, commencement of liquidation or bankruptcy proceedings, an IPO or April 15, 2005. Conversion can only occur for all of the shares Preferred Stock at once and the Junior Convertible Note must be converted at the same time. The redemption value of the converted shares of common stock is the greater of fair market value at the date of redemption or the initial purchase price for the Preferred Stock and Junior Convertible Note plus any accumulated and unpaid dividends and interest. In the event of an initial public offering of Orius common stock, HIG's redemption rights are terminated.

   9.    STOCKHOLDERS' AGREEMENT

         On March 31, 1998, a stockholders agreement was entered into by all of the common stockholders and HIG. The stockholders agreement limits the transfer of the common shares to immediate family and HIG has certain limited rights with respect to sales of its shares. Generally, the existing stockholders have the right of first refusal for all proposed sales of common stock, but the Company has no obligation to repurchase any shares except those covered by the Redemption Agreement discussed in Note 8.

ORIUS CORP. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  10.    INCOME TAXES

         Effective January 1, 1997, Channel elected to be treated as an S corporation for income tax purpose as allowed under the Internal Revenue Code. With this conversion, the Company's net deferred tax balance of $220,276 was reversed as a credit to the provision for income taxes. The tax liabilities for the year ended December 31, 1997 were the responsibility of the individual shareholder. In connection with the transaction on March 31, 1998, the Company's S corporation status was terminated. With this termination, the Company was required to recognize a deferred tax liability and corresponding charge to income of $330,254 with payment to be spread over four years.

         The components of the provision for income taxes for the period ended December 31, 1998 and 1996 are:

                                    Predecessor         Company
                                   ---------------  ------------
                                       1996              1998

         Current:
                 Federal           $ 2,225,000        $ 2,847,352
                 State                 225,859            715,341
                                   -----------        -----------
                                     2,450,859          3,562,693
                                   -----------        -----------

         Deferred:
                 Federal               123,000           (555,480)
                 State                  10,500            (82,213)
                                   -----------        -----------
                                       133,500           (637,693)
                                   -----------        -----------

         Total tax provision       $ 2,584,359        $ 2,925,000
                                   ===========        ===========

         The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred liabilities and assets at December 31, 1998 and their approximate tax effects are as follows:

                                                     TEMPORARY           TAX
                                                    DIFFERENCE         EFFECT
                                                ------------------   ----------

         Allowance for doubtful accounts            $1,169,722       $  463,327
         Deferred compensation                         212,037           83,988
         Other                                          48,220           19,100
                                                    ----------       ----------

               Total deferred tax assets             1,429,980          566,415
                                                    ----------       ----------

         Accumulated depreciation                    4,780,492        1,893,553
         Reversal of cash basis                      3,200,098        1,267,559
                                                    ----------       ----------

               Total deferred tax liabilities        7,980,591        3,161,112
                                                    ----------       ----------

               Net deferred tax liability           $6,550,611       $2,594,697
                                                    ==========       ==========

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





         A reconciliation of the expected provision for income taxes at the statutory Federal income tax rate and the actual provision for the period ended December 31, 1998 and 1996 are as follows:

                                                            PREDECESSOR                    COMPANY
                                                    ------------------------     -------------------------
                                                               1996                          1998
                                                    ------------------------     -------------------------
                                                      AMOUNT             %         AMOUNT               %
                                                    -----------         ----     -----------          ----
         Expected total tax at statutory rate       $ 2,362,196         34.0     $ 2,364,586          34.0
         State taxes, net of federal benefit            149,067          2.1         472,125           6.8
         Nondeductible amortization                          --           --         195,416           2.8
         Other, net                                      73,096          1.1        (107,127)         (1.5)
                                                    -----------         ----     -----------          ----

                                                    $ 2,584,359         37.2     $ 2,925,000          42.1
                                                    ===========         ====     ===========          ====




  11.    EMPLOYEE BENEFIT PLANS

         Certain subsidiaries of the Company have defined contribution plans that provide retirement benefits to all employees that elect to participate. Under the plans, participating employees may defer up to 15% of their base pre-tax compensation. Generally, the Company's contributions to the plans are discretionary. The Company's contributions were $72,509 in the fiscal period ended December 31, 1998.

  12.    STOCK OPTION PLANS

         The Company has reserved 50,000 shares of common stock under its 1998 Incentive Stock Option Plan (the "1998 Plan") which was approved by the stockholders on March 30, 1998. The 1998 Plan provides for the granting of options to key employees. Options are exercisable over a period of 5 years. At December 31, 1998, options available for grant under the 1998 plan totaled 17,525 shares.

         In fiscal 1998, the Company granted to key employees under the 1998 Plan, options to purchase an aggregate of 32,475 shares of common stock. The options were granted at prices ranging from $50 to $90, prices representing a premium to the fair market value on the date of grant. At December 31, 1998, the weighted-average remaining contractual life of the stock options outstanding is approximately nine years. As of December 31, 1998, no options were exercisable.

         Grants of options under the plan are accounted for using the intrinsic value method. Accordingly, no compensation cost has been recognized for grants made to date. There would have been no difference in net income for the year ended December 31, 1998 had compensation cost been determined by computing under the provisions of SFAS 123 regarding the minimum fair value of each grant. For purposes of this calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 were risk-free interest rates ranging from 5.0% to 5.7% and an option life of six years.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  13.    MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

         The operating subsidiaries obtain contracts from both public and private concerns. For the period ended December 31, 1998, approximately 56% of the contract revenues were from three customers (TCI, Time Warner, and MediaOne), with the largest customer representing approximately 24% of the contract revenues.

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The three customers noted above represent a significant portion of the Company's customer base. As of December 31, 1998, the total outstanding trade receivables from these customers was approximately $13 million or 50% of the Company's outstanding trade receivables.

  14.    COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries have entered operating leases covering office facilities, vehicles and equipment that have non-cancelable terms in excess of one year. Certain of these leases contain renewal provisions and generally require the Company to pay insurance, maintenance, and other operating expenses. Total expense incurred under operating lease agreements for period ended December 31, 1998 was approximately $1,183,300.



         For fiscal years ending:
         1999                           $  610,512
         2000                              262,510
         2001                              150,497
         2002                              133,929
         2003                               68,278
                                        ----------
         Total Payments                 $1,225,726
                                        ==========



  15.    RELATED PARTY TRANSACTIONS

         Certain subsidiaries of the Company lease administrative offices from partnerships and corporations of which certain officers of the subsidiaries are the general partners or shareholders. The total expense under these arrangements was $174,718 during the period ended December 31, 1998. The future minimum lease commitments under these arrangements are $140,715 in 1999 and 2000, $121,500 in 2001, $83,070
         in 2002 and $35,768 in 2003.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  16.    SALE OF SUBSIDIARY

         In January 1996 and September 1996, the Company sold the operating assets of its subsidiary, Channelvision Cable TV, Inc. in two separate transactions. Proceeds from the sales were $3,195,640 with a gain of $3,046,408 being recognized on the sales. The 1996 financial statements include the losses from discontinued operations and the net gain from the disposal of assets, after applicable income taxes of $1,042,760. Revenues of the subsidiary were $114,606 in 1996.

  17.    SUBSEQUENT EVENTS

         At December 31, 1998, the organization consisted of eight subsidiaries operating under the Company: Channel Communications, Inc.; Cablemasters Corp.; Excel Cable Construction, Inc.; Mich-Com Cable Services Incorporated; U.S. Cable, Inc.; CATV Subscriber Services, Inc.; State Wide CATV, Inc., and Burn-Techs, Inc. The common stock of the Company is owned by the former owners of these companies and certain executive officers and founders of the Company. HIG Cable, Inc. owns all the outstanding Preferred Stock of the Company.

         On February 8, 1999 a reorganization of NATG occurred in connection with the acquisition of four companies and related financing. Orius Corp., a Delaware corporation, was formed, and it formed NATG Holdings, LLC, a Delaware limited liability company. All of the interest in NATG Holdings is held by Orius Corp. In February 1999, NATG Holdings formed a subsidiary, NATG Merger Sub., which was merged with and into NATG with NATG as the surviving corporation.

         As a result of the merger, NATG became an indirect wholly owned subsidiary of Orius. The merger resulted in all of the stockholders of NATG holding shares of Orius. Shares of common and Preferred Stock of NATG were converted into one-tenth of a share of common and preferred stock of Orius, respectively. This one-for-ten exchange was the same for all stockholders and has been reflected in these financial statements. Furthermore, the Company sold a total of 99,323.25 shares (on a post-split basis) of common stock to existing stockholders for $2,403,623.

         On February 26, 1999, four companies were acquired by NATG Holdings for consideration of $69.4 million in cash and 144,285 shares of Orius common stock. The four companies acquired by NATG Holdings were Schatz Underground Cable, Inc; DAS-CO of Idaho, Inc.; Copenhagen Utilities and Construction, Inc.; and Network Cabling Services, Inc.

ORIUS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In connection with these acquisitions, NATG Holdings entered into a $25.0 million revolving credit facility, maturing in 5 years, and a $120.0 million senior secured credit facility with Merrill Lynch Capital Corporation and PNC, as agents for a syndicate of financial institutions (the Agents). The term loan facility is allocated among a $60.0 million Term Loan A facility, maturing on December 1, 2003; a $45.0 million Term Loan B facility, maturing on December 1, 2004; and a $15.0 million Term Loan C facility, maturing on December 1, 2005. Of this credit facility, NATG Holdings borrowed $2.0 million under the revolving credit facility, $60.0 million under the Term Loan A facility, $45.0 million under the Term Loan B facility, and $15.0 million under the Term Loan C facility to complete the four new acquisitions and to repay substantially all indebtedness of NATG, and terminate all commitments to make extensions of credit to NATG, under NATG's existing credit facility with PNC. Additiionally, the Company issued to the Agents 35,890 warrants to purchase common stock of Orius Corp. for $.01 per share.

         Amounts under the credit facility bear interest, at the Company's choice, at either LIBOR plus an applicable margin; or, the higher of PNC's corporate base rate of interest, or the Federal Fund Rate plus 0.50% (the ABR), in each case plus an applicable margin. For LIBOR loans, the margin is 3.00% for the revolving credit facility and Term Loan A facility, 3.75% for the Term Loan B facility and 5.00% for Term Loan C facility. For ABR loans, the margin is 2.00% for the revolving credit facility and Term Loan A facility, 2.75% for the Term Loan B facility and 4.00% for Term Loan C facility. Outstanding amounts under the credit facility are secured by substantially all of NATG Holdings' assets and the pledge of all of the outstanding shares of common stock of each of Orius' direct and indirect subsidiaries, including NATG. The credit facility also contains certain affirmative and negative covenants relating to NATG Holding's operations.

         Also in connection with the acquisitions, HIG made an additional investment in 7,596.38 shares of the Company's Series B Preferred Stock (the Series B Preferred) for $7,569,377. The Series B Preferred is convertible into Orius common stock based upon a conversion rate that resulted in 312,784 converted common shares at the date of issuance, or a value of $24.20 per share on a split basis.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of Orius Corp.

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of U.S. Cable, Inc. at September 30, 1996 and 1997 and June 30, 1998, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1997 and the nine months ended June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
April 1, 1999

U.S. CABLE, INC.
BALANCE SHEETS
SEPTEMBER 30, 1996 AND 1997 AND JUNE 30, 1998
--------------------------------------------------------------------------------




                                                     1996               1997                1998
                                                     ----               ----                ----
                   ASSETS

Current assets:
    Cash and cash equivalents                    $   856,593         $ 4,251,340         $ 2,069,038
    Accounts receivable                            3,200,754           2,426,636           3,771,432
    Deferred billings                              2,043,590           1,393,030           2,706,321
    Inventory                                        386,473             315,112             204,609
    Prepaid expenses                                 112,074             105,678              81,133
    Income tax receivable                                 --                  --             574,211
                                                 -----------         -----------         -----------
             Total current assets                  6,599,484           8,491,796           9,406,744
                                                 -----------         -----------         -----------
Property and equipment, net                        1,331,382           1,465,180           1,079,415
                                                 -----------         -----------         -----------
Other assets                                         239,742             235,111             176,255
                                                 -----------         -----------         -----------
                  Total assets                   $ 8,170,608         $10,192,087         $10,662,414
                                                 ===========         ===========         ===========

                                                    1996               1997                1998
                                                    ----               ----                ----
LIABILITIES AND SHAREHOLDERS'
EQUITY

Current liabilities:
    Current maturities of long-term debt        $    245,465        $    167,433        $         --
    Accounts payable                               1,086,878             665,798           1,014,495
    Accrued payroll and payroll taxes              2,399,806           3,294,402           3,026,879
    Accrued expenses                                  92,736              74,351              30,918
    Income taxes payable                              49,820             103,389                  --
                                                ------------        ------------        ------------
Total current liabilities                          3,874,705           4,305,373           4,072,292
                                                ------------        ------------        ------------
Long-term debt                                       741,424             649,187                  --
                                                ------------        ------------        ------------
Shareholders' equity:
    Common stock, no par value, 40,000
      shares authorized; 36,720 (1996 and
      1997) and 27,356 (1998) shares
      issued and outstanding                         232,174             901,541           1,904,022
    Retained earnings                              5,387,405           6,329,855           4,686,100
    Less treasury stock, 19,697 (1996),
      16,267 (1997) shares at cost                (2,065,100)         (1,993,869)                 --
                                                ------------        ------------        ------------
             Total shareholders' equity            3,554,479           5,237,527           6,590,122
                                                ------------        ------------        ------------
                  Total liabilities and
                    shareholders' equity        $  8,170,608        $ 10,192,087        $ 10,662,414
                                                ============        ============        ============


    The accompanying notes are an integral part of the financial statements.

U.S. CABLE, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND THE PERIOD ENDED JUNE 30, 1998

--------------------------------------------------------------------------------



                                              1996                1997               1998
                                              ----                ----               ----
Revenues                                  $ 14,963,035        $ 16,111,159        $ 12,354,223
                                          ------------        ------------        ------------
Cost of revenues:
    Materials                                1,203,284             404,374             466,178
    Subcontracting fees                      5,094,629           6,299,154           5,006,676
    Direct labor                             2,022,261           1,860,541           1,445,939
    Overhead expenses                        3,162,098           3,543,693           2,326,318
                                          ------------        ------------        ------------
       Total cost of revenues               11,482,272          12,107,762           9,245,111
                                          ------------        ------------        ------------
Gross profit                                 3,480,763           4,003,397           3,109,112
General and administrative expenses          1,753,565           2,175,709           3,440,303
                                          ------------        ------------        ------------
Income (loss) from operations                1,727,198           1,827,688            (331,191)
                                          ------------        ------------        ------------
Other (income) expenses:
    Interest income                            (22,969)           (125,026)           (134,320)
    Interest expense                            38,076              58,885              30,150
    Miscellaneous                               14,807             (22,738)           (145,101)
                                          ------------        ------------        ------------
       Total other (income) expense             29,914             (88,879)           (249,271)
                                          ------------        ------------        ------------
Income (loss) before income taxes            1,697,284           1,916,567             (81,974)
(Benefit) Provision for income taxes           681,758             766,725             (19,598)
                                          ------------        ------------        ------------
Net income (loss)                         $  1,015,526        $  1,149,842        $    (62,376)
                                          ============        ============        ============

















    The accompanying notes are an integral part of the financial statements.

U.S. CABLE, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND THE PERIOD ENDED JUNE 30, 1998

--------------------------------------------------------------------------------


                                                                         1996               1997               1998
                                                                         ----               ----               ----

Cash flows from operating activities
  Net income (loss)                                                   $ 1,015,526        $ 1,149,842        $   (62,376)
                                                                      -----------        -----------        -----------
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
    Gain on investments, net                                               (2,798)            (2,599)           (29,629)
    Gain on sale of equipment, net                                        (32,883)           (40,028)           (70,947)
    Depreciation                                                          447,349            458,508            334,187
    Equity in losses (earnings) of
      affiliated company                                                   15,008             (8,398)           (20,259)
    Deferred income tax provision                                              --            (25,000)            15,000
    Changes in assets and liabilities
       Accounts receivable                                             (1,721,481)           774,118         (1,344,796)
       Deferred billings                                                 (176,469)           650,560         (1,313,291)
       Inventory                                                          (53,171)            71,361            110,503
       Other assets                                                        (8,433)             6,396             24,545
       Accounts payable                                                   261,354           (421,080)           348,697
       Accrued payroll and payroll taxes                                1,468,503            894,596           (267,523)
       Accrued expenses                                                    44,870            (18,385)           (43,433)
       Income taxes payable/receivable                                   (477,119)            78,569           (692,600)
                                                                      -----------        -----------        -----------
             Total adjustment                                            (235,270)         2,418,618         (2,949,546)
                                                                      -----------        -----------        -----------
Net cash (used) provided by operating
  activities                                                              780,256          3,568,460         (3,011,922)
                                                                      -----------        -----------        -----------

Cash flows from investing activities:
    Purchases of property and equipment                                  (627,479)          (699,134)          (493,830)
    Proceeds from sale of property and
      equipment                                                            61,040            146,856            616,355
    Proceeds from distributions of
      investment earnings                                                   5,696             30,654                 --
    Proceeds from sale of investments                                          --                 --            120,049
    Net increase in cash value
      of life insurance                                                   (14,660)           (15,026)           (11,305)
                                                                      -----------        -----------        -----------
Net cash provided by (used in)
  investing activities                                                $  (575,403)       $  (536,650)       $   231,269
                                                                      -----------        -----------        -----------
Cash flows from financing activities:
    Proceeds from borrowing on long-
      term debt                                                           750,907            391,730                 --
    Principal payments on long-term debt                                 (351,107)          (561,999)          (816,620)
    Payments of dividends to shareholders                                 (55,718)          (207,392)          (205,056
    Sales of treasury stock                                               340,283          1,132,328          1,620,027
    Purchases of treasury stock                                          (643,050)          (391,730)                --
                                                                      -----------        -----------        -----------
Net cash provided by
  financing activities                                                     41,315            362,937            598,351
                                                                      -----------        -----------        -----------
Net (decrease) increase in cash and
  cash equivalent                                                         246,168          3,394,747         (2,182,302)

Cash and cash equivalent -
  Beginning of year                                                       610,425            856,593          4,251,340
                                                                      -----------        -----------        -----------
Cash and cash equivalent -
  End of year                                                         $   856,593        $ 4,251,340        $ 2,069,038
                                                                      ===========        ===========        ===========




    The accompanying notes are an integral part of the financial statements.

U.S. CABLE, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------



                                                COMMON STOCK                                          TREASURY STOCK
                                     ------------------------------          RETAINED         ------------------------------
                                         SHARES            AMOUNT            EARNINGS           SHARES              AMOUNT
                                     -----------        -----------        -----------        -----------        -----------
BALANCE AT SEPTEMBER 30, 1995             36,720        $    72,819        $ 4,427,597             18,398        $(1,602,978)

    Net income                                                               1,015,526
    Dividends paid                                                             (55,718)
    Purchases of 3,370 shares                                                                       3,370           (643,050)
    Sales of 2,071 shares                                   159,355                                (2,071)           180,928
                                     -----------        -----------        -----------        -----------        -----------

BALANCE AT SEPTEMBER 30, 1996             36,720        $   232,174        $ 5,387,405             19,697        $(2,065,100)

    Net income                                                               1,149,842
    Dividends paid                                                            (207,392)
    Purchases of 1,822 shares                                                                       1,822           (391,730)
    Sales of 5,252 shares                                   669,367                                (5,252)           462,961
                                     -----------        -----------        -----------        -----------        -----------


BALANCE AT SEPTEMBER 30, 1997             36,720        $   901,541        $ 6,329,855             16,267        $(1,993,869)

    Net loss                                                                   (62,376)
    Dividends                                                                 (205,056)
    Sales of 6,903 shares                                 1,017,666                                (6,803)           602,361
    Retirement of 9,364 shares            (9,364)           (15,185)        (1,376,323)            (9,364)         1,391,508
                                     -----------        -----------        -----------        -----------        -----------

BALANCE AT JUNE 30, 1998                  27,356        $ 1,904,022        $ 4,686,100                 --        $        --
                                     ===========        ===========        ===========        ===========        ===========
























    The accompanying notes are an integral part of the financial statements.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

The following is a summary of certain significant accounting policies followed in the preparation of the financial statements.

PRINCIPAL ACTIVITIES

U.S. Cable, Inc. (the "Company"), incorporated on December 12, 1963, is a cable installation contractor for cable companies throughout the United States. During the course of its business, the Company grants unsecured credit to its customers.

BASIS OF ACCOUNTING

The Company's policy is to prepare its financial statements on the accrual basis of accounting.

REVENUE RECOGNITION

Revenue is recorded as units and footages are actually installed. If the unit price of a contract is determined to be below estimated cost, the entire estimated ultimate loss is accrued.

DEFERRED BILLINGS

Deferred billings consist of unbilled accounts receivable for work performed prior to the balance sheet date. All costs associated with the deferred billings are also recognized as expenses as of the balance sheet date.

ACCOUNTS RECEIVABLE

Accounts receivable include amounts that represent retainage on contracts which is collectible at the conclusion of the contracts. Retainage included in the accounts receivable balance totaled $627,348, $288,770 and $607,200 as of September 30, 1996 and 1997, June 30, 1998, respectively. Historically, the Company has not experienced any significant bad debts or pricing adjustments and, accordingly, there is no provision for bad debts or other allowances recorded as of any balance sheet date.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

INVENTORY

Inventory is stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Inventory consists primarily of purchased materials used in the installation of cable systems.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------


PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using various accelerated and straight-line methods. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gain or loss included in other income.

TREASURY STOCK

The Company's common stock is no par value. When common stock is repurchased, it is recorded as treasury stock at the cost of repurchase. When treasury stock is sold, treasury stock is reduced by the lesser of the sale price or original cost with any excess proceeds over cost used to increase common stock. All treasury stock was retired during the period ended June 30, 1998.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes, which have not been material, are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments approximate the carrying values due to their short-term maturities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

Estimates are used in the Company's revenue recognition of work-in-process, costs associated with the work-in-progress, allowances for doubtful accounts, depreciation and amortization, and in the estimated lives of assets.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------


NOTE 2 - STATEMENT OF CASH FLOWS

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                 1996                1997               1998
                                 ----                ----               ----

Cash paid during the year for:

Interest                      $   36,826          $   59,714          $   49,732
                              ==========          ==========          ==========

Income taxes                  $1,158,877          $  713,156          $   83,791
                              ==========          ==========          ==========


NOTE 3 - PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                   1996              1997              1998
                                   ----              ----              ----

Land                            $   142,430       $   140,075       $        --
Buildings and improvements          368,352           414,903                --
Vehicles                          1,156,937         1,170,674         1,398,052
Construction equipment              822,094           848,179           885,981
Office equipment                    106,515           117,477            68,701
                                -----------       -----------       -----------
                                  2,596,328         2,691,308         2,352,734
Accumulated depreciation         (1,477,590)       (1,598,441)       (1,614,133)
                                -----------       -----------       -----------
       Total                    $ 1,118,738       $ 1,092,867       $   738,601
                                ===========       ===========       ===========


NOTE 4 - INVESTMENT IN AFFILIATED COMPANY

The Company has an investment in an affiliated company which is accounted for using the equity method of accounting. The total investment was $26,558 and $19,026 at September 30, 1996 and 1997, respectively. The Company sold its interest in the affiliated company during 1998 for $62,144 resulting in a gain of $38,789. Cash received from the affiliates in the form of distributions has not been significant.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------


NOTE 5 - LONG-TERM DEBT

Long-term debt at September 30, 1996 and 1997 consists of the following:

                                                       1996             1997
                                                       ----             ----

Note payable to Allegiant Bank
with 35 monthly payments of $2,889
including interest at prime plus
1/2% and a final payment due June 28,
1999.  Secured by certain equipment                  $  84,319        $      --

Promissory note to former shareholder
with annual installments of $12,210
plus interest at the one-year US Treasury
Bill rate determined at each anniversary                61,050               --

Promissory note to shareholder with
annual installments of $83,143 plus
interest at the one-year U.S. Treasury
Bill rate determined at each anniversary               498,857          415,714

Promissory note to shareholder payable
in monthly installments of $1,032
including interest at 8.75%
Secured by certain land                                 45,940           37,232

Promissory note to shareholder payable
in monthly installments of $1,032
including interest at 8.75%
Secured by certain land                                 45,940           37,232

Promissory note to former shareholder,
payable in annual installments of
$46,583 plus interest (tied to the rate
on US Treasury Bills)                                   93,167               --

Promissory note to former shareholder,
payable in annual installments of $49,911
plus interest (tied to the rate on US Treasury
Bills)                                                 149,732               --

Promissory note to shareholder, payable in
annual installments of $65,288 plus interest
(tied to the rate on US Treasury Bills)                     --          326,442
                                                     ---------        ---------
       Total other                                       9,884               --
       Total                                           986,889          816,620
Less current portion                                  (245,465)        (167,433)
                                                     ---------        ---------
       Total                                         $ 741,424        $ 649,187
                                                     =========        =========

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------

NOTE 6 - INCOME TAXES

The components of the provision for income taxes are:

                                  SEPTEMBER 30,
                             -------------------------
                               1996            1997           JUNE 30, 1998
                            ---------        ---------        -------------

Current:
       Federal                586,317        $ 664,369           (20,676)
       State                   95,441          127,356           (13,922)
                            ---------        ---------         ---------
                              681,758          791,725           (34,598)

Deferred                           --          (25,000)           15,000
                            ---------        ---------         ---------

Total tax provision
 (benefit)                  $ 681,758        $ 766,725         $ (19,598)
                            =========        =========         =========


The difference between income tax expense (or benefit) calculated by multiplying the Federal statutory rate by income (or loss) before income taxes and the reported amount of income tax expense (or benefit) is due state taxes and nondeductible meals and entertainment expenses. Deferred tax assets and liabilities are not significant.

NOTE 7 - RETIREMENT PLAN

The Company has a qualified 401(k) profit sharing plan covering all full-time employees employed one year. The Company matches 100% of the employee deferral amount up to 2.5% of the employee's compensation. Total Company contributions were $38,098 and $38,937 for the years ended September 30, 1996 and 1997, respectively and $30,845 for the period ended June 30, 1998.

NOTE 8 - COMMON STOCK

All of the common stock of U.S. Cable, Inc., is subject to an agreement between the company and its shareholders who have the right to require the Company to repurchase shares at fair market value in the event of death, retirement and certain financial hardships.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------

NOTE 9 - CONCENTRATIONS OF BANK BALANCE

The Company maintains accounts with a bank totaling $856,593, $4,251,340 and $2,069,038 at September 30, 1996 and 1997 and June 30, 1998, respectively. The cash at this bank is primarily invested in cash equivalents.

NOTE 10 - CONCENTRATION OF CUSTOMERS

Sales to three major customers; Media One, Time Warner and Cox Communications, who operate cable television networks, for the years ended September 30, 1996 and 1997 and the period ended June 30, 1998 were $14,228,938, $13,889,838 and
$10,857,676, respectively representing 95%, 86% and 88% of sales, respectively. Account receivable from the three major customers at September 30, 1996 and 1997 and June 30, 1998 were $5,025,742, $3,475,362, and $6,102,784, and, respectively representing 95%, 91% and 94% of account receivable balance, respectively.

NOTE 11 - DIVIDEND

The Board of Directors of the Company declared and paid the dividends of $2, $11 and $8 per share for the years ended September 30, 1996 and 1997 and the period ended June 30, 1998, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company paid consultancy fees of $250,000 to its shareholders for the period ended June 30, 1998 in connection with the negotiation of the sale of the Company's common stock to North American Tel-Com Group, Inc.
("NATG").  These amounts were recorded as administrative expenses.

The Company sold certain land, buildings, construction equipment and other investments to a shareholder for $672,894 during the period ended June 30, 1998 resulting in a gain of approximately $110,000 which was recorded as miscellaneous income. Management believes the prices paid by the shareholder approximated fair market value.

The Company sold and purchased shares of common stock to certain employees of the company during all the periods presented. The share prices for these transactions were determined by a formula which management believes resulted in share prices that approximated the fair value of the common stock. There were no differences between the formula prices per share and the prices per share paid or received by the company. Accordingly, no compensation expense was recorded in the financial statements for any of these transactions.

U.S. CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
AND FOR THE PERIOD ENDED JUNE 30, 1998
--------------------------------------------------------------------------------


NOTE 13 - LEASE COMMITMENT

Prior to June 30, 1998, the Company sold its building to a shareholder and leased it back commencing from July 1, 1998 under a capital lease agreement. Under the capital lease agreement, the Company is required to pay the annual lease payment for a term of five years commencing from July 1, 1998. The lease payments are as follows:

       1999                                 $  60,000
       2000                                    60,000
       2001                                    60,000
       2002                                    60,000
       2003                                    60,000
                                            ---------
                                              300,000

       Less: Imputed interest                 (54,567)
                                            ---------

                                            $ 245,433
                                            =========

NOTE 14 - SALE OF COMMON STOCK

On June 30, 1998 the Company's shareholders entered into a stock exchange agreement with NATG. Pursuant to that transaction, all the shares of the Company's common stock were exchanged for cash and shares of NATG common stock. The financial statements of the Company as of and for the period ended June 30, 1998 do not reflect the share exchange agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Orius Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, retained earnings and of cash flows present fairly, in all material respects, the financial position of CATV Subscriber Services, Inc. and its subsidiary (the "Company") at December 31, 1997 and August 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Chicago, Illinois


April 23, 1999

CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
BALANCE SHEETS AT DECEMBER 31, 1997
AND AUGUST 31, 1998


                                                                                       DECEMBER 31,      AUGUST 31,
                                                                                           1997             1998
                                                                                      ------------      -----------
                   ASSETS
Current assets:
    Cash and cash equivalents                                                         $       31,100    $     231,418
    Accounts receivable, net                                                               5,976,705        4,713,417
    Deferred billings                                                                      1,364,080        2,975,188
    Inventory                                                                                     --          138,421
    Prepaid expenses & other current assets                                                  134,848          493,941
                                                                                      --------------    -------------
             Total current assets                                                          7,506,733        8,552,385
                                                                                      --------------    -------------
Property and equipment, net                                                                1,837,508        2,154,989
                                                                                      --------------    -------------
Other assets                                                                                  47,887           24,031
                                                                                      --------------    -------------
             Total assets                                                             $    9,392,128    $  10,731,405
                                                                                      ==============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term debt                                              $    3,108,447    $     190,676
    Capital lease obligation, current                                                        246,763          347,445
    Accounts payable                                                                         883,702          465,882
    Amounts due to - NATG                                                                         --        3,317,768
    Accrued costs in excess of billings                                                      784,000        1,709,503
    Accrued payroll and payroll taxes                                                         42,406          120,491
    Accrued expenses                                                                         912,431        1,063,840
                                                                                      --------------    -------------
             Total current liabilities                                                     5,977,749        7,215,605
                                                                                      --------------    -------------
Long-term liabilities:
    Notes payable                                                                            582,043          251,060
    Capital lease obligation, noncurrent                                                     192,698          319,818
    Deferred income tax payable                                                              159,093          188,947
                                                                                      --------------    -------------
             Total long-term liabilities                                                     933,834          759,825
                                                                                      --------------    -------------
Shareholders' equity:
    Common stock, par value $10; 10,000
      shares authorized; 1,615 (1997) and
      1,806 (1998) shares issued and outstanding                                              16,150           18,060
    Paid-in capital                                                                            5,015          813,700
    Retained earnings                                                                      2,459,380        1,924,215
                                                                                      --------------    -------------
             Total shareholders' equity                                                    2,480,545        2,755,975
                                                                                      --------------    -------------
                  Total liabilities and  shareholders' equity                         $    9,392,128    $  10,731,405
                                                                                      ==============    =============

    The accompanying notes are an integral part of the financial statements.

CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD ENDED AUGUST 31, 1998


                                                                                        DECEMBER 31,          AUGUST 31,
                                                                                            1997                 1998
                                                                                        ------------         -----------
Revenues                                                                                 $21,546,731         $19,411,946
                                                                                      --------------      --------------
Cost of revenues:
    Materials                                                                                489,937             404,313
    Subcontracting fees                                                                    8,302,304           8,333,115
    Direct labor                                                                           6,096,415           4,505,819
    Overhead expenses                                                                      4,375,972           3,070,671
                                                                                      --------------      --------------
       Total cost of revenues                                                             19,264,628          16,313,918
                                                                                      --------------      --------------
Gross profit                                                                               2,282,103           3,098,028

General and administrative expenses                                                        1,972,025           3,493,019
                                                                                      --------------      --------------
(Loss) income from operations                                                                310,078            (394,991)
                                                                                      --------------      --------------
Other (income) expense:
    Interest expense, net                                                                    333,332             289,788
    Miscellaneous                                                                             31,170                  --
                                                                                      --------------      --------------
       Total other (income) expense                                                          364,502             289,788
                                                                                      ---------------     --------------
Loss before income taxes                                                                     (54,424)           (684,779)
Income tax benefit                                                                            (1,725)           (247,564)
                                                                                      ---------------     --------------
Net loss                                                                              $      (52,699)     $     (437,215)
                                                                                      ===============     ==============-


    The accompanying notes are an integral part of the financial statements.

CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1997
AND THE PERIOD ENDED AUGUST 31, 1998


                                                                                           1997               1998
                                                                                           ----               ----
Cash flows from operating activities:
Net (loss)                                                                            $      (52,699)   $      (437,215)
                                                                                      ---------------   ----------------
Adjustment to reconcile net (loss) to
  net cash used in operating activities:
    Loss on sale of equipment                                                                 31,509                 --
    Depreciation expense                                                                     505,639            296,369
    Provision for bad debt                                                                   385,017          1,014,578
    Deferred income tax provision                                                             33,813           (354,734)
    Changes in assets and liabilities
       Accounts receivable                                                                (2,065,764)           248,710
       Deferred billings                                                                  (1,364,080)        (1,611,108)
       Inventory                                                                                  --           (138,421)
       Prepaid and other current assets                                                       (5,387)            25,495
       Other assets                                                                           (3,164)            23,856
       Accounts payable                                                                      844,807           (417,820)
       Accrued costs in excess of billings                                                   784,000            925,503
       Accrued payroll and payroll taxes                                                      17,437             78,085
       Accrued expenses                                                                      (12,990)           151,409
       Accrued income taxes                                                                 (359,198)                --
                                                                                       --------------     -------------
             Total adjustment                                                             (1,208,361)           241,922
                                                                                       --------------     -------------
Net cash used in operating activities                                                  $  (1,261,060)     $    (195,293)
                                                                                       --------------     -------------

Cash flows from investing activities:
    Purchases of property and equipment                                                     (254,448)          (271,421)
    Proceeds from sale of property and equipment                                              19,920                 --
    Net (increase) in cash value of life insurance                                            (9,993)                --
                                                                                       --------------     -------------
Net cash (used in) investing activities                                                     (244,521)          (271,421)
                                                                                       --------------     -------------

Cash flows from financing activities:
    Proceeds from borrowing on long-term debt                                              9,366,314            257,350
    Principal payments on long-term debt                                                  (7,913,819)        (3,506,104)
    Payment of capital lease obligation                                                     (320,075)          (114,627)
    Amounts received from NATG                                                                    --          3,317,768
    Payment of dividends                                                                          --            (97,950)
    Proceeds from issuance of stock                                                               --            810,595
                                                                                       -------------      -------------
Net cash provided by financing activities                                                  1,132,420            667,032
                                                                                       -------------      -------------
Net increase (decrease) in cash and cash equivalent                                         (373,161)           200,318

Cash and cash equivalent - Beginning of year                                                 404,261             31,100
                                                                                       -------------      -------------
Cash and cash equivalent - End of year                                                 $      31,100      $     231,418
                                                                                       =============      =============


Non-Cash Transactions:

    Capital lease obligations                                                          $     207,242      $     342,429
                                                                                       =============      =============


    The accompanying notes are an integral part of the financial statements.

CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
PERIOD ENDED AUGUST 31, 1998


                                                   NUMBER OF
                                                 SHARES ISSUED
                                                      AND              COMMON             RETAINED              PAID-IN
                                                  OUTSTANDING           STOCK             EARNINGS              CAPITAL
                                                 -------------         ------             --------              -------
BALANCE AT DECEMBER 31, 1996                         1,615            $16,150            $2,512,079            $  5,015

    Net loss                                                                                (52,699)
                                                    ------            -------            ----------            --------
BALANCE AT DECEMBER 31, 1997                         1,615            $16,150            $2,459,380            $  5,015

    Net loss                                                                               (437,215)
    Dividends paid                                                                          (97,950)
    Issuance of 191 shares                             191              1,910                                   808,685
                                                    ------            -------            ----------            --------


BALANCE AT AUGUST 31, 1998                           1,806            $18,060            $1,924,215            $813,700
                                                     =====            =======            ==========            ========




    The accompanying notes are an integral part of the financial statements.

CATV SUBSCRIBER SERVICES, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of certain significant accounting policies followed in the preparation of the financial statements.

COMPANY'S ACTIVITIES

CATV Subscriber Services, Inc. (the Company), incorporated in North Carolina in March 1972, is a provider of infrastructure services to cable television system operators.

BASIS OF ACCOUNTING

The Company's policy is to prepare its financial statements on the accrual basis of accounting. The consolidated financial statements include the accounts of CATV Subscriber Services, Inc., and its wholly owned inactive subsidiary, Arizona Cable Concepts, Inc. Intercompany accounts have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

Estimates are used in determining the Company's revenue recognition of work-in-progress, costs associated with the work-in-progress, allowances for doubtful accounts, depreciation and amortization, and in the estimated useful lives of assets.

REVENUE RECOGNITION

Revenue is recorded as units and footages are actually installed. If the unit price of a contract is determined below cost, the entire estimated ultimate loss is accrued.

DEFERRED BILLINGS

Deferred billings consist of unbilled accounts receivable on work performed prior to December 31, 1997 and August 31, 1998. All costs associated with the deferred billings are also recognized as expenses as of the balance sheet date.

ACCRUED COSTS IN EXCESS OF BILLINGS

Accrued costs in excess of billings represents estimated cost required to complete the current units of production in excess of amounts billed for those units of production.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less.

CATV SUBSCRIBER SERVICES
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

INVENTORY

Inventory is stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market, and consists of materials purchased for installation of cable television networks.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using various accelerated and straight-line methods for income tax and financial statement purposes. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gain or loss included in current income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments approximate their carrying value due to the short-term maturities of these financial instruments.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and certain reserves recorded for book purposes that are not currently deductible for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

NOTE 2 - STATEMENT OF CASH FLOWS

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                              Year ended       Eight months
                                             December 31,    Ended August 31,
                                                 1997              1998
                                                 ----              ----
Cash paid during the year for:
    Interest                                 $    333,332      $ 289,788
                                             ============      =========
    Income taxes                             $    359,198      $ 201,983
                                             ============      =========

CATV SUBSCRIBER SERVICES AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31, 1997 and August 31, 1998:

                                                     1997             1998
                                                     ----             ----
   Trade receivables                            $  5,433,509      $ 5,097,585
   Retainage                                         928,213          745,732
   Allowance for doubtful accounts                  (385,017)      (1,129,900)
                                                ------------      -----------
   Accounts receivable, net                     $  5,976,705      $ 4,713,417
                                                ============      ===========

Retainage consists of amounts that are not due until the completion of a contract. The allowance for doubtful accounts was increased by $997,374 during 1998 for the write-off of receivables from St. Martin Cable TV, FWI. (SMCTV). The Company filed a claim against SMCTV in mid-1997 and has received only insignificant payments since that time. During 1998, the Company elected to not pursue the collection of the receivable due to costs associated with doing so.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                   1997             1998
                                                   ----             ----

    Land                                        $    37,018      $         --
    Office building                                  93,628                --
    Leasehold improvements                            2,344             2,344
    Automobiles and trucks                        2,315,510         2,820,681
    Equipment and tools                           1,684,571         1,847,788
    Furniture and fixtures                          147,568           223,676
                                                -----------      ------------
                                                  4,280,639         4,894,489
    Accumulated depreciation                     (2,443,131)       (2,739,500)
                                                -----------      ------------
           Total                                $ 1,837,508      $  2,154,989
                                                ===========      ============

CATV SUBSCRIBER SERVICES AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

NOTE 5 - LONG-TERM DEBT

Long-term debt at December 31, 1997 and August 31, 1998, consists of the following:

                                                         1997          1998
                                                         ----          ----

Notes payable to BB&T Bank with monthly
installments of $33,333 plus interest at
prime plus 1.5%.  Secured by St. Martin
Cable TV system and all Company assets.                $  987,993     $     --

Note payable to BB&T Bank. Monthly interest
payable at prime plus 2% and a principal due
upon demand.  Secured by all Company assets             2,341,991           --

Notes payable to Ford Motor Credit payable in
monthly installments ranging from $405 to $906
with terms of 36 to 60 months; interest ranges
from 8.25% to 10.95%.                                     308,970      387,401

Notes payable to GMAC Financial Services
with 48 monthly payments of principal and
interest of $795; interest at 9.50%.                       17,726       12,474

Notes payable to Mazda American Credit
payable in 36 monthly installments of $1,198;
interest at 8.25%.                                             --       37,128

Other equipment loans                                      33,810        4,733
                                                       ----------     --------
       Total                                            3,690,490      441,736
Less current portion                                    3,108,447      190,676
                                                       ----------     --------
       Total                                           $  582,043     $251,060
                                                       ==========     ========

Maturities of long-term debt for each of the 5 years subsequent to August 31, 1998 are as follows:

       1999                                        $190,676
       2000                                         130,655
       2001                                          79,940
       2002                                          33,770
       2003                                           6,695
                                                 ----------
                                                   $441,736
                                                 ==========

On August 30, 1998, NATG loaned the Company $3,317,768 which was used to repay certain of the Company's indebtedness.

CATV SUBSCRIBER SERVICES AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

NOTE 6 - INCOME TAXES

The components of the provision (benefit) for income taxes for the year ended December 31, 1997 and the period ended August 31, 1998:

                                            1997                     1998
                                            ----                     ----
       Current:
             Federal                     $    (30,918)         $     93,238
             State                             (4,620)               13,932
                                         ------------          ------------
                                              (35,538)              107,170
                                         ------------          ------------
       Deferred:
             Federal                           29,417              (308,619)
             State                              4,396               (46,115)
                                         ------------          ------------
                                               33,813              (354,734)
                                         ------------          ------------
       Total tax benefit                 $     (1,725)         $   (247,564)
                                         ============          ============

The effective income tax rate for 1997 and 1998 varies from the federal statutory rate of 34% due primarily to state taxes, as detailed above, and certain non-deductible entertainment expenses.

Deferred tax assets in the amount of $398,000 due to reserves for the St. Martin receivable are included in prepaid expenses and other current assets as of August 31, 1998. The deferred tax liabilities of $159,093 and $188,947 at December 31, 1997 and August 31, 1998, respectively consist primarily of tax depreciation in excess of book. There are no other significant deferred tax amounts recorded as of December 31, 1997 or August 31, 1998.

NOTE 7 - CONCENTRATION OF CUSTOMERS

The Company's customer base is highly concentrated with customers operating cable television networks. For the year ended December 31, 1997 and the eight months ended August 31, 1998 and as of those dates, five customers Media One, Falcon Communications, Cox Communications, Charter Communications and Time Warner, accounted for approximately 77% and 87%, respectively, of net revenues and accounts receivable.

NOTE 8 - LEASE COMMITMENT

The Company and its subsidiary maintain various capital leases for equipment. Future minimum lease payments for each of the years subsequent to August 31, 1998 are as follows:

    1999                                                     $ 347,445
    2000                                                       180,425
    2001                                                        93,469
    2002                                                        45,924
                                                             ---------
                                                             $ 667,263
                                                             =========

CATV SUBSCRIBER SERVICES AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS - CONTINUED

NOTE 9 - SUBSEQUENT EVENTS

On August 31, 1998, the company's shareholders entered into an agreement to exchange all of the common stock of CATV for cash and stock of the Company. The effect of this stock exchange agreement has not been reflected in these accounts.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
     of DAS-CO of Idaho, Inc.
     and the Board of Directors of Orius Corp.


In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DAS-CO of Idaho, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Boise, Idaho


May 3, 1999

DAS-CO OF IDAHO, INC.
BALANCE SHEETS
DECEMBER 31, 1997 AND 1998



                                          ASSETS                              1997           1998
                                                                           -----------    -----------
Current assets:
        Cash and cash equivalents                                          $   283,383    $   826,986
        Accounts receivable                                                  4,182,269      4,551,536
        Unbilled accounts receivable for contracts-in-process                  844,114        433,416
        Inventory                                                              159,526        166,881
        Other current assets                                                    59,412          3,213
                                                                           -----------    -----------

              Total current assets                                           5,528,704      5,982,032
                                                                           -----------    -----------

Property and equipment, net                                                  3,422,112      3,097,182
                                                                           -----------    -----------

        Total assets                                                       $ 8,950,816    $ 9,079,214
                                                                           ===========    ===========


                                       LIABILITIES

Current liabilities:
        Current portion of long-term debt                                  $   206,180    $   208,500
        Accounts payable                                                       683,810      1,258,516
        Accrued liabilities                                                    127,982        115,662
        Profit sharing contribution payable                                    100,000        100,000
        Deferred revenue                                                            --        306,669
                                                                           -----------    -----------

              Total current liabilities                                      1,117,972      1,989,347

Long-term debt, less current portion                                           510,154        284,828
                                                                           -----------    -----------

        Total liabilities                                                    1,628,126      2,274,175
                                                                           -----------    -----------

Contingencies and Commitments (Note 8)                                              --             --

                                   STOCKHOLDERS' EQUITY

Stockholders' equity:
     Common stock, par value $1 per share; 5,000 shares authorized
           and issued (including 1,200 shares held in treasury)                  5,000          5,000
     Retained earnings                                                       7,322,997      6,805,346
                                                                           -----------    -----------

              Total                                                          7,327,997      6,810,346

     Less treasury stock, at cost                                               (5,307)        (5,307)
                                                                           -----------    -----------

              Total stockholders' equity                                     7,322,690      6,805,039
                                                                           -----------    -----------

              Total liabilities and stockholders' equity                   $ 8,950,816    $ 9,079,214
                                                                           ===========    ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

DAS-CO OF IDAHO, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998





                                                   1996                1997               1998
                                               ------------        ------------        ------------

Revenues                                       $ 20,389,928        $ 19,126,148        $ 21,778,456
                                               ------------        ------------        ------------

Costs and expenses:
     Cost of revenues                            14,443,164          13,682,534          15,415,090
     Selling, general and administrative          3,267,175           3,502,691           3,900,768
                                               ------------        ------------        ------------

        Total                                    17,710,339          17,185,225          19,315,858
                                               ------------        ------------        ------------

Income from operations                            2,679,589           1,940,923           2,462,598

Other (income) expense:
     Interest income                                (46,722)            (62,683)            (86,981)
     Interest expense                               115,010              72,991              42,914
     (Gain) loss on disposal of assets              (14,236)             (6,848)              4,238
                                               ------------        ------------        ------------

Income before income tax provision                2,625,537           1,937,463           2,502,427

Provision for income taxes                               --                  --                  --
                                               ------------        ------------        ------------

        Net income                             $  2,625,537        $  1,937,463        $  2,502,427
                                               ============        ============        ============

Pro Forma Tax Provision (Unaudited):
     Income before income taxes                $  2,625,537        $  1,937,463        $  2,502,427
     Pro forma provision for income taxes           997,000             736,200             950,900
                                               ------------        ------------        ------------
                                               $  1,628,537        $  1,201,263        $  1,551,527
                                               ============        ============        ============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

DAS-CO OF IDAHO, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998






                                                                1996               1997               1998
                                                             -----------        -----------        -----------
Increase (decrease) in cash and cash equivalents from:
OPERATING ACTIVITIES:
     Net income                                              $ 2,625,537        $ 1,937,463        $ 2,502,427
     Adjustments to reconcile net cash provided by
        operating activities:
           Depreciation and amortization                         768,440            883,658            937,988
           (Gain) loss on disposal of assets                     (14,236)            (6,848)             4,238
     Changes in assets and liabilities:
           Accounts receivable                                 1,445,670         (1,439,915)          (369,267)
           Unbilled accounts receivable for
              contracts-in-process                              (491,856)          (352,258)           410,698
           Inventories                                           (20,170)          (139,356)            (7,355)
           Other current assets                                  (11,223)           (15,852)            56,199
           Accounts payable                                     (160,178)            30,677            574,706
           Accrued liabilities                                   (21,893)            62,631            (12,320)
           Deferred revenue                                     (155,120)                --            306,669
                                                             -----------        -----------        -----------

     Net cash inflow from operating activities                 3,964,971            960,200          4,403,983
                                                             -----------        -----------        -----------

INVESTING ACTIVITIES:
           Capital expenditures                               (1,692,719)          (758,280)        (1,014,322)
           Proceeds from sale of assets                           16,931              6,848             90,362
                                                             -----------        -----------        -----------

     Net cash outflow from investing activities               (1,675,788)          (751,432)          (923,960)
                                                             -----------        -----------        -----------

FINANCING ACTIVITIES:
           Payments on line of credit                           (905,000)                --                 --
           Proceeds from long-term debt                          821,303                 --                 --
           Principal payments on long-term debt                 (683,756)          (177,713)          (223,006)
           Distributions                                        (200,000)        (1,330,000)        (2,713,414)
                                                             -----------        -----------        -----------

     Net cash outflow from financing activities                 (967,453)        (1,507,713)        (2,936,420)
                                                             -----------        -----------        -----------

     Net cash inflow (outflow) from all activities             1,321,730         (1,298,945)           543,603
     Cash and cash equivalents at beginning of year              260,598          1,582,328            283,383
                                                             -----------        -----------        -----------

     Cash and cash equivalents at end of year                $ 1,582,328        $   283,383        $   826,986
                                                             ===========        ===========        ===========


Supplemental disclosure of cash flow information:

     Cash paid for interest                                  $   142,592        $    72,991        $    42,914

     Noncash investing and financing activities:
        Assets acquired through a capital lease              $   178,697        $        --        $        --
        Distribution of equipment to stockholders            $        --        $        --        $   306,664





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

DAS-CO OF IDAHO, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998







                                                                                                                TOTAL
                                            COMMON STOCK                   RETAINED          TREASURY        STOCKHOLDERS'
                                      SHARES             AMOUNT            EARNINGS           STOCK             EQUITY
                                   -----------        -----------        -----------       -----------       -------------
Balance at January 1, 1996               5,000        $     5,000        $ 4,289,997       $    (5,307)       $ 4,289,690

Net income                                                                 2,625,537                            2,625,537
Distributions                                                               (200,000)                            (200,000)
                                   -----------        -----------        -----------       -----------        -----------

Balance at December 31, 1996             5,000        $     5,000        $ 6,715,534            (5,307)       $ 6,715,227

Net income                                                                 1,937,463                            1,937,463
Distributions                                                             (1,330,000)                          (1,330,000)
                                   -----------        -----------        -----------       -----------        -----------

Balance at December 31, 1997             5,000        $     5,000          7,322,997            (5,307)         7,322,690

Net income                                                                 2,502,427                            2,502,427
Distributions                                                             (3,020,078)                          (3,020,078)
                                   -----------        -----------        -----------       -----------        -----------

Balance at December 31, 1998             5,000        $     5,000        $ 6,805,346       $    (5,307)       $ 6,805,039
                                   ===========        ===========        ===========       ===========        ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

DAS-CO OF IDAHO, INC.
NOTES TO FINANCIAL STATEMENTS



1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       DAS-CO of Idaho, Inc. (the Company) is a provider of installation, design, engineering and maintenance services for the telecom industry, formerly in the western United States. The Company is headquartered in Nampa, Idaho, and has offices in Twin Falls and Pocatello, Idaho.

       On February 26, 1999, the Company was sold to Orius Corp. headquartered in West Palm Beach, Florida, (the acquisition).

       USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

       REVENUE: Revenues from contracts are recognized as the related costs are incurred based on the relationship of costs incurred to total estimated contract costs. Unbilled accounts receivable for contracts-in-process represents revenue recognized but not billed. Deferred revenue represents billings on contracts for which costs have not yet been incurred and revenue has not been recognized. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued.

       CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash balances on deposit with banks, overnight repurchase agreements, and various other financial instruments purchased with a remaining maturity of three months or less. At times, balances on deposit with banks may exceed amounts insured by the Federal Deposit Insurance Corporation.

       INVENTORY: Inventories are stated at the lower of cost, on a first-in, first-out basis, or market.

       PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful lives of the assets are: leasehold improvements - the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles - 5 years; equipment and machinery - 5 years; computer equipment - 3-5 years; and other equipment - 10 years. Maintenance and repairs are expensed as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

       INCOME TAXES: Prior to the acquisition date, the Company was an S corporation for income tax purposes, and accordingly, any income tax liabilities for the periods prior to acquisition were the responsibility of the respective stockholders. Pro forma income taxes are calculated at a combined federal and state tax rate of 38%.

       Subsequent to the acquisition the Company became part of the consolidated group for federal income tax purposes.

2.     ACCOUNTS RECEIVABLE:

       Accounts receivable consist of the following:

                                                     DECEMBER 31,

                                          -----------------------------------
                                               1997                1998
                                          -----------------------------------

             Contract billings            $     4,180,459    $      4,117,007
             Retainage                              1,810             434,529
                                          ----------------   ----------------

                   Total                  $     4,182,269    $      4,551,536
                                          ================   ===============-





       The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, retainages are expected to be collected within twelve months.

3.     PROPERTY AND EQUIPMENT:

       Property and equipment consists of the following:

                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                                1997               1998
                                                           ----------------------------------
          Land and leasehold improvements                  $       267,601    $       282,400
          Equipment and machinery                                5,224,075          5,149,400
          Vehicles                                               2,048,723          2,274,269
          Office equipment                                         256,175            252,865
          Computer equipment                                       134,337            128,337
                                                           ----------------   ---------------
                                                                 7,930,911          8,087,271
          Less accumulated depreciation and amortization       (4,508,799)        (4,990,089)
                                                           ----------------   ---------------

          Property and equipment, net                      $     3,422,112    $     3,097,182
                                                           ================   ===============


4.     DEBT:

       Long-term debt consists of the following:


                                                                                  DECEMBER 31,
                                                                       ----------------------------------
                                                                            1997               1998
                                                                       ----------------------------------
          Contract payable with monthly payments of $19,802,
             including  interest at 7.062%, due April 2001;
             equipment is pledged as collateral                        $       704,606    $       493,328

          Contract payable with monthly payments of $1,099,
             including interest at 7.9%, due November 1998;
             equipment is pledged as collateral                                 11,728                 --
                                                                       ----------------   ---------------
                                                                               716,334            493,328
          Less current portion                                               (206,180)          (208,500)
                                                                       ----------------   ---------------

          Total long-term debt                                         $       510,154    $       284,828
                                                                       ================   ===============


       At December 31, 1998, the Company had an unsecured $1 million revolving line of credit available through a financial institution, bearing interest at 2% over the LIBOR index rate (7.75% at December 31, 1998). The note was guaranteed by the stockholders. There were no amounts outstanding at December 31, 1997 and 1998. As part of the acquisition, the line of credit agreement was terminated.

       Maturities of long-term debt at December 31, 1998 are as follows:




                1999                                     $       208,500
                2000                                             223,582
                2001                                              61,246
                                                         ----------------
                                                         $       493,328
                                                         ================




5.     PROFIT SHARING PLAN:

       The Company sponsors a 401(k) profit sharing plan covering substantially all full-time employees. Company discretionary contributions to the plan totaled $75,000, $100,000 and $100,000 for 1996, 1997 and 1998,
       respectively.

6.     TRANSACTIONS WITH RELATED PARTIES:

       During 1998, the Company leased office and shop facilities from businesses owned by a related party on a month-to-month basis. On February 26, 1999 these lease agreements were restructured to require minimum annual lease payments of $168,744 for each of the next five years. The lease agreements contain two five-year renewal options, at which time lease terms will be renegotiated. Rental expense for these leases totaled $160,926, $169,200 and $155,000 for 1996, 1997 and 1998,
       respectively.

       The Company paid consulting fees to businesses owned by related parties. These businesses provided property management, product development, and other services to the Company. Consulting fees were $290,910, $149,996 and $152,000 for 1996, 1997 and 1998, respectively. As a result of the acquisition, these services will no longer be provided by these related parties.

       At December 31, 1997 and 1998, the Company had related party receivables of $5,027 and $9,477, respectively; and had related party payables of $14,100 and $13,007, respectively.

7.     MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

       In 1996, revenues from three customers; US West, Citizens and Idaho Power, represented approximately 61%, 12%, and 10% of total revenue; in 1997, revenues from three customers represented approximately 50%, 16%, and 15% of total revenue; and in 1998, revenues from three customers represented approximately 41%, 13%, and 12% of total revenue.

       Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company grants credit, generally without collateral, to its customers, which include utility companies, telecommunications providers and commercial companies located primarily in the Western United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the Western United States.

8.     CONTINGENCIES AND COMMITMENTS:

       The Company is subject to lawsuits and other legal claims in the normal course of its operations. Management believes that the resolution of any such lawsuits and legal claims, if any, will not have a material impact on the Company's financial position, results of operations or cash flows.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Schatz Underground Cable, Inc. and Orius Corp.

We have audited the accompanying balance sheets of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Schatz Underground Cable, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Milhouse, Martz & Neal, L.L.P.
Maryland Heights, Missouri


February 17, 1999

SCHATZ UNDERGROUND CABLE, INC.

BALANCE SHEETS
DECEMBER 31, 1997 AND 1998



                              ASSETS                                           1997              1998
Current assets:
        Cash (Notes 2 & 13)                                               $   917,337       $ 2,080,720
        Accounts receivable, trade (Notes 1, 5 & 12)                        4,947,062         5,533,608
        Inventory (Notes 1, 3 & 5)                                            391,886           873,287
        Prepaid expenses                                                      210,762           269,579
        Deferred income tax benefit (Note 7)                                   47,200         1,193,204
        Prepaid income taxes                                                       --                --
                                                                          -----------       -----------

                  Total current assets                                      6,514,247         9,950,398

Property, plant and equipment (Notes 1, 4, 5 & 6)                           6,858,690         7,483,645

Other assets (Note 1)                                                          13,615            19,332
                                                                          -----------       -----------
        Total assets                                                      $13,386,552       $17,453,375
                                                                          ===========       ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable, line of credit (Note 5)                            $        --       $        --
        Notes payable, current (Note 6)                                     2,115,383         2,543,486
        Accounts payable                                                      535,598           540,973
        Accrued salaries                                                      473,300         3,672,358
        Accrued income taxes                                                  448,877           225,784
        Other accrued expenses                                                200,469           268,775
        Customer deposits                                                     386,233           316,498
                                                                          -----------       -----------
                  Total current liabilities                                 4,159,860         7,567,874

Notes payable, long-term (Note 6)                                           3,829,194         4,182,397

Deferred income taxes (Note 7)                                                186,000           163,769

Stockholders' equity:
        Common stock, $1 par value; authorized 30,000
          shares; issued and outstanding 1,000 shares                           1,000             1,000
        Paid-in capital                                                         7,392             7,392
        Retained earnings                                                   5,203,106         5,530,943
                                                                          -----------       -----------
                         Total stockholders' equity                         5,211,498         5,539,335
                                                                          -----------       -----------
         Total liabilities and stockholders equity                        $13,386,552       $17,453,375
                                                                          ===========       ===========






    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

SCHATZ UNDERGROUND CABLE, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998



                                                               1996                 1997                1998

Revenues, net                                               $ 20,601,378        $ 29,530,683        $ 31,254,221

Direct costs                                                  15,745,117          22,293,285          21,065,985
                                                            ------------        ------------        ------------

      Gross margin                                             4,856,261           7,237,398          10,188,236

General and administrative expenses                            4,153,824           4,948,418           9,136,881
                                                            ------------        ------------        ------------

      Income from operations                                     702,437           2,288,980           1,051,355

Other income (expense):
        Interest income                                           39,032              33,031              61,373
        Other income                                               3,236              56,104              34,699
        Gain (loss) on sale of equipment                          87,988              (4,282)             41,249
        Interest expense                                        (452,796)           (582,709)           (636,850)
        Lawsuit settlement                                       155,000                  --                  --
                                                            ------------        ------------        ------------

      Total other income (expense)                              (167,540)           (497,856)           (499,529)
                                                            ------------        ------------        ------------

      Income before provision for income taxes                   534,897           1,791,124             551,826

Provision for income taxes (Note 7):
        Current                                                  273,335             728,420           1,392,224
        Deferred                                                 (12,445)            (20,084)         (1,168,235)
                                                            ------------        ------------        ------------

                                                                 260,890             708,336             223,989
                                                            ------------        ------------        ------------

      Net income                                                 274,007           1,082,788             327,837

Retained earnings, beginning of year                           3,846,311           4,120,318           5,203,106
                                                            ------------        ------------        ------------

      Retained earnings, end of year                        $  4,120,318        $  5,203,106        $  5,530,943
                                                            ============        ============        ============





    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

SCHATZ UNDERGROUND CABLE, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998




                                                                   1996               1997                1998
Cash flows from operating activities:
  Net income                                                    $   274,007        $ 1,082,788        $   327,837
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
   (Gain) loss on disposal of property, plant and
       equipment                                                    (87,988)             4,282            (41,249)
      Depreciation and amortization                               1,602,284          1,972,539          2,200,018
      Deferred taxes                                                (12,445)           (20,084)        (1,168,235)
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable               (2,174,654)           (43,572)          (586,546)
        (Increase) decrease in inventory                           (571,288)           468,387           (481,401)
        (Increase) decrease in prepaid expenses                     (97,839)           (11,326)           (58,817)
        (Increase) decrease in prepaid income taxes                 634,629             28,209                 --
        (Increase) decrease in other assets                           1,232             (4,143)            (5,717)
        Increase (decrease) in accounts payable                    (140,498)             1,886              5,375
        Increase (decrease) in accrued expenses                     373,293           (226,840)         3,267,364
        Increase (decrease) in customer deposits                     27,277            358,956            (69,735)
        Increase (decrease) in accrued income taxes                      --            448,877           (223,093)
                                                                -----------        -----------        -----------

          Net cash provided (used) by operating
           activities                                              (171,990)         4,059,959          3,165,801
                                                                -----------        -----------        -----------

Cash flows from investing activities:
  Purchase of property, plant and equipment                      (2,483,688)        (2,705,201)        (2,917,848)
  Proceeds from sale of property and equipment                      182,901             32,890            134,124
                                                                -----------        -----------        -----------
          Net cash used by investing activities                  (2,300,787)        (2,672,311)        (2,783,724)
                                                                -----------        -----------        -----------
Cash flows from financing activities:
  Payments on and proceeds from line-of-credit, net               1,255,000         (1,255,000)                --
  Loan proceeds - long term                                       4,258,733          4,860,170          2,223,266
  Payments on long-term debt                                     (3,441,610)        (4,111,675)        (1,251,960)
  Payments to and proceeds from stockholder, net                   (190,000)          (190,000)          (190,000)
                                                                -----------        -----------        -----------
          Net cash provided (used) by financing
            activities                                            1,882,123           (696,505)           781,306
                                                                -----------        -----------        -----------
Net increase (decrease) in cash                                    (590,654)           691,143          1,163,383

Cash, beginning of year                                             816,848            226,194            917,337
                                                                -----------        -----------        -----------
Cash, end of year                                               $   226,194        $   917,337        $ 2,080,720
                                                                ===========        ===========        ===========
Schedule of noncash investing and financing transactions:
  Cost of property, plant and equipment purchased               $ 2,490,504        $ 2,807,580        $ 2,944,135
  Net book value of trade-ins                                        (6,816)          (102,379)           (26,287)
                                                                -----------        -----------        -----------

          Cash paid for property, plant and equipment           $ 2,483,688        $ 2,705,201        $ 2,917,848
                                                                ===========        ===========        ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                    $   456,794        $   583,524        $   636,850
    Income taxes                                                    103,783            251,334          1,627,615




    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

SCHATZ UNDERGROUND CABLE, INC.

NOTES TO FINANCIAL STATEMENTS




  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NATURE OF OPERATIONS

       The Company is a provider of installation, design, engineering and maintenance services for the telecom industry. The company operates in the St. Louis metropolitan area, as well as throughout the United States.

       REVENUE AND COST RECOGNITION

       Revenues from fixed price contracts are recognized on the percentage-of-completion method for individual contracts. Revenues are recognized based on fixed prices per contract for amount of work performed. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

       Contract costs include all direct materials, subcontracts, labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expenses as incurred.

       CASH EQUIVALENTS

       For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

       ACCOUNTS RECEIVABLE, TRADE

       Trade accounts receivable are recorded net of allowance for doubtful accounts of $40,000 at December 31, 1997 and 1998.

       INVENTORY

       Materials are valued at cost on the first-in, first-out (FIFO) method.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment is stated at cost. Depreciation has been provided for in the financial statements using accelerated methods over the estimated useful lives. Repairs and maintenance are charged to expense in the year incurred. Additions and improvements are capitalized.

       OTHER ASSETS

       At December 31, 1997 and 1998, other assets consist of the following:

                                                    1997            1998

       Deposits                                   $13,615         $11,715
       Construction in progress                        --           7,617
                                                  -------         -------
                                                  $13,615         $19,332
                                                  =======         =======

SCHATZ UNDERGROUND CABLE, INC.

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       ACCRUED HEALTH INSURANCE

       During 1997 and through May 31, 1998, employees and their dependents were provided comprehensive health care coverage under a self-funded plan. The Company pays the first $50,000 in medical expenses per covered individual per year. Any additional costs are paid by the Plan's underwriters. Premiums due the underwriters are accrued and paid monthly. The Company's self-funded liability is accrued based on actual claims filed. The reserve liability for accrued health insurance benefits payable was $52,466 for the year ended December 31, 1997. The Company ceased to be self-funded on June 1, 1998 and paid all remaining self-funded liability; therefore, no liability exists at December 31, 1998.

       LEASE AGREEMENTS

       Annual rentals pertaining to leases which convey merely the right to use property are charged to current operations. Leases which are in substance installment purchases of property are recorded as acquisitions with the asset and the related obligation recorded in the balance sheet.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amount of financial instruments have been estimated by management to approximate fair value.

       ADVERTISING

       The costs of advertising are expensed as incurred.

2.     RESTRICTED CASH

       At December 31, 1997, $7,500 of cash had been segregated to fund the insurance companies draws in connection with the health benefit plan discussed in Note 1.

SCHATZ UNDERGROUND CABLE, INC.

3.     INVENTORY

       Inventory consists of the following:

                                                1997               1998

       Work-in-process                        $369,512           $865,046
       Materials                                22,374              8,241
                                              --------           --------
                                              $391,886           $873,287
                                              ========           ========


4.     PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consists of the following:


                                                          1997                1998
       Trucks, automobiles, equipment and tools       $ 13,311,204        $ 15,217,306
       Office furniture and equipment                      156,592             216,662
       Buildings and improvements                        1,489,684           1,661,519
       Land                                                350,000             350,000
                                                      ------------        ------------

                                                        15,307,480          17,445,487

       Less accumulated depreciation                     8,448,790           9,961,842
                                                      ------------        ------------

                                                      $  6,858,690        $  7,483,645
                                                      ============        ============


       Depreciation expense was $1,602,284, $1,972,539 and $2,200,018 for years ended December 31, 1996, 1997 and 1998, respectively.


5.     NOTE PAYABLE, LINE-OF-CREDIT

       The Company has an annually renewable agreement for a $2,000,000 line-of-credit with Jefferson Bank and Trust Company, which provides for accounts receivable and inventory financing. Borrowings bear interest at 1/2% above the Bank's prime rate and are secured by accounts receivable, inventory, and personal guaranty of the stockholder.

       At December 31, 1997 and 1998, no amount had been drawn against the line-of-credit.

SCHATZ UNDERGROUND CABLE, INC.

6.     NOTES PAYABLE


                                                                                   1997             1998
       Note payable, stockholder, payable in quarterly
       installments of $47,500 plus interest at 9%
       Matures December 31, 2005.                                                $1,520,000       $1,330,000

       Note payable, Jefferson Bank and Trust Company,
       payable in monthly installments of $8,929
       including interest at 8.5%. Matures March 22, 2001
       with outstanding balance due; secured by real
       estate and a personal guaranty of the stockholder.                           842,383          805,415

       Note payable, Jefferson Bank and Trust Company, payable
       in monthly installments of $33,333 plus interest at prime
       plus 1/2%. Matures April 22, 2001, secured by equipment and a
       personal guaranty of the stockholder.                                      1,333,333          933,333

       Note payable, Jefferson Bank and Trust Company, payable
       in monthly installments of $25,000 plus interest at prime plus 1/2%
       Matures April 22, 2001; secured by equipment and a personal
       guaranty of the stockholder.                                               1,000,000          700,000

       Note payable, Jefferson Bank and Trust Company, interest only at prime plus 1/2%. Maximum borrowings of $1,200,000 to finance equipment purchased during 1997. Matures April 22, 1998
       secured by equipment and a personal guaranty of the
       stockholder.  The intent is to refinance the note over four years commencing March 20, 1998.  At December 31, 1997,
       this note is classified as a current liability.                            1,173,423               --

       Note payable, Jefferson Bank and Trust Company, payable
       in monthly installments of $50,000 plus interest at prime
       plus 1/2%. Matures February 20, 2002 Secured by
       equipment and personal guarantee of the stockholder.                              --        1,900,000

       Note payable, Jefferson Bank and Trust Company, interest
       only of prime plus 1/2%. Matures February 20, 1999.  Secured by
       equipment and personal guarantee of the stockholders.                             --          996,689

       Note payable, individual, payable in monthly installments of
       $1,822 including interest at 10.0% 5 year amortization.
       Matures March 15, 2002 secured by a freightliner truck.                       75,438           60,446
                                                                                 ----------       ----------
                                                                                  5,944,577        6,725,883

       Less current portion                                                       2,115,383        2,543,486
                                                                                 ----------       ----------
                                                                                 $3,829,194       $4,182,397
                                                                                 ==========       ==========

SCHATZ UNDERGROUND CABLE, INC.

6.     NOTES PAYABLE, CONTINUED

       Maturities of debt for 1999 and the succeeding years are as follows:

                                                            Amount

               1999                                    $   2,543,486
               2000                                        1,552,089
               2001                                        1,764,932
               2002                                          295,376
               2003                                          190,000
               Thereafter                                    380,000
                                                       -------------

                                                       $   6,725,883
                                                       =============

7.     INCOME TAXES

       The Corporation provides for deferred income taxes for temporary differences between the financial and income tax reporting of accrued shareholder bonus, depreciation, accrued vacation and allowance for doubtful accounts.

8.     RELATED PARTY TRANSACTIONS

       The Company has a note payable with the stockholder as explained in
       Note 6.

       The Company leases additional facilities and real estate from the stockholders at $2,550 and $2,000 a month, respectively, under month-to-month leases.

9.     RETIREMENT PLAN

       The Company has a retirement plan (401k) which covers all employees meeting minimum age and service requirements. The Company makes a matching contribution of 25% of the first 4% of compensation an employee contributes. The Company made $46,614, $49,038 and $47,241 in matching contributions for the years ended December 31, 1996, 1997 and 1998, respectively.

       Under the plan, the Company can make discretionary contributions to the plan. For the years ended December 31, 1996, 1997 and 1998, no discretionary contributions were made.

SCHATZ UNDERGROUND CABLE, INC.

10.    LEASE COMMITMENTS

       The Company currently leases a facility in Kansas City under a long-term lease expiring May 30, 1999. Minimum rental commitments under this lease are as follows:

               YEAR ENDED
               DECEMBER 31
              -------------

                  1999                                 $     17,500
                                                       ============


       The Company leases equipment under month-to-month leases. The Company also leases a facility at Nixa and real estate in Villa Ridge from the stockholder under month-to-month leases.

11.    MAJOR CUSTOMERS

       Sales to four major customers were approximately $16,556,622, $25,382,560 and $26,221,856 for the years ended December 31, 1996, 1997 and 1998, respectively, representing 79.9%, 85.9% and 83.7% of total sales for those years.

12.    CREDIT RISK

       The Company is involved in construction for various levels of government and therefore issues credit under binding construction contracts to these agencies. The Company also is engaged in commercial construction and issues credit under binding construction contracts to various companies.

13.    CONCENTRATION OF CREDIT RISK

       Financial instruments that potentially subject the organization to credit risk include cash on deposit with one financial institution amounting to $896,603 and $2,070,597 at December 31, 1997 and 1998, respectively, which was insured for up to $100,000 by the U.S. Federal Deposit Insurance Corporation.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
  and the Board of Directors of Network Cabling Services, Inc.

We have audited the accompanying balance sheets of Network Cabling Services, Inc. (formerly JAR Industries, Inc.) as of September 30, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended September 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Cabling Services, Inc., as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

As more fully discussed in Note 10, subsequent to December 31, 1998, the Company's stockholders sold all of the outstanding common stock of the Company to an unrelated company.

/s/ BDO Seidman, LLP
Houston, Texas

December 22, 1998, except for Note 10,
  which date is February 26, 1999

NETWORK CABLING SERVICES, INC.
BALANCE SHEETS
SEPTEMBER 30, 1997 AND 1998

                                          ASSETS (Note 4)                1997               1998
                                                                     -----------        -----------
Current assets:
        Cash and cash equivalents                                    $     1,996        $   121,842
        Accounts receivable:
          Trade, net of allowance for doubtful
            accounts of $24,000 and $30,000                            3,406,797          5,236,298
          Affiliates (Note 6)                                             42,161             40,256
          Other                                                           13,400              1,680
        Costs and estimated earnings in excess of
          billings on uncompleted contracts (Note 2)                      53,989            679,450
        Inventories                                                      712,765            709,128
        Prepaid expenses                                                  24,182             13,941
        Refundable income taxes                                               --             93,499
                                                                     -----------        -----------

              Total current assets                                     4,255,290          6,896,094
                                                                     -----------        -----------

Property and equipment, less accumulated depreciation (Note 3)           351,713            463,071
                                                                     -----------        -----------

        Other assets                                                      14,920             27,320
                                                                     -----------        -----------

        Total assets                                                 $ 4,621,923        $ 7,386,485
                                                                     ===========        ===========

                                       LIABILITIES

Current liabilities:
        Accounts payable                                             $ 1,605,506        $ 2,386,989
        Accrued expenses                                                 661,553            828,197
        Income taxes payable (Note 5)                                    169,000                 --
        Note payable (Note 4)                                                 --          1,625,528
        Current maturities of long-term debt (Note 4)                    131,599            161,929
        Deferred income taxes (Note 5)                                    12,000            193,000
                                                                     -----------        -----------

              Total current liabilities                                2,579,658          5,195,643

Note payable (Note 4)                                                    400,265                 --
Long-term debt, less current maturities (Note 4)                         328,426            262,468
Deferred income taxes (Note 5)                                            34,000             40,000
                                                                     -----------        -----------

        Total liabilities                                              3,342,349          5,498,111
                                                                     -----------        -----------

Commitments (Note 7 and 8)

                                   STOCKHOLDERS' EQUITY

Common stock, $1 par; shares authorized 10,000;
     issued and outstanding 2,000                                          2,000              2,000
Additional paid-in capital                                                25,000             25,000
Retained earnings                                                      1,267,574          1,876,374
                                                                     -----------        -----------

              Total                                                    1,294,574          1,903,374

Treasury stock, at cost, 100 shares                                      (15,000)           (15,000)
                                                                     -----------        -----------

              Total stockholders' equity                               1,279,574          1,888,374
                                                                     -----------        -----------

              Total liabilities and stockholders' equity             $ 4,621,923        $ 7,386,485
                                                                     ===========        ===========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NETWORK CABLING SERVICES, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998

                                              1997                1998
                                          ------------        ------------

Net sales (Note 1)                        $ 13,399,655        $ 22,862,869

Cost of Sales                               10,744,383          19,750,187
                                          ------------        ------------

Gross Profit                                 2,655,272           3,112,682

General and administrative expenses          1,784,612           2,041,916
                                          ------------        ------------

Income from operations                         870,660           1,070,766

Other income (expense):
     Interest expense                          (95,483)           (124,061)
     Miscellaneous income                        7,456               6,095
                                          ------------        ------------

Total other expense, net                       (88,027)           (117,966)
                                          ------------        ------------

Income before income tax expense               782,633             952,800

Income tax expense (benefit):
     Current                                   312,000             157,000
     Deferred                                  (12,000)            187,000
                                          ------------        ------------

        Total                                  300,000             344,000
                                          ------------        ------------

        Net income                        $    482,633        $    608,800
                                          ============        ============



SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         NETWORK CABLING SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED SEPTEMBER 30,

                                                                          1997              1998
                                                                      -----------        -----------
Cash flows from Operating Activities:
     Net income                                                       $   482,633        $   608,800
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
           Depreciation                                                   103,965            151,757
           Loss (gain) on disposition of property and equipment            (5,015)               112
           Provision for doubtful accounts                                 16,533              6,000
           Deferred income taxes                                          (12,000)           187,000
           Changes in assets and liabilities:
              Accounts receivable                                      (1,300,397)        (1,821,876)
              Costs and estimated earnings in excess of
                 billings on uncompleted contracts                        102,865           (625,461)
              Inventories                                                (339,282)             3,637
              Prepaid expenses and other assets                           (40,868)            (2,159)
              Accounts payable                                            809,748            781,483
              Accrued expenses                                            315,097            166,644
              Income taxes payable                                         48,000           (262,499)
                                                                      -----------        -----------

Net cash provided by (used in) operating activities                       181,279           (806,562)
                                                                      -----------        -----------

Cash Flows from Investing Activities:
     Capital expenditures                                                (151,953)          (268,004)
     Proceeds from sale of property and equipment                           7,249              4,777
                                                                      -----------        -----------

     Net cash used in investing activities                               (144,704)          (263,227)
                                                                      -----------        -----------

Cash Flows from Financing Activities:
     Repayment of long-term debt                                          (96,783)          (138,983)
     Proceeds from long-term debt                                              --             85,000
     Net borrowings on line of credit                                      35,265          1,243,618
     Purchase of treasury stock                                           (15,000)                --
                                                                      -----------        -----------

Net cash (used in) provided by financing activities                       (76,518)         1,189,635
                                                                      -----------        -----------

Net increase (decrease) in cash and cash equivalents                      (39,943)           119,846
Cash and cash equivalents, beginning of year                               41,939              1,996
                                                                      -----------        -----------
Cash and cash equivalents, at end of year                             $     1,996        $   121,842
                                                                      ===========        ===========


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NETWORK CABLING SERVICES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  Additional
                                            Common Stock            Paid-in       Retained    Treasury
                                         Shares       Amount        Capital       Earnings      Stock           Total
                                      -----------   -----------   -----------   -----------   -----------    -----------
Balance at October 1, 1996                  2,000   $     2,000   $    25,000   $   784,941   $        --    $   811,941

Treasury stock, at cost, 100 shares            --            --            --            --       (15,000)       (15,000)

Net income                                     --            --            --       482,633            --        482,633
                                      -----------   -----------   -----------   -----------   -----------    -----------

Balance at September 30, 1997               2,000   $     2,000   $    25,000     1,267,574       (15,000)   $ 1,279,574

Net income                                     --            --            --       608,800            --        608,800
                                      -----------   -----------   -----------   -----------   -----------    -----------

Balance at September 30, 1998               2,000   $     2,000   $    25,000   $ 1,876,374   $   (15,000)   $ 1,888,374
                                      ===========   ===========   ===========   ===========   ===========    ===========


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NETWORK CABLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION - Network Cabling Services, Inc. (formerly JAR Industries, Inc.) (the Company) was incorporated in the state of Texas in April 1981. The Company is engaged in designing, installing and servicing data telecommunication cabling, including fiber optic, as well as the fabrication of data and telecommunication patch cables. The Company conducts its business primarily in Texas, principally in Houston, Dallas, Austin, and Corpus Christi.

       REVENUE AND COST RECOGNITION - Revenues from fixed price and time and material cost contracts are recognized on the percentage-of-completion method. Revenues from such contracts are measured primarily by the percentage of labor hours incurred to date to the estimated total labor hours for each contract. This method is used because management considers labor hours to be the best available measure of progress on these contracts.

       Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

       For uncompleted jobs at September 30, 1997 and 1998, the Company records revenues earned in excess of amounts billed as an asset in the accompanying balance sheet as "Costs and estimated earnings in excess of billings on uncompleted contracts."

       PROPERTY, EQUIPMENT AND DEPRECIATION - Property and equipment are recorded at cost. Depreciation is computed using primarily the straight-line method for financial reporting purposes. Depreciation is computed for tax reporting purposes using accelerated methods. The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

       INVENTORIES - Inventory consists primarily of fiber optic and coaxial cable, connectors, adapters, and similar items. Inventories are valued at the lower of cost or market using the average cost method which approximates the first-in, first-out (FIFO) method.

       INCOME TAXES - Provision for estimated income taxes is based on the elements of income and expense reported in the statements of income. Deferred income taxes result from temporary differences between the financial statement and tax basis of assets and liabilities.

       CONCENTRATION OF CREDIT RISK - The Company had revenues from one customer that represented 14% of total revenues for the year ended September 30, 1997, and revenue from two customers that represented 17% and 12% of total revenue for the year ended September 30, 1998.

         NETWORK CABLING SERVICES, INC.
         NOTES TO FINANCIAL STATEMENTS - CONTINUED


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and cash equivalents.

         CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, all highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

         MANAGEMENT'S ESTIMATES AND ASSUMPTIONS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

2.       COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

         At September 30, 1997 and 1998, contracts totaling approximately $2,092,000 and $8,277,000, respectively, were in process. Costs and estimated earnings on uncompleted contracts at September 30, 1997 and 1998 are as follows:


                                                                   1997                1998
                                                              ----------------   -----------------
             Costs incurred on uncompleted contracts          $       361,293    $      5,286,761
             Estimated earnings                                       355,235             818,044
                                                              ----------------   -----------------
                                                                      716,528           6,104,805

             Less, billings to date                                  (662,539)         (5,425,355)
                                                              ---------------    ----------------
                   Total                                      $        53,989    $        679,450
                                                              ================   =================

       NETWORK CABLING SERVICES, INC.
       NOTES TO FINANCIAL STATEMENTS - CONTINUED


3.    PROPERTY AND EQUIPMENT

      The cost and estimated useful lives of property and equipment at September 30, are summarized as follows:



                                                                               LIVES           1997            1998
                                                                               -----      --------------   -------------

          Installation and fabrication equipment                                 3-7      $      429,050   $     675,252
          Vehicles                                                                5               84,269          86,826
          Furniture and office equipment                                         3-7             107,326          86,301
                                                                                          --------------   -------------
                                                                                                 620,645         848,379

          Less accumulated depreciation                                                         (268,932)       (385,308)
                                                                                          --------------   -------------

          Net property and equipment                                                      $      351,713   $     463,071
                                                                                          ==============   =============



4.    NOTE PAYABLE AND LONG-TERM DEBT

      Effective November 30, 1997, the Company refinanced its revolving line of credit facility with another bank. The new credit agreement provides for maximum borrowings of $2,500,000, expiring January 31, 1999, bears interest at prime plus .25% to .75% (8.75% at September 30, 1998), and is cross-collateralized by substantially all the assets of the Company and the personal guaranty of the two major stockholders. As of September 30, 1998, borrowings under the credit facility totaled $1,625,528. The credit facility requires the Company to maintain certain net worth and debt to equity ratios, as defined. As of September 30, 1998, the Company was not in violation of these covenants.

      For the year ended September 30, 1997, the Company had a revolving credit facility with a bank with similar terms as the new line. As of September 30, 1997, borrowings under the credit facility totaled $400,265.

       NETWORK CABLING SERVICES, INC.
       NOTES TO FINANCIAL STATEMENTS - CONTINUED




4.     NOTE PAYABLE AND LONG-TERM DEBT - CONTINUED:

       Long-term debt at September 30, consisted of the following:

                                                                                             1997               1998
                                                                                        ----------------   ---------------

          Note payable to a bank bearing interest at 9.25% payable in monthly installments of $12,694 plus interest, through May 2001, cross-
             collateralized by substantially all assets of the Company and
             personal guarantees of the two major stockholders                          $       452,488    $      406,200

          Note payable to a bank bearing interest at 8.25% payable in monthly installments of $510 plus interest, through December 2000,
             collateralized by business vehicles                                                     --            13,766
          Other                                                                                   7,537             4,431
                                                                                        ----------------   ---------------
                                                                                                460,025           424,397
          Less current maturities                                                               131,599           161,929
                                                                                        ----------------   ---------------

          Total long-term debt                                                          $       328,426    $      262,468
                                                                                        ================   ===============



       At September 30, 1998, the aggregate remaining principal repayments of long-term debt were as follows:

                                                                                               AMOUNT
                                                                                          -----------------
             Year ending September 30,
                1999                                                                      $        161,929
                2000                                                                               159,389
                2001                                                                               103,079
                                                                                          -----------------

                Total                                                                     $        424,397
                                                                                          =================

       NETWORK CABLING SERVICES, INC.
       NOTES TO FINANCIAL STATEMENTS - CONTINUED

5.     INCOME TAXES

       The components of deferred income tax assets and liabilities at September 30, consisted of the following:

                                                                                         1997                1998
                                                                                    ----------------    ----------------
          Current deferred tax asset (liability):
             Inventory capitalization                                               $         12,000    $         14,000
             Allowance for doubtful accounts                                                   8,000              10,000
             Difference between book method of
                contract accounting (percentage of completion)
                and tax method (completed contract)                                          (32,000)           (217,000)
                                                                                    ----------------    ----------------

                                                                                    $        (12,000)   $       (193,000)
                                                                                    ================    ================

          Non-current deferred tax liability:
             Basis difference in property and equipment                             $        (34,000)   $        (40,000)
                                                                                    ================    ================


      For the years ended September 30, 1997 and 1998, the effective tax rate differs from the statutory income tax rate applied to pre-tax income primarily due to expenses not deductible for tax purposes.

6.    RELATED PARTY TRANSACTIONS

      The Company leases its facilities and vehicles from a company affiliated through common ownership (see Note 8). Total lease payments for the years ended September 30, 1997 and 1998 were $200,105 and $249,195, respectively. At September 30, 1997 and 1998, the Company had balances from related parties bearing interest at prime due upon demand of $42,161 and $40,256, respectively. The Company recorded interest income of approximately $1,900 and $2,400, for the years ended September 30, 1997 and 1998, respectively.

7.    EMPLOYEE BENEFIT PLAN

      Prior to September 30, 1997, the Company maintained a 401(a) plan covering all employees with one year of service. Employees could not contribute to the plan, however, the Company could contribute a discretionary amount. For the year ended September 30, 1997, the Company made a discretionary contribution of $30,000 to the plan.

      Vesting occurs in 20% increments per year with full vesting upon completion of six years of participation for the contributions made by the Company.

      NETWORK CABLING SERVICES, INC.
      NOTES TO FINANCIAL STATEMENTS - CONTINUED


7.    EMPLOYEE BENEFIT PLAN - CONTINUED

      Effective October 1, 1997, the plan was amended to a 401(k) plan whereby employees can contribute up to the dollar limit set by law. The Company will make matching contributions equal to 25% of employee contributions up to 4% of total compensation for a maximum matching contribution of 1% of total employee compensation. For the year ended September 30, 1998, the Company contributed approximately $22,100 in matching contributions to the plan.

8.    COMMITMENTS

      The Company leases its facilities, vehicles and certain equipment, under noncancelable operating leases. Future minimum rental payments are as follows:

                                                                 AMOUNT
                                                            -----------------
             Year ending September 30,
                1999                                        $        301,655
                2000                                                 142,452
                2001                                                  37,279
                                                            -----------------

                Total                                       $        481,386
                                                            =================

     The Company incurred rental expense for the year ended September 30, 1997 of approximately $235,000, of which approximately $69,000 was for short-term rentals of operating equipment. The Company incurred rental expense for the year ended September 30, 1998 of approximately $454,000, of which $120,000 was for short-term rentals of operating equipment.

     The Company is self-insured for the health and medical insurance program provided to employees. The coverage is a maximum of $15,000, per employee, per year. The Company will pay approximately 67% of the cost of this coverage for employees. If claims for an employee exceed the maximum of $15,000, re-insurance will cover the excess. Also, if aggregate claims exceed certain calculated levels for any given year, the re-insurance will cover any excess. The Company incurred expenses related to the health and medical program of approximately $166,000 and $297,000 for the years ended September 30, 1997 and 1998, respectively. No claims were outstanding at September 30, 1997 and 1998.

9.   SUPPLEMENTAL CASH FLOW INFORMATION

     During the years ended September 30, 1997 and 1998, the Company paid interest of approximately $88,000 and $129,000, respectively. During the years ended September 30, 1997 and 1998, the Company paid federal income taxes of approximately $264,000 and $419,000, respectively.

      NETWORK CABLING SERVICES, INC.
      NOTES TO FINANCIAL STATEMENTS - CONTINUED



10.   SUBSEQUENT EVENT

      On February 26, 1999, the stockholders of the Company sold all of the outstanding common stock of the Company to an unrelated company. Subsequent to the sale, the unrelated company paid off all of the outstanding debt of the Company (see Note 4).

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Management of
Copenhagen Utilities & Construction, Inc.
and the Board of Directors of Orius Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, retained earnings and of cash flows present fairly, in all material respects, the financial position of Copenhagen Utilities & Construction, Inc. (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


Portland, Oregon
May 20, 1999

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1998



                                ASSETS
                                                                                         1997            1998
Current assets:
   Cash                                                                               $1,100,760       $1,638,845
   Short-term investments                                                                750,000          750,000
   Accounts receivable, net                                                            5,522,908        3,980,602
   Costs and estimated earnings in excess of billings on
     uncompleted contracts                                                             2,438,416        2,217,739
   Deferred income taxes                                                                  16,000           21,000
   Prepaid expenses and other current assets                                              76,300          105,938
   Income taxes receivable                                                                                 94,103
                                                                                     -----------      -----------

     Total current assets                                                              9,904,384        8,808,227

Vehicles, equipment and leasehold improvements, net                                    2,098,858        1,835,429
                                                                                     -----------      -----------

     Total assets                                                                    $12,003,242      $10,643,656
                                                                                     ===========      ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable, including retainage of $499,749 in 1997 and
     $69,466 in 1998                                                                  $2,519,770       $1,300,495
   Accrued liabilities                                                                 2,112,636        3,185,607
   Long-term debt, current portion                                                        61,023          129,364
   Billings in excess of costs and estimated earnings on
     uncompleted contracts                                                               780,404          250,437
   Income taxes payable                                                                  435,450
                                                                                     -----------      -----------

     Total current liabilities                                                         5,909,283        4,865,903

Long-term debt                                                                           835,277           28,032
                                                                                     -----------      -----------

     Total liabilities                                                                 6,744,560        4,893,935
                                                                                     -----------      -----------

Contingencies (Note 12)

Stockholders' equity:
   Common stock:
     Voting; 10,000 shares authorized, 2,496 issued and outstanding
        in 1997 and 1998, par value $.02                                                      50               50
     Nonvoting; 90,000 shares authorized, 59,904 shares issued
       and outstanding in 1997 and 1998, par value $.02                                    1,198            1,198
     Additional paid-in capital                                                                           651,319
     Retained earnings                                                                 5,257,434        5,097,154
                                                                                     -----------      -----------

     Total stockholders' equity                                                        5,258,682        5,749,721
                                                                                     -----------      -----------

     Total liabilities and stockholders' equity                                      $12,003,242      $10,643,656
                                                                                     ===========      ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                         1996               1997                 1998

Contract revenue                                     $ 33,945,841        $ 48,377,526        $ 35,191,894

Contract costs                                         27,942,424          39,166,200          27,092,236
                                                     ------------        ------------        ------------
     Gross profit                                       6,003,417           9,211,326           8,099,658

General and administrative expenses                     4,086,357           6,888,750           8,541,112
                                                     ------------        ------------        ------------

     Income (loss) from operations                      1,917,060           2,322,576            (441,454)
                                                     ------------        ------------        ------------

Other (income) expense:
   Interest income                                       (108,694)           (207,866)           (238,701)
   Interest expense                                        52,173              43,126              68,882
   (Gain) loss on disposal of assets                        2,181              (3,238)            (35,355)
                                                     ------------        ------------        ------------
                                                          (54,340)           (167,978)           (205,174)
                                                     ------------        ------------        ------------

     Income (loss) before income tax provision          1,971,400           2,490,554            (236,280)

Income tax provision (benefit)                            749,000             900,000             (76,000)
                                                     ------------        ------------        ------------
     Net income (loss)                                  1,222,400           1,590,554            (160,280)

Retained earnings, beginning of year                    2,694,480           3,816,880           5,257,434
Dividends paid                                           (100,000)           (150,000)                 --
                                                     ------------        ------------        ------------

Retained earnings, end of year                       $  3,816,880        $  5,257,434        $  5,097,154
                                                     ============        ============        ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998



                                                                                      1996               1997               1998
Cash flows from operating activities:
   Net income (loss)                                                              $ 1,222,400        $ 1,590,554        $  (160,280)
                                                                                  -----------        -----------        -----------
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                    686,294            635,084            839,632
     Gain on disposal of assets                                                         2,181             (3,238)           (35,355)
     Net changes in operating assets and liabilities:
       Accounts receivables                                                        (2,545,305)          (645,554)         1,542,306
       Prepaid expenses and other current assets                                      (30,871)           (21,264)           (29,638)
       Costs and estimated earnings in excess of billings on
         uncompleted contracts                                                     (1,388,584)          (549,642)           220,677
       Deferred income tax                                                            (12,000)            11,000             (5,000)
       Billings in excess of costs and estimated earnings on
         uncompleted contracts                                                         (1,420)           180,963           (529,967)
       Accounts payable                                                             1,074,149              2,550         (1,219,275)
       Accrued liabilities                                                            650,728          1,164,688          1,072,971
       Income taxes payable (receivable)                                              804,829           (259,754)          (529,553)
                                                                                  -----------        -----------        -----------
        Total adjustments                                                            (759,999)           514,833          1,326,798
                                                                                  -----------        -----------        -----------

        Net cash provided by operating activities                                     462,401          2,105,387          1,166,518
                                                                                  -----------        -----------        -----------

Cash flows from investing activities:
   Proceeds from disposal of assets                                                       800             23,300             38,500
   Purchase of vehicles, equipment and leasehold improvements                        (988,255)          (449,190)          (464,648)
   Purchase of short-term investments                                                      --           (750,000)                --
                                                                                  -----------        -----------        -----------
        Net cash used in investing activities                                        (987,455)        (1,758,190)          (426,148)
                                                                                  -----------        -----------        -----------


Cash flows from financing activities:
   Dividends paid                                                                    (100,000)          (150,000)                 0
   Contributions from shareholders                                                         --                 --            109,085
   Payments on long-term debt                                                         (45,023)          (720,223)          (311,370)
                                                                                  -----------        -----------        -----------
        Net cash used in financing activities                                        (145,023)          (870,223)          (202,285)
                                                                                  -----------        -----------        -----------

        Net increase (decrease) in cash                                              (670,077)            59,274            538,085

Cash at beginning of year                                                           1,711,563          1,041,486          1,100,760
                                                                                  -----------        -----------        -----------
Cash at end of year                                                               $ 1,041,486        $ 1,100,760        $ 1,638,845
                                                                                  ===========        ===========        ===========

Supplemental disclosure of noncash investing and financing transactions:

   Notes payable assumed by a related party recorded as additional
      paid-in capital                                                             $        --        $        --        $   542,234
                                                                                  ===========        ===========        ===========
   Equipment purchased with notes payable                                         $   535,277        $   405,277        $   114,700
                                                                                  ===========        ===========        ===========

Supplemental disclosure of cash flow information:
   Cash paid for income taxes                                                     $                  $ 1,148,754        $   458,553
                                                                                  ===========        ===========        ===========
   Cash paid for interest                                                         $    63,919        $    72,336        $    51,290
                                                                                  ===========        ===========        ===========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     THE COMPANY

     Copenhagen Utilities & Construction, Inc. (the "Company"), an Oregon corporation since 1975, operates in Oregon, Washington, California and Nevada. The Company is a provider of installation, design, engineering and maintenance services for the telecom industry. The Company also provides installation services for gas and water utilities. The Company is located in Clackamas, Oregon and Sacramento, California.

     These financial statements include the accounts of a special purpose entity, Excel Equipment LLC, and is owned by the same shareholders as the Company. On December 31, 1998, in preparation for the sale of the outstanding shares of stock of the Company as discussed in Note 13, substantially all assets of Excel were transferred to the Company, and the Company assumed a portion of the Company's long-term debt. In connection with this transfer amounts owing related entities by Excel totaling $542,234 was not assumed by the Company and accordingly, was recorded as a contribution of capital.

     Following is a summary of the Company's significant accounting policies:

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents. The cost of these investments approximates fair value. At times, temporary cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Companies deposits in high credit quality investments with reputable financial institutions.

     SHORT-TERM INVESTMENTS

     Short-term investments are stated at fair market value as of the balance sheet date. Unrealized holding gains or losses are reported in the balance sheet as a separate component of stockholders' equity until realized. Realized gains and losses are included in operations.

     The Company reported no unrealized gains or losses as the market value of short-term investments approximated their cost at December 31, 1997 and 1998.

     ACCOUNTING FOR LONG-TERM CONTRACTS

     The accompanying financial statements have been prepared using the percentage-of-completion method of accounting for long-term contracts. This accounting method provides for the recognition of revenue on contracts which are not yet completed. The amount of revenue recognized is based on the percentage that contract costs incurred to date bear to estimated total contract costs, except that anticipated losses are recognized in their entirety without reference to percentage-of-completion. Contract costs include all subcontracts, direct labor and benefits, materials and allocated equipment and indirect costs.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     The Company allocates equipment and indirect costs to each contract based on equipment usage and direct labor rates. These rates are reviewed and adjusted periodically to reflect changes in the Company's total equipment and indirect costs.

     Revisions in estimated costs and earnings are reported in the accounting period in which the facts requiring revisions become known.

     Profits and losses from service and minor installation contracts are recognized in the period the work is completed.

     OPERATING CYCLE

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion, although this may require more than one year.

     VEHICLES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Vehicles, equipment and leasehold improvements are stated at cost. Maintenance and repairs of a routine nature are charged to operations as incurred; additions and improvements are capitalized. Gains and losses from sales or retirements are included in operations.

     Depreciation is computed by accelerated methods over the estimated useful lives of the related assets, which are as follows:

              Construction vehicles and equipment                5 years
              Office furniture and equipment                     5 to 7 years
              Leasehold improvements                             15 years

     Amortization of leasehold improvements is classified as depreciation expense for financial reporting.

     INCOME TAXES

     Deferred income taxes are provided for the expected future income tax effect of differences between the tax basis of assets and liabilities and their financial reporting amounts. At the balance sheet date, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     CONCENTRATIONS OF CREDIT RISK

     The Company's cash and accounts receivable subject the Company to concentrations of potential credit risk. The Company limits its risk by depositing cash only with established financial institutions which maintain high credit standings. The Company limits its exposure to losses on accounts receivable by maintaining a broad customer base and performing the majority of its contracts for public agencies.

     The Company has a long-term service contract to provide service for one major customer. The Company had total revenues of $10,197,923, $16,521,016 and $15,219,596 for fiscal years 1996, 1997 and 1998, which comprises approximately 30%, 34.2% and 43.5%, respectively.

2.   SHORT-TERM INVESTMENTS:

     Short-term investments at December 31, 1997 and 1998 consist of municipal bonds with an approximately 5.60% effective annual yield. The market value of these investments approximated cost at December 31, 1997 and 1998.

3.   ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:

                                                          1997               1998

      Construction contracts                           $ 4,134,239        $ 3,533,164

      Retainage on construction contracts                1,398,669            457,438
                                                  -----------------  ----------------

                                                         5,532,908          3,990,602

      Less allowance for uncollectible accounts             10,000             10,000
                                                  -----------------  ----------------

                                                       $ 5,522,908        $ 3,980,602
                                                  ================   ================

     Retainage billed but not due until contract completion is $1,398,669 and $457,438 at December 31, 1997 and 1998. The Company expects to collect the retainage over the next year upon contract completion.

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4.   LONG-TERM CONTRACTS IN PROGRESS:

     Following is a summary of long-term contracts in progress:


                                                            1997                                 1998
                                            --------------------------------      -------------------------------
                                              ESTIMATED                             ESTIMATED
                                                TOTAL             CONTRACT            TOTAL            CONTRACT
                                               CONTRACT           TO DATE           CONTRACT           TO DATE
                                            -------------       ------------      -------------      ------------
      Contract costs                         $ 43,967,855       $ 30,758,952       $ 45,321,883      $ 42,768,316
      Gross profit                              6,403,291          3,318,369          9,450,258         9,111,308
                                             ------------       ------------       ------------      ------------

         Contract revenue                    $ 50,371,146         34,077,321       $ 54,772,141        51,879,624
                                             ============                          ============

      Less billings                                              (32,419,309)                         (49,912,322)
                                                                ------------                         ------------

         Net underbillings                                      $  1,658,012                         $  1,967,302
                                                                ============                         ============


                                                                     1997               1998
      Costs and estimated earnings in excess
        of billings on uncompleted contracts                      $ 2,438,416        $ 2,217,739
      Billings in excess of costs and estimated
        earnings on uncompleted contracts                            (780,404)          (250,437)
                                                                  -----------        -----------

                                                                  $ 1,658,012        $ 1,967,302
                                                                  ===========        ===========


5.   VEHICLES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Vehicles, equipment and leasehold improvements:


                                                         1997             1998
      Construction vehicles and equipment             $5,633,278       $5,995,829
      Office furniture and equipment                     338,780          500,407
      Leasehold improvements                             126,786          126,786
                                                      ----------       ----------

                                                       6,098,844        6,623,022

      Less accumulated depreciation                    3,999,986        4,787,593
                                                      ----------       ----------

                                                      $2,098,858       $1,835,429
                                                      ==========       ==========

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)





6.   LINE OF CREDIT:

     The Company maintains an operating line of credit agreement with U.S. Bank which renews annually in May. Funds are available to a maximum of $750,000, subject to availability of collateral (80% of eligible accounts receivable). Borrowings under this agreement bear interest at the bank's prime lending rate. There were no outstanding borrowings under the line of credit agreement at December 31, 1997 or 1998.

     The line of credit agreement contains certain restrictive covenants related to the Company's current ratio, net worth and debt to equity ratio. The Company was in compliance with all requirements at December 31, 1998.

     The Company maintains a term-financing line of credit agreement with U.S. Bank for equipment acquisitions. Under this agreement, the Company may borrow up to $750,000 (not to exceed 80% of the sales price of equipment acquired). Borrowings bear interest at the bank's prime lending rate plus one-half percent (8.25% and 8.75% at December 31, 1997 and 1998). Loans are amortized over three to five years. There were no outstanding borrowings under the equipment line of credit agreement at December 31, 1997 or 1998.

7.   LONG-TERM DEBT:

     Long-term debt consists of the following at December 31,:

                                                                                          1997           1998
      Contracts payable to Case Credit Corporation (12) and
        Western Traction Company (1) in aggregate monthly average
         installments of $11,775, including interest ranging from 6%
         to 7.90%; maturing in November 1999; collateralized by
         construction equipment                                                           $284,138       $157,396

      Related party long-term debt:
        Leota Johnson, monthly installments of $3,533, including
          interest of 7.5%; maturing in February 2010                                      353,470             --
        Johnson Family Trust monthly installments of $2,581, including
          interest of 7.5%; maturing in February 2010                                      258,692             --
                                                                                      ------------   ------------

                                                                                           896,300        157,396

      Less amount due within one year                                                       61,023        129,364
                                                                                      ------------   ------------

                                                                                          $835,277       $ 28,032
                                                                                      ============   ============

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




8.   INCOME TAXES:

     The income tax provision (benefit) reported in the accompanying statements of operations and retained earnings consist of the following for the years ended December 31:

                          1996                                    1997                                     1998
           ------------------------------------   -------------------------------------   --------------------------------------
            CURRENTLY     DEFERRED                 CURRENTLY     DEFERRED                  CURRENTLY      DEFERRED
             PAYABLE      PROVISION                 PAYABLE      PROVISION                  PAYABLE       PROVISION
           (RECEIVABLE)   (BENEFIT)     TOTAL     (RECEIVABLE)   (BENEFIT)      TOTAL     (RECEIVABLE)     BENEFIT       TOTAL
           ------------   ---------   ---------   ------------   ---------    ---------   ------------    --------      --------
Federal      $ 632,000    $(11,000)   $ 621,000     $ 790,000    $  8,000     $ 798,000     $(71,000)     $  2,000      $(69,000)
State          129,000      (1,000)     128,000        99,000       3,000       102,000                     (7,000)       (7,000)
             ---------    --------    ---------     ---------    --------     ---------     --------      --------      --------

             $ 761,000    $(12,000)   $ 749,000     $ 889,000    $ 11,000     $ 900,000     $(71,000)     $ (5,000)     $(76,000)
             =========    ========    =========     =========    ========     =========     ========      ========      ========
Effective
  tax rate                                 38.0%                                   36.1%                                   (32.2)%
                                        =======                                 =======                                  =======



     The income tax provision (benefit) result in effective rates which differ from the statutory federal income tax rate (34%) for the following reasons:

                                                           1996                 1997                1998
                                                  -------------------   -------------------    ------------------
Income tax at statutory federal income tax rate   $ 670,300    34.0 %   $ 846,800    34.0 %    $(80,400)  (34.0)%
State income taxes, net of federal benefit           84,400     4.3 %      68,800     2.8 %      (7,000)   (3.0)%
Permanent differences                                16,000     0.8 %      18,700     0.7 %      12,700     5.4 %
Fuel tax credit and other, net                      (21,700)   (1.1)%     (34,300)   (1.4)%      (1,300)   (0.6)%
                                                  ---------    ----     ---------    ----      --------   -----

                                                  $ 749,000    38.0 %   $ 900,000    36.1 %    $(76,000)  (32.2)%
                                                  =========    ====     =========    ====      ========   =====

     Deferred income taxes are recognized for the expected future income tax effect of differences between the tax bases of assets and liabilities and their financial reporting amounts (temporary differences). Following is a summary of temporary differences and the related deferred income tax effect as of December 31, 1997 and 1998:

COPENHAGEN UTILITIES & CONSTRUCTION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8.   INCOME TAXES, CONTINUED:

                                                                                    1997                           1998
                                                                        ----------------------------   ----------------------------
                                                                         AMOUNT OF         DEFERRED     AMOUNT OF         DEFERRED
                                                                         TEMPORARY        INCOME TAX    TEMPORARY        INCOME TAX
                       SOURCES OF TEMPORARY DIFFERENCES                 DIFFERENCES         EFFECT     DIFFERENCES         EFFECT
--------------------------------------------------------------------    -----------       ----------   -----------       ----------
Accrued insurance reserves                                               $  35,000         $  12,000    $  25,000         $  10,000
Allowance for uncollectible accounts receivable                             10,000             4,000       10,000             4,000
State tax net operating losses net of federal provision                                                   165,000             7,000
                                                                                           ---------                      ---------

      Deferred income tax benefit                                                          $  16,000                      $  21,000
                                                                                           =========                      =========


     Recoverable income taxes totaling $94,103 reported in the accompanying December 31, 1998 balance sheet result from federal and state estimated tax payments which exceeded the Company's current income tax obligations.

9.   OPERATING LEASE COMMITMENTS:

     The Company leases office and shop facilities in Clackamas, Oregon and Sacramento, California from its stockholders under lease agreements which require the Company to pay certain operating costs such as property taxes, insurance and utilities in addition to the basic rent.

     The combined rent commitment under these leases is $19,000 per month through February 2004, exclusive of operating costs.

     Rent expense charged to operations under all operating leases, including the leases with the Company's stockholders described above, totaled approximately, $1,291,000, $1,719,100 and $1,085,000 for 1996, 1997 and
     1998, respectively. Rent expense paid to a related party was $168,000 for each of the years ended 1996, 1997 and 1998.

10.  EMPLOYEE BENEFIT PLANS:

     RETIREMENT PLANS:

     The Company's hourly field employees and certain salaried employees participate in a multi-employer money purchase pension plan sponsored by the Associated General Contractors of America, Inc. Contributions charged to operations under this plan totaled approximately $628,000, $683,000 and $604,000 for 1996, 1997 and 1998, respectively.

     The Company maintains a defined contribution retirement plan under provisions of Internal Revenue Code Section 401(k) for its eligible employees not covered by the money purchase pension plan described above. The plan requires the Company to match 50% of employee contributions, to a maximum Company contribution of 3% of the employee's annual compensation (up to specified limits set by law). The plan also allows for discretionary contributions to be determined annually by the Company's Board of Directors. Contributions charged to operations under this plan totaled approximately, $55,000, $64,000 and $54,000, for the years ended December 31, 1996, 1997 and 1998, respectively.

     INCENTIVE BONUS PLAN:

     The Company has an incentive bonus plan for certain key employees under which the employees can share in profits which the Company earns in excess of predetermined norms. Bonuses earned under this formula have been paid or accrued as of year-end. Bonuses paid by the Company were $1,575,000, $4,035,000 and $5,218,500 during fiscal years 1996, 1997 and 1998, respectively.

11.  RECAPITALIZATION:

     In July 1997 the Company's stockholders recapitalized the Company by creating a second class of (nonvoting) capital stock to facilitate business succession plans. The stockholders exchanged 1,248 shares of $1 par value voting common stock for 2,496 of voting common stock and 59,904 shares of nonvoting common stock.

12.  CONTINGENCIES:

     The Company is a party to certain claims and suits arising out of the conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these matters will have a material adverse effect on its consolidated financial condition or operating results.

13.  SUBSEQUENT EVENT:

     On February 26, 1999, the stockholders of the Company sold all outstanding shares of stock to the Orius Corporation of West Palm Beach, Florida for cash and common stock.

                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Shareholder of
TEXEL Corporation and the
Board of Directors of Orius Corp.



In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of TEXEL Corporation (the Company) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland


May 14, 1999

                                TEXEL CORPORATION
                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                     -------




                                       ASSETS

                                                                              1997                1998
                                                                          ------------        ------------
       Current assets:
         Cash and cash equivalents                                        $  1,395,669        $  3,144,841
         Accounts receivable                                                 4,725,915           7,172,628
         Costs in excess of billings on uncompleted contracts                  177,080             644,353
         Prepaid expenses                                                       52,570                  --
                                                                          ------------        ------------

                  Total current assets                                       6,351,234          10,961,822

       Property and equipment, net                                             195,395             920,046
                                                                          ------------        ------------

                  Total assets                                            $  6,546,629        $ 11,881,868
                                                                          ============        ============


                               LIABILITIES AND SHAREHOLDERS' EQUITY

       Current liabilities:
         Accounts payable                                                 $    757,528        $  2,028,443
         Accrued expenses                                                      414,636             618,298
         Billings in excess of costs on uncompleted contracts                   40,351              73,153
                                                                          ------------        ------------

                  Total current liabilities                                  1,212,515           2,719,894

       Deferred rent                                                                --             198,065
                                                                          ------------        ------------

                  Total liabilities                                          1,212,515           2,917,959
                                                                          ------------        ------------

       Shareholders' equity:
         Common stock, par value $1.00, authorized 1,000 shares;
             issued and outstanding 400 shares                                     400                 400
         Additional paid in capital                                              1,600               1,600
         Treasury stock, 200 shares at cost                                    (24,000)            (24,000)
         Retained earnings                                                   5,356,114           8,985,909
                                                                          ------------        ------------

                  Total shareholders' equity                                 5,334,114           8,963,909
                                                                          ------------        ------------


                  Total liabilities and shareholders' equity              $  6,546,629        $ 11,881,868
                                                                          ============        ============


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                                TEXEL CORPORATION

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                     -------



                                                              1997                1998
                                                          ------------        ------------
       Contract and service revenue                       $ 21,832,078        $ 29,648,953

       Cost of sales                                        14,989,003          20,633,959
                                                          ------------        ------------

                  Gross profit                               6,843,075           9,014,994

       Selling, general and administrative expenses          1,265,074           1,862,802
                                                          ------------        ------------

                  Income from operations                     5,578,001           7,152,192


       Other (income) expense
         Interest income                                      (102,617)           (127,621)
         Other expense                                         101,730              88,145
                                                          ------------        ------------

       Net Income                                         $  5,578,888        $  7,191,668
                                                          ============        ============

Pro Forma Tax Provision (Unaudited):
  Income before income taxes                              $  5,578,888        $  7,191,668
  Pro forma provision for income taxes                       2,120,000           2,732,800
                                                          ------------        ------------
       Total                                              $  3,458,888        $  4,458,868
                                                          ============        ============


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                                TEXEL CORPORATION

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                     -------



                                                                                             1997               1998
                                                                                          -----------        -----------
       Cash flows from operating activities:
         Net income                                                                       $ 5,578,888        $ 7,191,668
         Adjustments to reconcile net income to net
          cash provided by operating activities:
          Depreciation                                                                         83,767            101,434
          Changes in:
            Accounts receivable                                                              (735,921)        (2,446,713)
            Prepaid expenses                                                                  (52,570)            52,570
            Billings in excess of costs                                                        40,351             32,802
            Accounts payable                                                                  193,091          1,270,915
            Accrued expenses                                                                   30,805            203,662
            Costs in excess of billings                                                       (97,607)          (467,273)
            Deferred rent                                                                          --            198,065
                                                                                          -----------        -----------

                   Net cash provided by operating activities                                5,040,804          6,137,130
                                                                                          -----------        -----------

       Cash flows from investing activities:
         Purchases of property and equipment                                                  (89,460)          (826,085)
                                                                                          -----------        -----------

                  Net cash used in investing activities                                       (89,460)          (826,085)
                                                                                          -----------        -----------

       Cash flows from financing activities:
         Distributions to stockholder                                                      (4,751,016)        (3,561,873)
                                                                                          -----------        -----------

                  Net cash used in financing activities                                    (4,751,016)        (3,561,873)
                                                                                          -----------        -----------

       Increase in cash and cash equivalents                                                  200,328          1,749,172

       Cash and cash equivalents, beginning of year                                         1,195,341          1,395,669
                                                                                          -----------        -----------

       Cash and cash equivalents, end of year                                             $ 1,395,669        $ 3,144,841
                                                                                          ===========        ===========






                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                                TEXEL CORPORATION
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                     -------







                                                              Additional
                                     Common       Common        Paid-in       Retained          Treasury
                                     Shares        Stock        Capital       Earnings            Stock           Total
                                  -----------   -----------   -----------   -----------       -------------    -----------
   Balance at January 1, 1997             400   $       400   $     1,600   $ 4,528,242       $     (24,000)   $ 4,506,242

   Net income                              --            --            --     5,578,888                  --      5,578,888

   Distributions to shareholder            --            --            --    (4,751,016)                 --     (4,751,016)
                                  -----------   -----------   -----------   -----------       -------------    -----------

   Balance at December 31, 1997           400           400         1,600     5,356,114             (24,000)     5,334,114

   Net income                              --            --            --     7,191,668                  --      7,191,668

   Distributions to shareholder            --            --            --    (3,561,873)                 --     (3,561,873)
                                  -----------   -----------   -----------   -----------       -------------    -----------

   Balance at December 31, 1998           400   $       400   $     1,600   $ 8,985,909       $     (24,000)   $ 8,963,909
                                  ===========   ===========   ===========   ===========       =============    ===========




                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------





1.       ORGANIZATION

         Texel Corporation (the "Company") was incorporated in 1983 under the laws of the Commonwealth of Virginia. The Company is a provider of premise wiring services, primarily in the Washington, D.C. metropolitan area. The Company's corporate headquarters are located in Reston, Virginia and as of April 30, 1999, the Company had two regional field offices in Columbia, Maryland and Richmond, Virginia.

         The shareholder of the Company has signed a definitive agreement to sell all of the Company's outstanding shares to Orius Corporation. The transaction is expected to close on May 24, 1999.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CONTRACT REVENUE

         The Company recognizes revenue from contracts in process on the percentage of completion method of accounting based on contract costs incurred to date compared with total estimated contract costs. Contract costs include all direct labor, material, subcontract, depreciation, and other direct project costs related to contract performance. General and administrative costs are charged to expense as incurred.

         Service revenue is recognized when the work is complete. This work is primarily short term and completed within five days or less.

         Revenues recognized in excess of amounts billed are classified as current assets under costs in excess of billings, and amounts billed in excess of revenues recognized to date are classified as current liabilities as billings in excess of costs. Contract retentions are included in accounts receivable.

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------





2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         INCOME TAXES

         The Company elected subchapter S-Corporation status effective
         January 1, 1984. As an S-Corporation, the shareholder reports profits or losses of the Company, for Federal and State income tax purposes, on his individual income tax return. As an S-Corporation, the Company was not subject to certain income taxes at the corporate level. Substantially all payments made to the shareholder are in the form of S-Corporation shareholder distributions. In conjunction with the sale of the Company's outstanding stock, the Company's S-Corporation filing status will be terminated and the Company will begin to be taxed as a C-Corporation for federal and state income tax purposes. Pro forma income taxes are calculated at a combined federal and state tax rate of 38%.

         CASH AND CASH EQUIVALENTS

         Cash equivalents are highly liquid short-term investments readily convertible into cash. Cash equivalents consist primarily of time deposits and certificates of deposit with various financial institutions. These investments are carried at cost, which approximates market and mature within 90 days and therefore are subject to minimal risk.

         PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in the income. Renewals and betterments are capitalized. Repairs and maintenance are charged to expense when incurred.

         Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

                 Furniture and fixtures                    7.5 years
                 Machinery and equipment                   5.5 years
                 Automobiles                               5.5 years
                 Computer software                         5.5 years
                 Leasehold improvements                   31.5 years

         Depreciation expense in 1997 and 1998 was $83,767 and $101,434, respectively.

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------




2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of the Company's assets and liabilities approximate fair value due to the short-term maturity of these financial instruments.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

3.       MAJOR CUSTOMERS

         Sales to individual customers representing more than 10% of total sales were approximately $5,933,000 and $11,246,000 in 1997 and 1998, respectively. These amounts represent sales to 2 and 3 customers, respectively.

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------




4.       ACCOUNTS RECEIVABLE

         Accounts receivable consisted of the following at December 31:

                                                  1997             1998
                                             ---------------   -------------

         Contract billings                   $     4,261,637   $   4,924,667
         Unbilled accounts receivable                360,083       1,845,201
         Retainage                                    44,012         345,424
         Rebates and other                            60,183          57,336
                                             ---------------   -------------

                    Total                    $     4,725,915   $   7,172,628
                                             ===============   =============

         The balances billed but not paid by customers pursuant to retainage provisions in customer contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balances at December 31, 1997 and 1998 are expected to be collected within twelve months of year end.

5.       PROPERTY AND EQUIPMENT

         Property and equipment, stated at cost, consisted of the following at December 31:

                                                                        1997              1998
                                                                    -----------        -----------
                  Leasehold improvements                            $     3,413        $   687,427
                  Automobiles                                           345,061            424,502
                  Machinery and equipment                               292,938            338,392
                  Computer software                                      83,891             83,891
                  Furniture and fixtures                                 50,598             67,774
                                                                    -----------        -----------
                                                                        775,901          1,601,986

                  Less accumulated depreciation                        (580,506)          (681,940)
                                                                    -----------        -----------

                              Property and equipment, net           $   195,395        $   920,046
                                                                    ===========        ===========

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------





6.       COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

                                                                1997               1998
                                                            -----------        -----------

         Costs incurred on uncompleted contracts            $   387,343        $ 2,673,895
         Billings on uncompleted contracts                     (250,614)        (2,102,695)
                                                            -----------        -----------

                                                            $   136,729        $   571,200
                                                            ===========        ===========

         Costs in excess of billings on
           uncompleted contracts                                177,080            644,353
         Billings in excess of costs on
           uncompleted contracts                                (40,351)           (73,153)
                                                            -----------        -----------

                                                            $   136,729        $   571,200
                                                            ===========        ===========


7.       LEASE COMMITMENTS

         The Company leases office space at various locations under noncancelable operating leases expiring through 2005. Each lease agreement provides for an annual escalation of 3%.

         Certain office space is leased from Trison LLC, a real estate company owned by the sole shareholder of the Company. The lease requires monthly payments of approximately $33,000 over a 7-year term, with a 5-year renewal option. Based on the terms of the lease, the Company received 10-month rent abatement in return for making necessary leasehold improvements to the office space. The rent abatement is recognized on a straight line basis over the term of the lease. Rent expense for office space for the year ended December 31, 1998 was $307,323.

                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------





7.       LEASE COMMITMENTS, continued

         Minimum rental payments due under noncancelable operating leases are as follows:



                                                                     Related
                                                                      Party        Other         Total
                                                                  -------------  ----------  --------------

         1999                                                     $     396,130  $   36,784  $      432,914
         2000                                                           396,130      18,059         414,189
         2001                                                           396,130      16,798         412,928
         2002                                                           396,130      17,303         413,433
         2003                                                           396,130       8,779         404,909
         Thereafter                                                     594,196          --         594,196
                                                                  -------------  ----------  --------------
                    Total future minimum lease payments           $   2,574,846  $   97,723  $    2,672,569
                                                                  =============  ==========  ==============


8.       ACCRUED EXPENSES

         Accrued expenses were comprised of the following at December 31:

                                                                      1997             1998
                                                                 --------------------------------
         Salaries, wages and benefits                            $       196,244  $       273,352
         Profit sharing                                                  115,304          177,399
         Vacation accrual                                                 49,448           59,012
         Other                                                            53,640          108,535
                                                                 ---------------  ---------------

                    Total                                        $       414,636  $       618,298
                                                                 ===============  ===============


                                TEXEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                     -------




9.       PROFIT SHARING PLAN

         A defined contribution retirement plan is maintained by the Company. All full-time employees who have attained the age of twenty-one and completed one year of service are eligible to participate in the plan. The participants may elect to make a contribution up to 15% of their compensation not exceeding $9,500 in 1998 as defined by the plan. The Company matches 20% of employee contributions up to 4% of the employee's compensation. Vesting of Company contributions occur ratably over a 7-year period. The Company also provides a discretionary contribution to the profit sharing plan. During 1997 and 1998, approximately $125,000 and $177,000, respectively, was expensed related to this contribution.

10.      OTHER RELATED PARTY TRANSACTIONS

         The president and sole shareholder of the Company is the 30% shareholder of Texel Systems, Inc., which is a company that performs certain phone and cable system installation services. The Company occasionally uses Texel Systems, Inc. as a subcontractor on its projects, and vice-versa. Total revenue and expense recorded by the Company for services provided to or obtained from Texel Systems, Inc. was approximately $44,000 and $173,000, respectively in 1998.

=================================================         ====================================================

YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS.  ORIUS HAS NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION DIFFERENT FROM THAT CONTAINED IN
THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER
TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY,                                          Shares
THESE SECURITIES IN ANY JURISDICTION WHERE THE
OFFER OR SALE IS NOT PERMITTED.  THE INFORMATION
IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE                                 [GRAPHIC OMITTED](sm)
OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS
PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE
SOLD.

               ------------------

                TABLE OF CONTENTS

                                             PAGE

Prospectus Summary........................     3
Risk Factors..............................     7
Use of Proceeds...........................    13                              COMMON STOCK
Dividend Policy...........................    13
Capitalization............................    14
Dilution..................................    15
Selected Pro Forma Financial Data.........    16
Selected Historical Financial Data........    23
Management's Discussion and Analysis of
   Financial Condition and Results of                                       ________________
   Operations.............................    25
Our Business..............................    32                               PROSPECTUS
Management................................    40                            ________________
Certain Transactions......................    43
Principal and Selling Stockholders........    45
Description of Capital Stock..............    46                             BT Alex. Brown
Shares Eligible for Future Sale...........    47
Plan of Distribution......................    48                     Banc of America Securities LLC
Experts...................................    49
Legal Matters.............................    50                     Morgan Keegan & Company, Inc.
Additional Information....................    51
Reports to Security Holders...............    51                         The Robinson-Humphrey
Index to Financial Statements.............   F-1                                Company

     UNTIL             , 1999 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK OFFERED
HEREBY, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION                          _______________, 1999
OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING
AS UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

=================================================         ====================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.


         Securities and Exchange Commission Registration Fee......................       $_______
         NASD Filing Fee..........................................................       $_______
         NYSE Listing Fee.........................................................       $_______
         Printing and Engraving Costs.............................................       $_______
         Accounting Fees and Expenses.............................................       $_______
         Legal Fees and Expenses..................................................       $_______
         Transfer Agent and Registrar Fees........................................       $_______
         Miscellaneous............................................................       $_______
                  Total...........................................................       $_______

--------------------
*  To be supplied by amendment.

         All amounts are estimated except for the SEC registration fee, the NASD filing fee and NYSE listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, Section 145 of the General Corporate Law of the State of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

         Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Company has adopted a provision in its Amended and Restated Certificate of Incorporation that provides for such limitation to the full extent permitted under Delaware law.

         The Company's Bylaws provides that the Company shall indemnify any director, officer or employee or any former director, officer or employee to the full extent permitted under Delaware law.

         The Company has acquired insurance with respect to, among other things, certain liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

         On February 26, 1999, an indirect subsidiary of the Registrant was merged with and into North American Tel-Com Group, Inc. ("NATG"). As a result of the merger, NATG became an indirect subsidiary of the Registrant. In the merger, each issued and outstanding share of NATG common stock was converted into one-tenth of one share of the Registrant's common stock and each issued and outstanding share of NATG preferred stock was converted into one-tenth of one share of the Registrant's preferred stock. As a result of the merger, 10,517,561 shares of NATG common stock were converted into ________________ shares of the Registrant's common stock and 100,000 shares of NATG Series A Preferred Stock were converted into 10,000 shares of Orius Series A Preferred Stock (the "Series A Stock"). The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         On the date of the merger, the Registrant also entered into certain subscription agreements to raise capital to complete additional acquisitions. The Registrant entered into a subscription agreement with HIG whereby HIG received 7,596.38 shares of Orius Series B Preferred Stock (the "Series B Stock") in exchange for $7,596,378. In addition, the Registrant entered into subscription agreements with a number of then existing stockholders of NATG and issued an aggregate amount of ___________ shares of Orius common stock to these stockholders in exchange for an aggregate sum of $2.4 million. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         On February 26, 1999, the Registrant consummated the acquisitions of Network Cabling Services, Inc., ("NCS"), Copenhagen Utilities & Construction, Inc. ("CUCI"), and DAS-CO of Idaho, Inc ("DAS-CO"). In connection with the acquisition of all of NSC's outstanding capital stock, the Registrant issued _______ shares of its common stock to the former NCS stockholders as partial consideration for the purchase. In connection with acquisition of all of CUCI's outstanding capital stock, the Registrant issued _______ shares of its common stock to the former CUCI stockholders as partial consideration for the purchase. In connection with the acquisition of all of DAS-CO's outstanding capital stock, the Registrant issued _______ shares of its common stock to a key employee of DAS-CO. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         On February 26, 1999, in connection with the completion of its new credit facility, the Registrant issued warrants (the "Warrants") to acquire ______ shares of its common stock to certain members of the loan syndicate. The securities issued in these transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         On May 24, 1999, the Registrant consummated the acquisitions of Texel Corporation ("Texel"). In connection with the acquisition of all of Texel's outstanding capital stock, the Registrant issued ______ shares of its common stock to the former Texel stockholder as partial consideration for the purchase. The securities issued in this transactions were intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         In connection with the consummation of this offering, the Series A Stock and the Series B Stock will be converted into shares of the Registrant's common stock and some or all of the Warrants may be exercised. The securities issued in those transactions are intended to be exempt from registration pursuant to Section 4(2) of the Securities Act.

         For all transactions listed in this Item other exemptions from registration under the Securities Act may also have been available.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
EXHIBITS:

         The following exhibits are filed as part of this registration statement:

         EXHIBIT
         NUMBER            DESCRIPTION
         -------           -----------
         1.1*     Form of Underwriting Agreement

         3.1*     Amended and Restated Certificate of Incorporation

         3.2*     Amended Bylaws

         4.1 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended Bylaws of the Registrant defining the rights of holders of the Registrant's common stock

         4.2*     Specimen certificate for the Registrant's common stock

         5.1* Form of Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the securities offered

         10.1 Employment Agreement, dated as of February 26, 1999, between William J. Mercurio and the Registrant

         10.2 Employment Agreement, dated as of February 26, 1999, between Joseph P. Powers and the Registrant

         10.3 Employment Agreement, dated as of February 26, 1999, between Robert Garrett and the Registrant

         10.4*    1999 Stock Option Plan, as amended

         10.5 Form of Indemnification Agreement, dated as of February 26, 1999, between the Registrant and each member of the Board of Directors

         10.6 Stock Exchange Agreement between North American Tel-Com Group, Inc. ("NATG") and Jeffery J. Ebersole, dated March 31, 1998

         10.7 Stock Exchange Agreement among NATG, David Mai and Frank Back, dated March 31, 1998

         10.8 Stock Exchange Agreement between NATG and Larry Bonadeo, dated March 31, 1998

         10.9 Stock Exchange Agreement between NATG and Bernard E. Czarnecki, dated March 31, 1998

         10.10 Stock Purchase Agreement among NATG and the Shareholders of U.S. Cable, Inc., dated June 30, 1998

         10.11 Stock Purchase Agreement between NATG and the Sole Shareholder of Burn-Techs, Inc., dated August 31, 1998

         10.12 Stock Purchase Agreement between NATG and the Sole Shareholder of State Wide CATV, Inc., dated August 31, 1998

         10.13 Stock Purchase Agreement among NATG and the Shareholders of CATV Subscriber Services, Inc., dated August 31, 1998

         10.14 Stock Purchase Agreement among NATG Holdings, LLC ("Holdings") and the Shareholders of Schatz Underground Cable, Inc., dated February 19, 1999

         10.15 Stock Purchase Agreement among Holdings and the Shareholders of DAS-CO of Idaho, Inc., dated February 20, 1999

         10.16 Stock Exchange Agreement among the Registrant, Holdings and the Shareholders of Copenhagen Utilities & Construction, Inc., dated February 20, 1999

         10.17 Stock Purchase Agreement among the Registrant, Holdings and the Shareholders of Network Cabling Services, Inc., dated February 23, 1999

         10.18    Stock Purchase Agreement among the Registrant, Holdings and
                  E. Scott Kasprowicz, dated May 24, 1999

         10.19    Credit Agreement, dated as of February 26, 1999

         10.20    First Amendment to Credit Agreement, dated as of May 24, 1999

         10.21    Warrant Agreement, dated as of February 26, 1999

         21.1     Subsidiaries of the Company

         23.1*    Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5 of this Registration Statement)

         23.2     Consent of PricewaterhouseCoopers LLP

         23.3     Consent of BDO Seidman, LLP

         23.4     Consent of Milhouse, Martz & Neal, L.L.P.

         23.5     Consent of Williams, Young & Associates, LLC

         25.1 Power of Attorney (included on the signature page of this Registration Statement)

         27.1     Financial Data Schedule

         ---------------------------
         * To be filed by amendment

ITEM 17.  UNDERTAKINGS.

         The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that:

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Orius Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on the 28th day of May, 1999.

                                 ORIUS CORP.


                                    /s/ William J. Mercurio
                                 ----------------------------------------------
                                 By:      William J. Mercurio
                                 Its:     President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Mercurio, Robert E. Agres, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                 SIGNATURE                                         Title                           Date
                 ---------                                         -----                           ----
/s/ William J. Mercurio                       President, Chairman and Chief Executive
--------------------------------              Officer (Principal Executive Officer) and
William J. Mercurio                           Director                                         May 28, 1999



/s/ Robert E. Agres                           Vice-President Finance and Chief Financial
--------------------------------              Officer (Principal Financial and Principal
Robert E. Agres                               Accounting Officer)                              May 28, 1999



/s/ Jeffrey J. Ebersole                       Director                                         May 28, 1999
--------------------------------
Jeffrey J. Ebersole



/s/ Bernard E. Czarnecki                      Director                                         May 28, 1999
--------------------------------
Bernard E. Czarnecki



/s/ William Mullen                            Director                                         May 28, 1999
--------------------------------
William Mullen



/s/ Sami Mnaymneh                             Director                                         May 28, 1999
--------------------------------
Sami Mnaymneh



/s/ Douglas F. Berman                         Director                                         May 28, 1999
--------------------------------
Douglas F. Berman



/s/ Brian Schwartz                            Director                                         May 28, 1999
--------------------------------
Brian Schwartz




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